SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

[Amendment No.   ]

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☐	Soliciting Material under § 240.14a-12

MOODY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 6, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Moody’s Corporation to be held on Tuesday, April 16, 2013, at 9:30 a.m. EDT at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2012 is also enclosed.

On March 6, 2013, we mailed to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report and vote online. The Notice included instructions on how to request a paper or e-mail copy of the proxy materials, including the Notice of Annual Meeting, Proxy Statement, Annual Report, and proxy card or voting instruction card. Stockholders who requested paper copies of the proxy materials or previously elected to receive the proxy materials electronically did not receive a Notice and will receive the proxy materials in the format requested.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to review the proxy materials and hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone by using the instructions provided in the Notice. Alternatively, if you requested and received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person. Instructions regarding the three methods of voting are contained in the Notice or proxy card or voting instruction card.

Sincerely,

Henry A. McKinnell, Jr. Chairman of the Board	Raymond W. McDaniel, Jr. President and Chief Executive Officer

MOODY’S CORPORATION

7 World Trade Center

250 Greenwich Street

New York, New York 10007

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The 2013 Annual Meeting of Stockholders of Moody’s Corporation will be held on Tuesday, April 16, 2013, at 9:30 a.m. EDT at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.	To elect the Class III directors named in the Proxy Statement to serve a three-year term;

2.	To approve the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan;

3.	To approve the Amended and Restated 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan;

4.	To approve amendments to the Moody’s Corporation Restated Certificate of Incorporation to declassify the Board of Directors and provide for annual election of all directors;

5.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year 2013;

6.	To vote on an advisory resolution approving executive compensation; and

7.	To transact such other business as may properly come before the meeting.

The Board of Directors of the Company has fixed the close of business on February 20, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Jane B. Clark Corporate Secretary

March 6, 2013

IMPORTANT VOTING INFORMATION

Your Participation in Voting the Shares You Own Is Important

If you are the beneficial owner of your shares (meaning that your shares are held in the name of a bank, broker or other nominee), you may receive a Notice of Internet Availability of Proxy Materials from that firm containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting. If you received the proxy materials in paper form, the materials include a voting instruction card so you can instruct the holder of record how to vote your shares. The firm that holds your shares is not permitted to vote on the matters to be considered at the 2013 Annual Meeting of Stockholders, other than to ratify the appointment of KPMG LLP, unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card. For your vote to be counted in the election of directors, approval of the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan, approval of the Amended and Restated 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan, approval of the amendments to the Moody’s Corporation Restated Certificate of Incorporation, and on the advisory resolution approving executive compensation, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting.

Voting your shares is important to ensure that you have a say in the governance of the Company and to fulfill the objectives of the majority voting standard that Moody’s Corporation applies in the election of directors. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in the future of Moody’s Corporation.

More Information Is Available

If you have any questions about the voting of your shares or the proxy voting process in general, please contact the bank, broker or other nominee through which you hold your shares. The SEC also has a website (http://www.sec.gov/spotlight/proxymatters.shtml) with more information about voting at annual meetings. Additionally, you may contact the Company’s Investor Relations Department by sending an e-mail to ir@moodys.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 16, 2013

The Proxy Statement and the Company’s 2012 Annual Report to Stockholders are available at https://materials.proxyvote.com/615369. Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet as instructed in the Notice of Internet Availability of Proxy Materials. Alternatively, if you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. No postage is required if mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously returned your proxy or voting instruction card or voted by telephone or the Internet.

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PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF MOODY’S CORPORATION

General

This Proxy Statement is being furnished to the holders of the common stock, par value $.01 per share (the “Common Stock”), of Moody’s Corporation (“Moody’s” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use in voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 16, 2013, at 9:30 a.m. EDT at the Company’s principal executive offices located at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. To obtain directions to attend the Annual Meeting and vote in person, please contact the Company’s Investor Relations Department by sending an e-mail to ir@moodys.com. This Proxy Statement and the accompanying proxy card are first being made available to stockholders on or about March 6, 2013. Moody’s telephone number is (212) 553-0300.

Annual Meeting Admission

Stockholders will need an admission ticket to enter the Annual Meeting. For stockholders of record, an admission ticket is available over the Internet, or, if you requested paper copies, you will receive a printed proxy card and a printed admission ticket. If you plan to attend the Annual Meeting in person, please retain and bring the admission ticket.

If you are the beneficial owner of your shares (meaning that your shares are held in the name of a bank, broker or other nominee) and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership such as a bank or brokerage account statement, to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. An admission ticket is also available over the Internet. Stockholders who do not have admission tickets will be admitted following verification of ownership at the door.

Internet Availability of Proxy Materials

Under U.S. Securities and Exchange Commission (the “SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to stockholders. On March 6, 2013, we mailed to our stockholders (other than those who previously requested e-mail or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review our proxy materials, including this Proxy Statement and the Company’s Annual Report. These materials are available at: https://materials.proxyvote.com/615369. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Record Date

The Board of Directors has fixed the close of business on February 20, 2013 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 222,733,212 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share.

How to Vote

In addition to voting in person at the Annual Meeting, stockholders of record can vote by proxy by following the instructions in the Notice and using the Internet or by calling the toll-free telephone number that is available on the Internet. Alternatively, stockholders of record who requested a paper copy of the proxy materials, can vote by proxy by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

If your shares are held in the name of a bank, broker or other nominee, you may receive a Notice from that firm containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting. If you received the proxy materials in paper form, the materials include a voting instruction card so you can instruct the holder of record how to vote your shares.

Special Voting Procedures for Certain Current and Former Employees

Many current and former employees of the Company have share balances in the Moody’s Common Stock Fund of the Moody’s Corporation Profit Participation Plan (the “Profit Participation Plan”). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee or former employee will serve as a voting instruction for the trustee of the Profit Participation Plan, as well as a proxy for any shares registered in that person’s own name (including shares acquired under the Moody’s Corporation Employee Stock Purchase Plan and/or pursuant to restricted stock awards). To allow sufficient time for voting by the trustee, Profit Participation Plan voting instructions must be received by April 12, 2013. If voting instructions have not been received by that date, the trustee will vote those Profit Participation Plan shares in the same proportion as the Profit Participation Plan shares for which it has received instructions, except as otherwise required by law.

Quorum and Voting Requirements

The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee (such as a bank, broker or other nominee) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

Director Elections. Pursuant to the Company’s by-laws, the nominees for director are required to receive a majority of the votes cast with respect to such nominees in order to be elected at the Annual Meeting. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions have no effect on the election of directors. Brokers do not have discretionary authority to vote shares in the election of directors without instructions from the beneficial owner. Accordingly, shares resulting in broker non-votes, if any, are not votes cast and will have no effect on the outcome of director elections. In accordance with the Company’s Director Resignation Policy, each director subject to election at the Annual Meeting was required to submit a contingent resignation which the Board of Directors will consider, following a review and recommendation from the Governance and Compensation Committee, in the event that the director fails to receive a majority of the votes cast.

Amended and Restated 2001 Stock Incentive Plan and Amended and Restated 1998 Moody’s Directors’ Plan. The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Amended and Restated 2001 Moody’s Corporation Key

Employees’ Stock Incentive Plan (the “2001 Stock Incentive Plan”) and the Amended and Restated 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Moody’s Directors’ Plan”) under the Company’s by-laws. In addition, the New York Stock Exchange (“NYSE”) listing standards contain separate approval requirements applicable to the 2001 Stock Incentive Plan and the 1998 Moody’s Directors’ Plan. Under the NYSE listing standards, approval of the 2001 Stock Incentive Plan and the 1998 Moody’s Directors’ Plan requires the affirmative vote of the majority of votes cast, provided that the total votes cast on each plan represent over 50% of all shares entitled to vote. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the 2001 Stock Incentive Plan or the 1998 Moody’s Directors’ Plan, the abstention has the same effect as a vote against the plan under both the Company’s by-laws and the NYSE listing standards. Brokers do not have discretionary authority to vote shares on the 2001 Stock Incentive Plan or the 1998 Moody’s Directors’ Plan without instructions from the beneficial owner. Accordingly, shares resulting in broker non-votes, if any, are not entitled to vote on the 2001 Stock Incentive Plan or the 1998 Moody’s Directors’ Plan and have no effect on the outcome of the vote under the Company’s by-laws. Likewise, for purposes of the NYSE listing standards, broker non-votes are not considered votes cast and therefore have no effect on the outcome of the vote. However, for purposes of determining whether the total votes cast on the 2001 Stock Incentive Plan and the 1998 Moody’s Directors’ Plan represent over 50% of all shares entitled to vote, broker non-votes are considered entitled to vote and, therefore, have the practical effect of increasing the number of affirmative votes required to achieve over 50% of all shares entitled to vote under the NYSE listing standards.

Amendments to the Moody’s Corporation Restated Certificate of Incorporation. The affirmative vote of the holders of at least 80 percent in voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is necessary for approval of the proposed amendments to the Company’s Restated Certificate of Incorporation. Brokers do not have discretionary authority to vote shares on the amendments to the Company’s Restated Certificate of Incorporation. Abstentions and broker non-votes, if any, count as votes against the proposed amendments.

Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2013. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on this matter, the abstention has the same effect as a vote against the matter. Brokers have discretionary authority to vote shares on this matter if they do not receive instructions from the beneficial owner.

Advisory Resolution Approving Executive Compensation. The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the advisory resolution approving executive compensation. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on this proposal, the abstention has the same effect as a vote against the proposal. Brokers do not have discretionary authority to vote shares on this proposal without instructions from the beneficial owner. Accordingly, shares resulting in broker non-votes, if any, are not entitled to vote for the proposal and will have no effect on the outcome of the vote.

Proxies

The proxy provides that you may specify that your shares of Common Stock be voted “For,” “Against” or “Abstain” from voting with respect to the director nominees and the other proposals. The Board of Directors recommends that you vote “For” the director nominees named in this Proxy Statement, “For” the approval of the 2001 Stock Incentive Plan, “For” the approval of the 1998 Moody’s Directors’ Plan, “For” the approval of the proposed amendments to the Company’s Restated Certificate of Incorporation, “For” the ratification of the selection of the independent registered public accounting firm, and “For” the advisory resolution approving executive compensation. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in accordance with the recommendations of the Board of Directors.

It is not expected that any matter other than those referred to herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

Any stockholder of record who votes by telephone or the Internet or who executes and returns a proxy may revoke such proxy or change such vote at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, written notice of such revocation, (ii) casting a new vote by telephone or the Internet or by submitting another proxy that is properly signed and bears a later date or (iii) attending the Annual Meeting and voting in person. A stockholder whose shares are owned beneficially through a bank, broker or other nominee should contact that entity to change or revoke a previously given proxy.

Proxies are being solicited hereby on behalf of the Board of Directors. The cost of the proxy solicitation will be borne by the Company, although stockholders who vote by telephone or the Internet may incur telephone or Internet access charges. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone, telecopy, e-mail or otherwise. Such directors, officers and employees will not be specifically compensated for such services. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed approximately $15,000, plus reimbursement for out-of-pocket expenses. Arrangements may also be made with custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may seek to reduce duplicate mailings by delivering only one copy of the Company’s Proxy Statement and Annual Report, or Notice, as applicable, to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report, or Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, or Notice, as applicable, now or in the future, should submit his request to the Company by sending an e-mail to ir@moodys.com, by submitting a written request to the Company’s Investor Relations Department, at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007 or contacting the Company’s Investor Relations Department by telephone, at (212) 553-4857. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Statement and Annual Report, or Notice, as applicable, and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. Please note that if you wish to receive paper proxy materials for the 2013 Annual Meeting, you should follow the instructions contained in the Notice.

CORPORATE GOVERNANCE

In order to address evolving best practices and new regulatory requirements, the Board of Directors annually reviews its corporate governance practices and the charters for its standing committees. As a result of this review, during 2012 the Board amended the Company’s Corporate Governance Principles and the charters of its Governance and Compensation and Audit Committees. A copy of the Corporate Governance Principles is available on the Company’s website at www.moodys.com under the headings “About Moody’s—Investor Relations—Investor Relations Home—Corporate Governance—Other Governance Documents.” Copies of the

charters of the Governance and Compensation Committee, the Audit Committee, and the MIS Committee are available on the Company’s website at www.moodys.com under the headings “About Moody’s—Investor Relations—Investor Relations Home—Corporate Governance—Committee Charters.” Print copies of the Corporate Governance Principles and the committee charters may also be obtained upon request, addressed to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. The Audit Committee and the Governance and Compensation Committee assist the Board in fulfilling its responsibilities, as described below.

Board Meetings and Committees

During 2012, the Board of Directors met eight times and had four standing committees: an Audit Committee, a Governance and Compensation Committee, which also performs the functions of a nominating committee, an International Business Development Committee and the MIS Committee. All incumbent directors attended at least 88 percent of the total number of meetings of the Board and of all committees of the Board on which they served in 2012. The function of the International Business Development Committee is to evaluate possible opportunities outside of the United States and to recommend to the Board areas for business development. The members of the International Business Development Committee are Mr. Kist, Mr. McDaniel and Mr. Frederic Drevon, MD—Global Banking of Moody’s Investors Service (“MIS”). The International Business Development Committee met two times during 2012. The MIS Committee’s primary purpose is to oversee certain activities of the Company’s subsidiary, MIS, a nationally recognized statistical rating organization, pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to perform such other duties and responsibilities as may be assigned to it from time to time by the Board of Directors. All directors served as members of the MIS Committee in 2012. The MIS Committee met four times in 2012. Please refer to page 9 for additional information regarding the Audit Committee, and to page 10 for additional information regarding the Governance and Compensation Committee.

Directors are encouraged to attend the Annual Meeting. All of the individuals serving as directors at the time of the Company’s 2012 annual meeting attended the meeting.

Recommendation of Director Candidates

The Governance and Compensation Committee considers and makes recommendations to the Board regarding the size, structure, composition and functioning of the Board and is responsible for overseeing the processes for the selection and nomination of director candidates, and for developing, recommending to the Board for approval, and periodically reviewing Board membership criteria. The Governance and Compensation Committee will consider director candidates recommended by stockholders of the Company. In considering a candidate for Board membership, whether proposed by stockholders or otherwise, the Governance and Compensation Committee examines the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of the Company’s business, independence, the ability to represent diverse stockholder interests, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of any potential conflicts with the Company’s business and interests. The Governance and Compensation Committee also seeks to achieve a diversity of occupational and personal backgrounds on the Board. See “Qualifications and Skills of Directors” on page 15 for additional information on the Company’s directors. To have a candidate considered by the Governance and Compensation Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the stockholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his qualifications to be a director of the Company, and the candidate’s consent to be named as a director if selected by the Governance and Compensation Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. For the Company’s 2014 annual meeting, this deadline is December 17, 2013.

The Governance and Compensation Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on the Board. As described above, the Committee will also consider candidates recommended by stockholders on the same basis as those recommended by current directors and executives. The Governance and Compensation Committee also, from time to time, may engage firms that specialize in identifying director candidates for the Committee’s consideration.

Once a person has been identified by or for the Governance and Compensation Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Compensation Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance and Compensation Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates whom the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

Board Leadership Structure

The Company’s Corporate Governance Principles permit the roles of Chairman and Chief Executive Officer to be filled by a single person or different individuals. This flexibility allows the Board to review the structure of the Board periodically and determine whether or not to separate the two roles based upon the Company’s needs and circumstances from time to time.

Dr. McKinnell serves as Chairman of the Board and Mr. McDaniel serves as President and Chief Executive Officer of Moody’s Corporation. In 2011 and 2012, the Board discussed whether to separate the roles, taking into account numerous considerations that bear upon the issue, including stockholders’ support at the Company’s 2011 annual meeting of a stockholder proposal recommending that, whenever possible, the Company’s chairman be independent. In light of these considerations, the Board determined to appoint an independent Chairman of the Board. The Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance. The role and responsibilities of the Chairman of the Board are detailed in the Company’s Corporate Governance Principles.

Codes of Business Conduct and Ethics

The Company has adopted a code of ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions. The Company has also adopted a code of business conduct and ethics that applies to the Company’s directors, officers and employees. A current copy of each of these codes is available on the Company’s website at www.moodys.com under the headings “About Moody’s—Investor Relations—Investor Relations Home—Corporate Governance—Other Governance Documents.” A copy of each is also available in print to stockholders upon request, addressed to the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. The Company intends to satisfy disclosure requirements regarding any amendments to, or waivers from, the codes of ethics by posting such information on the Company’s website at www.moodys.com under the headings “About Moody’s—Investor Relations—Investor Relations Home—Corporate Governance—Other Governance Documents.”

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted independence standards which are set forth below, and are also included in the Company’s Corporate Governance Principles. The Board has determined that Mr. Anderson, Mr. Bermudez, Dr. Duffie, Mr. Glauber, Ms. Hill, Mr. Kist, Dr. McKinnell and Mr. Wulff, and thus a majority of the directors on the Board, are independent under these standards. The standards adopted by the Board incorporate the director independence criteria included in the NYSE listing standards, as well as additional criteria established by the Board. Each of the Audit Committee and the Governance and Compensation Committee is composed entirely of independent directors. In accordance with NYSE requirements and the independence standards adopted by the Board, all members of the Audit Committee meet additional heightened independence standards applicable to audit committee members.

An “independent” director is a director whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries (for purposes of this section, collectively referred to as the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1.	the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2.	(a) the director, or an immediate family member of the director, is a current partner of the Company’s outside auditor; (b) the director is a current employee of the Company’s outside auditor; (c) a member of the director’s immediate family is a current employee of the Company’s outside auditor and personally works on the Company’s audit; or (d) the director or an immediate family member of the director was in the past three years a partner or employee of the Company’s outside auditor and personally worked on the Company’s audit within that time;

3.	the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executive officers serves or served on the compensation committee at the same time;

4.	the director, or a member of the director’s immediate family, has received, during any 12-month period in the past three years, any direct compensation from the Company in excess of $120,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as an employee (other than an executive officer) of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5.	the director is a current executive officer or employee, or a member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years, has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6.	the director, or the director’s spouse, is an executive officer of a non-profit organization to which the Company or the Company foundation makes, or in the past three years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues. (Amounts that the Company foundation contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard.)

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

In assessing independence, the Board took into account that Mr. Anderson, Mr. Bermudez, Dr. Duffie, Mr. Glauber, Ms. Hill, Mr. Kist and Mr. Wulff each served during 2012, or currently serves, as directors, employees, or faculty members of entities that are rated or have issued securities rated by MIS, as listed in the

Company’s Director and Shareholder Affiliation Policy posted on the Company’s website under the headings “About Moody’s—Investor Relations—Corporate Governance—Other Governance Documents,” and that each such entity accounted for less than 1% of the Company’s 2012 revenue. The Board also took into account that, during the last three years, Moody’s purchased Cisco Systems, Inc. (“Cisco”) products through a third-party vendor. Ms. Hill is an employee of Cisco. Moody’s use of Cisco products predates Ms. Hill’s service on the Board. Payments that Moody’s made to the third-party vendor for these products accounted for significantly less than 1% of Moody’s and Cisco’s annual revenues in the last three years. The Board found nothing in the relationships to be contrary to the standards for determining independence as contained in the NYSE’s requirements and the Company’s Corporate Governance Principles. A copy of these standards is found in Attachment A to the Company’s Corporate Governance Principles on the Company’s website at www.moodys.com under the headings “About Moody’s—Investor Relations—Investor Relations Home—Corporate Governance—Other Governance Documents.”

The Board’s Role in the Oversight of Company Risk

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Governance and Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company and reviews the results of this assessment.

Under the oversight of the Board and its committees, the Chief Executive Officer has established an Enterprise-wide Risk Committee, comprised of the Chief Executive Officer and his direct reports, who review key risks and mitigation strategies. They receive information from a subcommittee consisting of representatives that executive management has selected from each of the Company’s major business units and support functions. The subcommittee is led by the Company’s Chief Risk Officer and the Chief Operational Risk Officer. In their capacities as Chief Risk Officer and Chief Operational Risk Officer, these two individuals report directly to both the Enterprise-wide Risk Committee and the Board. Among other things, this subcommittee is responsible for identifying and monitoring important existing and emerging risks to the achievement of the Company’s strategic and operative objectives; formulating appropriate polices and monitoring and reporting frameworks to support effective management of important risks; reviewing and evaluating the effectiveness of management processes and action plans to address such risks; advising on and recommending to executive management any significant actions or initiatives that they believe are necessary to effectively manage risk; and ensuring that activities of discrete risk management disciplines within the Company are appropriately coordinated. The Chief Risk Officer and the Chief Operational Risk Officer presented the subcommittee’s analysis to the Board at two meetings in 2012. Additionally, the Audit Committee and the Governance and Compensation Committee each reviewed relevant enterprise risks at separate meetings in 2012.

Significant risk issues evaluated by and/or major changes proposed by the Enterprise-wide Risk Committee and the Chief Risk Officer and Chief Operational Risk Officer are discussed at various Board meetings throughout the year.

Executive Sessions

The independent directors routinely meet in executive session at regularly scheduled Board meetings. Dr. McKinnell, the independent Chairman of the Board, establishes the agenda for and presides at these sessions and has the authority to call additional sessions as appropriate.

Communications with Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate with the Board of Directors or with all non-management directors as a group, or with a specific director or directors (including the Chairman of the Board), by writing to them c/o the Corporate Secretary of the Company at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary in the office of the Company’s General Counsel for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

Succession Planning

The Board and the Governance and Compensation Committee review succession planning annually in conjunction with the Board’s review of strategic planning.

Employee and Director Hedging Instruments

Employees and directors are prohibited from purchasing financial instruments that are designed to hedge or offset market value decreases of Moody’s equity securities granted as compensation or held directly or indirectly by the employees or directors.

Rule 10b5-1 Trading Plans

Our CEO and CFO, and certain other officers of the Company, enter into Rule 10b5-1 stock trading plans from time to time. These plans allow executives to adopt predetermined plans for trading shares of company stock in advance of learning any material non-public information. The use of these trading plans permits diversification, retirement and tax planning activities. The transactions under the plans will be disclosed publicly through Form 4 filings with the SEC.

THE AUDIT COMMITTEE

The Audit Committee represents and assists the Board of Directors in its oversight responsibilities relating to: the integrity of the Company’s financial statements and the financial information provided to the Company’s stockholders and others; the Company’s compliance with legal and regulatory requirements; the Company’s internal controls; the Company’s practices with respect to financial risk assessment and risk management, and the review of contingent liabilities and risks that might be material to the Company; and the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”), and the performance of the Independent Auditors and the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditors and, as such, the Independent Auditors report directly to the Audit Committee.

The Audit Committee has established a policy setting forth the requirements for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees, as well as any other audit services and specified categories of non-audit services, subject to certain pre-approved fee levels. In addition, pursuant to the policy, the Audit Committee has authorized its Chairman to pre-approve other audit and permissible non-audit services up to $50,000 per engagement and a maximum of $250,000 per year. The policy requires that the Audit Committee Chairman report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. For the year ended December 31, 2012, the Audit Committee or the Chairman pre-approved all of the services provided by the Company’s independent registered public accounting firm, which are described on page 33.

The members of the Audit Committee are Mr. Anderson (Chairman), Mr. Bermudez, Dr. Duffie, Mr. Glauber, Ms. Hill, Mr. Kist, Dr. McKinnell and Mr. Wulff, each of whom is independent under NYSE and SEC rules and under the Company’s Corporate Governance Principles. The Board of Directors has determined that each of Mr. Anderson, Mr. Glauber, Mr. Kist, Mr. Bermudez, Dr. McKinnell and Mr. Wulff is an “audit committee financial expert” under the SEC’s rules. The Audit Committee held eight meetings during 2012.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2012 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. In addition, the Audit Committee has discussed with KPMG LLP, which reports directly to the Audit Committee, the matters that independent registered public accounting firms must communicate to audit committees under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The Audit Committee also has discussed with KPMG LLP its independence from the Company, including the matters contained in the written disclosures and letter required by applicable requirements of the PCAOB regarding independent registered public accounting firms’ communications with audit committees about independence. The Audit Committee also has discussed with management of the Company and KPMG LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether the rendering of non-audit services by KPMG LLP to the Company is compatible with maintaining the independence of KPMG LLP from the Company.

Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The Audit Committee

Basil L. Anderson, Chairman

Jorge A. Bermudez

Darrell Duffie

Robert R. Glauber

Kathryn M. Hill

Ewald Kist

Henry A. McKinnell, Jr.

John K. Wulff

THE GOVERNANCE AND COMPENSATION COMMITTEE

The role of the Governance and Compensation Committee is to identify and evaluate possible candidates to serve on the Board and to recommend the Company’s director nominees for approval by the Board and the Company’s stockholders. The Governance and Compensation Committee also considers and makes recommendations to the Board of Directors concerning the size, structure, composition and functioning of the Board and its committees, oversees the evaluation of the Board, and develops and reviews the Company’s Corporate Governance Principles.

The Governance and Compensation Committee oversees the Company’s overall compensation structure, policies and programs, assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees, and assesses the results of the most recent vote on the Company’s advisory resolution approving executive compensation. The Committee also oversees the evaluation of senior management (including by reviewing and approving performance goals for the Company’s CEO and other executive officers, and by evaluating their performance against approved goals, which, with respect to the CEO, the Committee does in consultation with the Chairman of the Board) and oversees and makes the final decisions regarding compensation arrangements for the CEO and for certain other executive officers. The CEO makes recommendations to the Committee regarding the amount and form of executive compensation (except with respect to his compensation). For a description of this process, see the Compensation Discussion and Analysis (the “Compensation Discussion and Analysis” or “CD&A”), beginning on page 37. The Committee annually reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board. The Committee administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval, including the Company’s key employees’ stock incentive plans. The Committee is responsible for the overall administration of the Company’s employee benefit plans, programs and practices, and the Committee may delegate to management such responsibility for the administration of the Company’s employee benefit plans, programs and practices as the Committee deems appropriate. The Committee makes the final decisions regarding named executive officer compensation.

The Committee is empowered to retain, at the Company’s expense, such consultants, counsel or other outside advisors as it determines appropriate to assist it in the performance of its functions. In 2012, the Committee retained the services of Meridian Compensation Partners LLC, an independent compensation consulting company, to provide advice and information about executive and director compensation, including the competitiveness of pay levels, executive compensation design and governance issues, and market trends, as well as technical and compliance considerations. Meridian reports directly and solely to the Committee. Meridian exclusively provides executive and director compensation consulting services and does not provide any other services to the Company. The Committee regularly reviews the current engagements and the objectivity and independence of the advice that Meridian provides to the Committee on executive and director compensation. The Committee considered the six specific independence factors adopted by the SEC under Dodd-Frank, and other factors it deemed relevant, and the Committee found no conflicts of interest.

During 2012, management continued to engage Aon Hewitt as management’s compensation consultant. During 2012, Aon Hewitt worked with the Chief HR Officer and her staff to develop market data and to assist in the design and development of Moody’s executive compensation programs. The Committee takes into account that Aon Hewitt provides executive compensation-related services to management when it evaluates the information and analyses provided by Aon Hewitt.

The members of the Governance and Compensation Committee are Mr. Wulff (Chairman), Mr. Anderson, Mr. Bermudez, Dr. Duffie, Mr. Glauber, Ms. Hill, Mr. Kist, and Dr. McKinnell, each of whom is independent under NYSE rules and under the Company’s Corporate Governance Principles. The Governance and Compensation Committee met six times during 2012.

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE

The Governance and Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its oversight responsibility relating to, among other things, establishing and reviewing compensation of the Company’s executive officers. In this context, the Governance and Compensation Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis, beginning on page 37. Following the reviews and discussions referred to above, the Governance and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Governance and Compensation Committee

John K. Wulff, Chairman

Basil L. Anderson

Jorge A. Bermudez

Darrell Duffie

Robert R. Glauber

Kathryn M. Hill

Ewald Kist

Henry A. McKinnell, Jr.

RELATIONSHIP OF COMPENSATION PRACTICES TO RISK MANAGEMENT

When structuring its overall compensation practices for employees of the Company generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts the Company’s risk management practices. Attention is given to the elements and the mix of pay as well as seeing that employees’ awards align with stockholders’ value.

In order to assess whether the Company’s compensation practices and programs create risks that are reasonably likely to have a material adverse effect on the Company, management established a compensation risk committee led by the Chief Human Resources Officer, to assess the risk related to the Company’s compensation plans, practices and programs. As part of this review, the compensation risk committee assessed the following items: (i) the relative proportion of variable to fixed components of compensation, (ii) the mix of performance periods (short-term, medium-term and long-term), (iii) the mix of payment mechanisms (cash, options, restricted stock, performance shares), (iv) the performance metrics used, linking the creation of value and earnings quality and sustainability, (v) the process of setting goals, degree of difficulty, spreads between thresholds, targets and maximum payouts, (vi) the maximum payout levels and caps, (vii) the clawback policy, (viii) the retirement program design and (ix) the equity ownership and equity ownership guidelines. These items were assessed in the context of the most significant risks currently facing the Company, to determine if the compensation plans, practices and programs incentivize employees to take undue risks. The committee then took into account controls and procedures that operate to monitor and mitigate against risk. The Chief Human Resources Officer presented the compensation risk committee’s conclusions to the Governance and Compensation Committee.

The Governance and Compensation Committee reviewed these conclusions through a risk assessment lens. As a result of these reviews, the Company does not believe that the Company’s compensation practices and programs create risks that are reasonably likely to have a material adverse effect on the Company, nor does it believe that the practices and programs are designed to promote risk taking.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related person transactions, as defined in applicable SEC rules. Under SEC rules, related persons include any director, executive officer, any nominee for director, any person owning 5% or more of the Company’s Common Stock, and any immediate family members of such persons. In addition, under the Company’s Code of Business Conduct and Code of Ethics, special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in such conduct, such executive officers and directors must make full disclosure of all the facts and circumstances to the Company’s General Counsel and the Chairman of the Audit Committee, and obtain the prior written approval of the Audit Committee. All conduct is reviewed in a manner so as to (i) maintain the Company’s credibility in the market, (ii) maintain the independence of the Company’s employees and (iii) see that all business decisions are made solely on the basis of the best interests of the Company and not for personal benefit.

COMPENSATION OF DIRECTORS

The following table sets forth, for the fiscal year ended December 31, 2012, the total compensation of the non-management members of the Company’s Board of Directors.

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Basil L. Anderson	2012	$90,000	$130,000	—	—	—	—	$220,000
Jorge A. Bermudez	2012	75,000	130,000	—	—	—	—	205,000
Darrell Duffie	2012	95,000	130,000	—	—	—	—	225,000
Robert R. Glauber	2012	75,000	130,000	—	—	—	—	205,000
Kathryn M. Hill	2012	75,000	130,000	—	—	—	—	205,000
Ewald Kist	2012	95,000	130,000	—	—	—	—	225,000
Henry A. McKinnell, Jr.	2012	127,500	173,317	—	—	—	—	300,817
John K. Wulff	2012	95,000	130,000	—	—	—	—	225,000

(1)	In 2012, the Company’s non-management directors received an annual cash retainer of $75,000, payable in quarterly installments. The Chairmen of the Audit Committee, the Governance and Compensation Committee, the International Business Development Committee and the MIS Committee received an additional annual cash fee of $20,000, also payable in quarterly installments. The Lead Director received an additional annual cash fee of $20,000, also payable in quarterly installments. With the election of the Chairman in April 2012, the Chairman, who was formerly the Lead Director, received the Chairman’s fee of $50,000, payable in quarterly installments and ceased receiving Lead Director and Committee Chairman fees. There were no separate meeting fees paid in 2012.

A non-management director may elect to defer receipt of all or a portion of his annual cash retainer until after termination of service on the Company’s Board of Directors. Deferred amounts are credited to an account and receive the rate of return earned by one or more investment options in the Moody’s Corporation Profit Participation Plan as selected by the director. Upon a change in control of the Company, a lump sum payment will be made to each director of the amount credited to the director’s deferred account on the date of the change in control, and the total amount credited to each director’s deferred account from the date of the change in control until the date such director ceases to be a director, will be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer his annual retainer given on or before the date of the change in control, will be effective as of the date of the change in control rather than the end of the calendar year.

(2)	On February 13, 2012, the non-management directors, except Dr. McKinnell, received a grant of $130,000 worth of restricted stock issued from the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Directors Plan”) which was equal to 3,367 restricted shares of Common Stock. Also on February 13, 2012, Dr. McKinnell received a grant of $140,000 worth of restricted stock issued from the 1998 Directors Plan which was equal to 3,626 restricted shares of Common Stock and included an additional grant of approximately $10,000 for his service as Lead Director. On April 19, 2012, Dr. McKinnell received an additional grant of approximately $33,317 worth of restricted stock issued from the 1998 Directors Plan which was equal to 798 restricted shares of Common Stock. This grant was made in connection with his appointment as Chairman of the Board on April 16, 2012. The Governance and Compensation Committee authorized the grant of restricted stock awards for February 13, 2012 on December 12, 2011, and the grant was subsequently approved by the Board on December 13, 2011. The grant of restricted stock awards was effective on February 13, 2012, the third trading day following the date of the public dissemination of the Company’s financial results for 2011. Dr. McKinnell’s April 19, 2012 grant of restricted stock was recommended by the Governance and Compensation Committee on April 16, 2012 and subsequently approved by the Board on April 16, 2012. In each case, the number of restricted shares of Common Stock based on the award value has been computed in accordance with FASB ASC Topic 718.

The aggregate number of stock awards outstanding as of December 31, 2012 for each individual who served as a non-management director of the Company during 2012 was as follows:

Name	Number of Shares Underlying Options	Number of Shares of Unvested Restricted Stock
Basil L. Anderson	—	3,367
Jorge A. Bermudez	—	3,367
Darrell Duffie	—	3,367
Robert R. Glauber	—	3,367
Kathryn M. Hill	—	3,367
Ewald Kist	—	3,367
Henry A. McKinnell, Jr.	—	4,424
John K. Wulff	—	3,367

(3)	Perquisites and other personal benefits provided to each individual who served as a non-management director in 2012 were, in the aggregate, less than $10,000 per director. Each non-management director is reimbursed for travel, meals and hotel expenses incurred in connection with attending meetings of the Company’s Board of Directors or its committees. For the meetings held at the Company’s executive offices, the Company pays for travel for each non-management director and one guest of each director, as well as for their accommodations, meals, Company-arranged activities and other incidental expenses.

Stock Ownership Guidelines For Non-Management Directors

In July 2004, Moody’s adopted stock ownership guidelines for its executives, including the NEOs, and its non-management directors, encouraging them to acquire and maintain a meaningful stake in the Company. These guidelines were updated in July 2012. Moody’s believes that these guidelines encourage its executive officers and non-management directors to act as owners, thereby better aligning their interests with those of the Company’s stockholders.

•	The guidelines are intended to satisfy an individual’s need for portfolio diversification, while ensuring an ownership level sufficient to assure stockholders of their commitment to value creation.

•	Non-management directors are expected, within five years, to acquire and hold shares of the Company’s Common Stock equal in value to five times the annual cash retainer.

•	Restricted shares and shares owned by immediate family members or through the Company’s tax-qualified savings and retirement plans count toward satisfying the guidelines.

•	Stock options, whether vested or unvested, do not count toward satisfying the guidelines.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors has nominated Basil L. Anderson, Darrell Duffie, Ph.D., and Raymond W. McDaniel, Jr., for election as Class III directors, for a three-year term expiring in 2016. If elected, the nominees will hold office until each of their terms expires and until a successor is elected and qualified. All three nominees are currently members of the Board of Directors and were previously elected by the stockholders. The Governance and Compensation Committee evaluates the qualifications and skill of other potential candidates in light of the Board’s current composition and consideration of the Company’s current and future business and operations. The Company expects the nominees for election as director to be able to serve if elected. If a nominee is unable to serve, proxies will be voted for the election of such other person for director as the Board may recommend in the place of such nominee.

Qualifications and Skills of Directors

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Governance and Compensation Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future business and operations.

The Governance and Compensation Committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Corporate Governance Principles, include the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of the Company’s business, independence, the ability to represent diverse stockholder interests, judgment and integrity, the ability to commit sufficient time and attention to Board activities, and the absence of any potential conflicts with the Company’s business and interests. In addition, the Board and the Governance and Compensation Committee annually evaluate the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Board and the Governance and Compensation Committee seek a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board. This annual evaluation of the Board’s composition enables the Board and the Governance and Compensation Committee to update the skills and experience they seek in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Board and the Governance and Compensation Committee may identify specific skills and experience that they believe the Company should seek in order to constitute a balanced and effective board.

In considering and nominating incumbent directors for reelection to the Board, the Board and the Governance and Compensation Committee have considered a variety of factors. These include the nominee’s independence, financial literacy, personal and professional accomplishments, experience in light of the needs of the Company and past performance on the Board. With respect to the Company’s incumbent directors, the Board has determined that they have the following skills and qualifications that support their service on the Board:

(i)	Mr. Anderson has over a decade of experience as an executive officer, including as a chief financial officer, of several public companies where he held significant policy making positions. He also has experience as an operating executive in charge of an international business based in Paris, France. In addition, Mr. Anderson serves as a director with several NYSE or NASDAQ listed companies. As a result of these positions, he brings to the Board expertise as a strategist, management and operations experience, and a perspective on international business operations and corporate governance in the public company context;

(ii)	Dr. Duffie has significant expertise in a number of areas that are directly relevant to the Company’s core business operations and has experience as a consultant to financial services firms. He is a recognized expert in the behavior and performance of global credit and securities markets and his opinions regarding financial regulatory reform have been solicited by various arms of the US government, including the Senate Banking Committee, the US Treasury Department, the House Financial Services Committee, the Board of Governors of the Federal Reserve System, the US Commodity Futures Trading Commission, the SEC, the President’s National Economic Council and the New York Federal Reserve Bank. He also has authored a book on over-the-counter markets, two books on credit risk, and one book on bank failures and has published numerous academic research publications, articles and papers on asset and credit valuation and performance. This work allows Dr. Duffie to provide insight into various aspects of the Company’s business operations, the expanding nature of the work of MA and MIS and policy issues related to the financial services industry; and

(iii)	Mr. McDaniel, who is both President and Chief Executive Officer of the Company, began his career at the Company serving as a ratings analyst and has served in numerous capacities at the Company over the past three decades. As a result, he brings to the Board a deep understanding of the Company’s business and operations as well as a historical perspective on the Company’s strategy. Since 2005 he has also served as a director of John Wiley & Sons, Inc., which develops, publishes and sells products in print and electronic media for the educational, professional, scientific, technical, medical and consumer markets worldwide. This has helped to provide perspective on public company governance issues.

With respect to the continuing directors, the Board has considered the following:

(i)	Mr. Bermudez brings a history of executive experience at a major international financial services company. As the head of risk for a major global financial institution, he was involved in the debt restructuring of various sovereigns around the world. He also managed a global business with a presence in over 100 countries. As a result, Mr. Bermudez brings a deep understanding of credit risk, and years of financial expertise as well as risk management experience to the Board;

(ii)	Mr. Glauber has knowledge of financial services regulatory matters, acquired through his service as chairman, chief executive officer and president of the National Association of Securities Dealers. Mr. Glauber also served as Under Secretary of the Treasury for Finance, and served as a professor of Finance for 25 years. He therefore brings regulatory experience and insight on public policy issues to the Board;

(iii)	Ms. Hill has significant experience in business management and leading engineering and operations organizations. She currently is Senior Vice President, Executive Advisor of Cisco Systems Inc. She previously served as Cisco’s Senior Vice President, Development Strategy & Operations from 2009 to January 2012, and prior to that, as Senior Vice President of Cisco Systems’ Access Networking and Services Group, where she led the Access Routing, Ethernet Switching, Security, Wireless and Small Business technology groups. She brings extensive leadership experience and a strong background in information technology and business operations to the Board;

(iv)	Mr. Kist served as Chairman of the Executive Board of a major foreign financial services company for a number of years and held various executive officer positions, including president and vice chairman, at a major international bank. Accordingly, Mr. Kist brings to the Board financial expertise, and knowledge of the range of issues facing a large company operating in a regulated industry and a perspective on running a company with international operations;

(v)

Dr. McKinnell served for five years as the chief executive officer of a public pharmaceutical company with worldwide operations, and prior to that position, served as president, chief operating officer, chief financial officer and executive vice president. As a result of these positions, Dr. McKinnell brings to the Board financial expertise, management experience and leadership skills. In addition, because the pharmaceutical business, like the Company’s, operates in a highly regulated industry, Dr. McKinnell brings to the Board an appreciation of what a complex regulatory environment means for the Company’s operations. Dr. McKinnell has also served as a director of several public companies, contributing to his perspective on corporate governance matters; and

(vi)	Mr. Wulff also brings executive officer experience and financial expertise to the Board. He served as the chairman of a public company for several years. He also was the chief financial officer of a major chemical corporation for five years and, prior to holding that position, served as the company’s vice president and principal accounting officer. In addition, Mr. Wulff served as a partner at a major accounting firm and as a member of the Financial Accounting Standards Board. As a result of these positions, Mr. Wulff brings to the Board significant knowledge of accounting and financial reporting matters in addition to regulatory and senior management experience.

The Board of Directors recommends a vote FOR the election as directors of each of the Class III nominees listed below.

The principal occupation and certain other information (including age as of the date of this Proxy Statement) about the nominees and other directors of the Company whose terms of office continue after the Annual Meeting are set forth below.

DIRECTOR NOMINEES

Class III Directors Whose Terms Expire in 2016

Basil L. Anderson

Director since April 2004

Basil L. Anderson, age 67, is Chairman of the Audit Committee, and is a member of the Governance and Compensation and MIS Committees of the Board of Directors. Mr. Anderson served as Vice Chairman of Staples, Inc., an office products company, from September 2001 until his retirement in March 2006. Prior to joining Staples, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Campbell Soup Company from April 1996 to February 2001. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including Vice President and Chief Financial Officer from December 1993 to December 1995. Mr. Anderson currently is a director of Staples, Inc. (1997-present), Becton Dickinson (2004-present) and Hasbro, Inc. (2002-present). He served as director of CRA International Inc. until January 2010.

Darrell Duffie, Ph.D.

Director since October 2008

Darrell Duffie, Ph.D., age 58, is Chairman of the MIS Committee and is a member of the Audit and Governance and Compensation Committees of the Board of Directors. He is the Dean Witter Distinguished Professor of Finance at Stanford University Graduate School of Business and has been on the finance faculty at Stanford since receiving his Ph.D. from Stanford in 1984. He has authored books and research articles on topics in finance and related fields. Dr. Duffie is a member of The Federal Reserve Bank of New York Financial Advisory Roundtable, and the Board of The Pacific Institute of Mathematical Sciences, and is a Fellow and member of the Council of the Econometric Society and a Fellow of the American Academy of Arts & Sciences. Dr. Duffie served as a trustee of iShares Trust and a director of iShares, Inc. from 2008 to 2011 and was President of the American Finance Association in 2009.

Raymond W. McDaniel, Jr.

Director since April 2003

Raymond W. McDaniel, Jr., age 55, has served as the President and Chief Executive Officer of the Company since April 2012, and served as the Chairman and Chief Executive Officer from April 2005 until April 2012. He currently serves on the MIS and International Business Development Committees of the Board of Directors. Mr. McDaniel served as the Company’s President from October 2004 until April 2005 and the

Company’s Chief Operating Officer from January 2004 until April 2005. He has served as Chairman and Chief Executive Officer of Moody’s Investors Service, Inc., a subsidiary of the Company, since October 2007 and held the additional title of President from November 2001 to August 2007 and December 2008 to November 2010. Mr. McDaniel served as the Company’s Executive Vice President from April 2003 to January 2004, and as Senior Vice President, Global Ratings and Research from November 2000 until April 2003. He served as Senior Managing Director, Global Ratings and Research, of Moody’s Investors Service from November 2000 until November 2001 and as Managing Director, International from 1996 to November 2000. Mr. McDaniel currently is a Director of John Wiley & Sons, Inc.

CONTINUING DIRECTORS

Class I Directors Whose Terms Expire in 2014

Jorge A. Bermudez

Director since April 2011

Jorge A. Bermudez, age 61, is a member of the Audit, Governance and Compensation, and MIS Committees of the Board of Directors. He served as Chief Risk Officer of Citigroup, Inc., a global financial services company, from November 2007 to March 2008. Before serving as Chief Risk Officer, Mr. Bermudez was Chief Executive Officer of Citigroup’s Commercial Business Group in North America and Citibank Texas from 2005 to 2007. He served as Senior Advisor, Citigroup International from 2004 to 2006, as Chief Executive Officer of Citigroup Latin America from 2002 to 2004, Chief Executive Officer, eBusiness, Global Cash Management and Trade from 1998 to 2002 and Head of Citibank Corporate and Investment Bank, South America from 1996 to 1998. Mr. Bermudez joined Citigroup in 1975 and held leadership positions in other divisions, including equity investments, credit policy and corporate banking from 1984 to 1996. Mr. Bermudez currently is a director of the Electric Reliability Council of Texas (2010-present), and the Federal Reserve Bank of Dallas (2012-present). He served as a director of Citibank N.A. from 2005 to 2008, the Federal Reserve Bank of Dallas, Houston Branch from 2009 to 2011 and the Association of Former Students, Texas A&M University from 2006 to 2012.

Robert R. Glauber

Director since June 1998

Robert R. Glauber, age 74, is a member of the Audit, Governance and Compensation and MIS Committees of the Board of Directors. Mr. Glauber has served as an adjunct lecturer at the John F. Kennedy School of Government at Harvard University since July 2007 and as a senior advisor for Peter J. Solomon Company, an investment banking advisory firm, since November 2006. Mr. Glauber served as a visiting professor at Harvard Law School from January 2009 to June 2009 and from September 2006 to June 2007. Mr. Glauber served as Chairman of the National Association of Securities Dealers (NASD) from November 2001 to August 2006 and Chief Executive Officer from November 2000 to August 2006. From 1992 to October 2000, Mr. Glauber was an adjunct lecturer at the John F. Kennedy School of Government at Harvard University. From 1989 to 1992, Mr. Glauber served as Under Secretary of the Treasury for Finance. Prior to that, Mr. Glauber was a professor of finance at the Harvard Business School. Mr. Glauber currently serves as Chairman of XL Group PLC (member of the board from 2006-present) and Northeast Bancorp (member of board from January 2011-present) and is Vice Chairman of the Trustees of the International Accounting Standards Committee Foundation. He served as a director of Freddie Mac from 2006 until 2012.

Kathryn M. Hill

Director since October 2011

Kathryn M. Hill, age 56, is a member of the Audit, Governance and Compensation and MIS Committees of the Board of Directors. Ms. Hill has over 30 years of experience in business management and leading engineering and operations organizations. She joined Cisco Systems Inc. in 1997 and has served as its Senior Vice President, Executive Advisor since January 2012. From June 2009 to January 2012, she was Senior Vice President, Development Strategy & Operations for Cisco. Cisco designs, manufactures and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology industry and provides services associated with these products. Ms. Hill served as Senior Vice President of the Access Networking and Services Group from February 2008 to June 2009, where she led the Access Routing, Ethernet Switching, Security, Wireless and Small Business technology groups. Ms. Hill served as Senior Vice President of the Ethernet and Wireless Group from July 2005 to January 2008. Ms. Hill is a member of the Board of Trustees for the Anita Borg Institute for Women and Technology.

Class II Directors Whose Terms Expire in 2015

Ewald Kist

Director since July 2004

Ewald Kist, age 69, is Chairman of the International Business Development Committee and is a member of the Audit, Governance and Compensation and MIS Committees of the Board of Directors. Mr. Kist was Chairman of ING Groep N.V. (“ING Group”), a financial services company, from 2000 until his retirement in June 2004. Before serving as Chairman of ING Group, Mr. Kist was Vice Chairman from 1999 to 2000 and served as a member of the Executive Board from 1993 to 1999. Prior to the merger of Nationale Nederlanden and NMB Postbank Group to form ING Group in 1992, Mr. Kist served in a variety of capacities at Nationale Nederlanden beginning in 1969, including Chairman from 1991 to 1992, General Management—the Netherlands from 1989 to 1991 and President Nationale Nederlanden U.S. Corporation from 1986 to 1989. Mr. Kist currently is a director of The DSM Corporation (2004-present), Royal Philips Electronics (2004-present), and Stage Entertainment (2007-present). He served as a director of Dutch National Bank from 2004 until 2012.

Henry A. McKinnell, Jr., Ph.D.

Director since October 1997

Henry A. McKinnell, Jr., age 70, is Chairman of the Board of Directors and serves as a member of the Audit, Governance and Compensation and MIS Committees. As of February 2013, Dr. McKinnell became the Chief Executive Officer of Optimer Pharmaceuticals, Inc. He served as Chairman of the Board of Pfizer Inc., a pharmaceutical company, from May 2001 until his retirement in December 2006 and Chief Executive Officer from January 2001 to July 2006. He served as President of Pfizer Inc. from May 1999 to May 2001, and as President of Pfizer Pharmaceuticals Group from January 1997 to April 2001. Dr. McKinnell served as Chief Operating Officer of Pfizer Inc. from May 1999 to December 2000 and as Executive Vice President from 1992 to 1999. Dr. McKinnell currently is the Chairman of the Board of Optimer Pharmaceuticals, Inc. (member of board from January 2011- present), Emmaus Life Sciences, Inc. (member of the board from May 2010—present) and the Accordia Global Health Foundation (member of the board from September 2003-present). He is Chairman Emeritus of the Connecticut Science Center, and is a member of the Academic Alliance for AIDS Care and Prevention in Africa. He served as director of Angiotech Pharmaceuticals, Inc. until 2011, Pfizer Inc. and ExxonMobil Corporation until 2007 and John Wiley & Sons until 2005.

John K. Wulff

Director since April 2004

John K. Wulff, age 64, is Chairman of the Governance and Compensation Committee and serves as a member of the Audit and MIS Committees of the Board of Directors. Mr. Wulff is the former Chairman of the board of Hercules Incorporated, a manufacturer and supplier of specialty chemical products, a position held from December 2003 until Ashland Inc.’s acquisition of Hercules in November 2008. Mr. Wulff was first elected as a director of Hercules in July 2003, and served as interim Chairman from October 2003 to December 2003. Mr. Wulff served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation. During his 14 years with Union Carbide, Mr. Wulff also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was a partner with KPMG and predecessor accounting and consulting firms. Mr. Wulff currently is a director of Celanese Corporation (2006-present) and Chemtura Corporation (2009-present). He served as a director of Sunoco, Inc. from 2004 until 2012, Fannie Mae from December 2004 until 2008 and of Hercules Incorporated until 2008 as well.

ITEM 2—APPROVAL OF THE AMENDED AND RESTATED 2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN

On February 26, 2001, the Board of Directors adopted the 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan (the “2001 Stock Incentive Plan”), which became effective on April 23, 2001, and which provides for grants of stock options and other equity-based awards to key employees and consultants of the Company and its subsidiaries.

Subsequently, the 2001 Stock Incentive Plan has been amended and restated in 2004, 2007 and 2009. Some of the key changes made by these amendments have included: (i) limiting the total number of shares available for grants of awards other than stock options and stock appreciation rights, (ii) changing the definition of Change in Control to conform to the definition used in other Company incentive plans, (iii) providing greater specificity regarding grants of performance shares, (iv) adding to the performance criteria that may be used for performance-based awards, (v) eliminating liberal share counting features in determining the number of shares subject to the 2001 Stock Incentive Plan, (vi) adding minimum vesting periods for full value awards and (vii) prohibiting repricing of options and stock appreciation rights without stockholder approval. Most recently, the 2001 Stock Incentive Plan was approved by stockholders at the 2010 annual meeting held on April 20, 2010.

Proposed Amendment

On December 11, 2012, the Board of Directors approved the amendment and restatement of the 2001 Stock Incentive Plan in order to increase the number of shares that may be issued with respect to awards granted under the 2001 Stock Incentive Plan. In addition, the amendment and restatement modifies the Change in Control provisions of the 2001 Stock Incentive Plan. Previous awards were subject to “single-trigger” vesting upon a Change in Control. The amendment and restatement of the 2001 Stock Incentive Plan modifies this treatment for awards granted on or after January 1, 2013 to generally provide for “double-trigger” Change in Control vesting upon a termination without “cause” within the ninety-day period preceding or the twenty-four months following a Change in Control.

The 2001 Stock Incentive Plan currently has 35,600,000 shares of Common Stock reserved and made available for grant. As of December 31, 2012, approximately 8,748,171 shares remained available for issuance in connection with future grants under the 2001 Stock Incentive Plan. Of those 8,748,171 shares, only 5,742,287 remained available for issuance as full-value shares. As a result of the limited number of remaining shares available for new awards under the 2001 Stock Incentive Plan, and the limited number of shares available for grants of awards other than stock options, the Board of Directors believes that it is appropriate at this time to amend and restate the 2001 Stock Incentive Plan in order to reserve and make available for distribution 15,000,000 additional shares for future awards; of the 15,000,000 additional shares, not more than 14,000,000 shares (subject to adjustment in accordance with the provisions of Section 10 of the plan) will be available after the plan’s Effective Date for grants under the plan of unrestricted shares, restricted stock, restricted stock units, performance shares, or any other stock-based awards. As of December 31, 2012, there were 8,748,171 shares available for grant under the 2001 Stock Incentive Plan. If the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan is approved by stockholders, the total number of shares available will increase by 15,000,000, which increase represents 6.7% of the Company’s outstanding common equity as of December 31, 2012.

In asking stockholders to approve the 2001 Stock Incentive Plan, as amended and restated, the stockholders are also being asked to approve the material terms of the performance goals that may be used in granting Performance-Based Awards (as defined in the 2001 Stock Incentive Plan) in a manner that will enable the Company to claim a tax deduction for any amount paid by the Company that satisfies the requirements for “performance-based compensation” under Section 162(m) of the Tax Code.

A copy of the 2001 Stock Incentive Plan, as amended and restated, is attached to this Proxy Statement as Appendix A. The principal features of the 2001 Stock Incentive Plan, including the proposed amendments thereto, are described below, but such description is qualified in its entirety by reference to the complete text of the plan. The amendments to the 2001 Stock Incentive Plan will not become effective unless stockholder approval is obtained at the Annual Meeting.

Summary of the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan

General. The 2001 Stock Incentive Plan permits the granting of any or all of the following types of awards: (i) stock options, including incentive stock options (“ISOs”) and nonqualified stock options; (ii) stock appreciation rights (“SARs”), including limited stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; (v) performance shares; and (vi) other stock-based awards. After the proposed amendments take effect, the maximum number of shares that may be issued with respect to awards granted under the 2001 Stock Incentive Plan is 50,600,000 (subject to adjustment in accordance with the provisions under the caption “Adjustments Upon Certain Events” below), whether pursuant to ISOs or otherwise.

The 2001 Stock Incentive Plan limits the total number of shares that will be available for grants of unrestricted shares of Common Stock, restricted stock, restricted stock units, performance shares or any Other Stock-Based Awards (as defined in the 2001 Stock Incentive Plan, other than stock options and SARs) to 14,000,000 shares, of which all 14,000,000 will remain available for future grants from and after the plan’s Effective Date.

The maximum number of shares with respect to which awards of any and all types may be granted under the 2001 Stock Incentive Plan during a calendar year to any participant is limited, in the aggregate, to 800,000. The maximum amount payable pursuant to Performance-Based Awards denominated in cash granted to any one participant with respect to one fiscal year of the Company shall be $5,000,000. The aggregate number of shares treated as issued under the 2001 Stock Incentive Plan at any time shall equal only the number of shares issued upon exercise or settlement of an award. However, shares subject to an award under the 2001 Stock Incentive Plan may not again be made available for issuance under the 2001 Stock Incentive Plan if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares used to pay the exercise price of an option, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an award or (iv) shares repurchased on the open market with the proceeds of an option exercise. Shares which are subject to awards which terminate, expire, are forfeited or lapse and shares subject to awards settled in cash shall not count as shares issued under the 2001 Stock Incentive Plan and may be utilized again with respect to awards granted under the 2001 Stock Incentive Plan.

Eligibility. Key employees (excluding members of the Governance and Compensation Committee and any person who serves only as a director) of the Company and its Affiliates, who from time to time are responsible for the management, growth and protection of the business of the Company and its Affiliates, and consultants to the Company and its Affiliates, are eligible to participate in the 2001 Stock Incentive Plan. Approximately 1250 employees are currently eligible to participate in the 2001 Stock Incentive Plan. Since the adoption of the 2001 Stock Incentive Plan, no award has been granted thereunder to any consultant of the Company, its Subsidiaries or its Affiliates.

Administration. The 2001 Stock Incentive Plan is administered by the Governance and Compensation Committee of the Board of Directors. The Governance and Compensation Committee has the authority to select employees or consultants to whom awards are to be granted, to determine the number of options or other types of awards to be granted to such employees and consultants and to establish the terms and conditions of such awards. The Governance and Compensation Committee has the authority to interpret the 2001 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2001 Stock Incentive Plan, and to otherwise make any determination that it deems necessary or desirable for the administration of the 2001 Stock Incentive Plan. Members of the Governance and Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “outside directors” within the meaning of Section 162(m) of the Tax Code. The 2001 Stock Incentive Plan provides that if the CEO of the Company is a member of the Board of Directors, the Board of Directors may authorize him or her to grant awards of up to an aggregate of 200,000 shares in each year to participants who are not subject to the rules promulgated under Section 16 of the Exchange Act or “covered employees” as defined in Section 162(m) of the Tax Code, provided that the CEO must notify the Governance and Compensation Committee of any such grants. The Board of Directors has granted Mr. McDaniel, as CEO, this authority with respect to 200,000 shares for 2013 (subject to adjustment in accordance with the provisions under the caption “Adjustments Upon Certain Events” below). In 2011 and 2012, Mr. McDaniel awarded 36,268 and 23,712 shares, respectively, from his annual authorization of 200,000 shares.

Adjustments Upon Certain Events. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, reorganization, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of stock or other corporate exchange or similar transaction, or any distribution to stockholders of shares of Common Stock other than regular cash dividends, the Governance and Compensation Committee shall adjust the following to the extent necessary to achieve an equitable result: (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the 2001 Stock Incentive Plan or pursuant to the outstanding awards, (ii) the option price and/or (iii) any other affected terms of such awards. In the event of a Change in Control (as defined in the 2001 Stock Incentive Plan), awards granted under the 2001 Stock Incentive Plan after January 1, 2013, unless otherwise determined by the Governance and Compensation Committee through an award agreement or otherwise, if a participant’s employment is terminated without Cause (as defined in the 2001 Stock Incentive Plan) within the ninety-day period preceding and the twenty-four (24) months following a Change in Control, the following shall occur: (i) each outstanding Option and Stock Appreciation Right shall become immediately vested and exercisable; (ii) restrictions on Awards of Restricted Stock and Restricted Stock Units that are not Performance-Based Awards shall lapse; and (iii) Other Stock-Based Awards not described in clause (ii) shall become payable in such manner as shall be set forth in the Award agreement.

Stock Options. The 2001 Stock Incentive Plan provides that the option price pursuant to which Common Stock may be purchased shall be determined by the Governance and Compensation Committee, but shall not be less than the fair market value of the Common Stock on the date the option is granted. In addition, no ISO may be granted to any participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries, unless the exercise price thereof is at least 110% of the fair market value of the Common Stock on the date the option is granted. As of March 1, 2013, the closing price of the Common Stock was $48.93. The term of each option shall be determined by the Governance and Compensation Committee, but no option shall be exercisable more than 10 years after the date of grant (or five years after the date of grant with respect to any ISO granted to a participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries). Payment of the purchase price shall be in cash, in shares of Common Stock held for at least six months, partly in cash and partly in such shares, through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased, or through such other means as shall be prescribed in the award agreement. The Company currently intends that no option granted under the 2001 Stock Incentive Plan shall become exercisable in less than one year from the date of grant. If a participant’s employment terminates by reason of death or disability after the first anniversary of the date of grant, the option shall immediately vest in full and may be exercised during the five years after the date of death or disability or during the remaining stated term of the option, whichever period is shorter. If a participant retires after the first anniversary of the date of grant, the option may be exercised during the shorter of the remaining stated term of the option or five years after the date of retirement, but only to the extent such option was exercisable at the time of retirement or becomes exercisable during such post-retirement exercise period as if the holder of such option were still employed by the Company or an Affiliate. If a participant’s employment terminates for any reason (other than death, disability or retirement after the first anniversary of the date of grant), an unexercised option may be exercised during the period ending 30 days after the date of such termination, but only to the extent such option was exercisable at the time of termination. Notwithstanding the foregoing, the Governance and Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated without “cause” (as defined by the Governance and Compensation Committee) by the Company.

Stock Appreciation Rights. The Governance and Compensation Committee has the authority under the 2001 Stock Incentive Plan to grant SARs independent of or in connection with stock options. The 2001 Stock

Incentive Plan provides that the exercise price per share of a SAR shall be determined by the Governance and Compensation Committee, but shall not be less than the greater of (i) the fair market value of the Common Stock on the date the SAR is granted, or for a SAR granted in connection with an option or a portion thereof, the option price of the related option and (ii) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each SAR granted independently of an option entitles a participant to exercise the SAR in whole or in part and, upon such exercise, to receive from the Company an amount equal to the excess of the fair market value on the exercise date of one share of Common Stock over the exercise price per share, times the number of shares covered by the portion of the SAR so exercised. Each SAR granted in connection with an option or a portion thereof entitles a participant to surrender to the Company the unexercised option, or any portion thereof, and to receive in exchange therefor an amount equal to the excess of the fair market value on the exercise date of one share of Common Stock over the exercise price per share, times the number of shares covered by the option or portion thereof which is surrendered. Participants do not have any rights to dividends or other rights of a stockholder with respect to shares subject to a SAR until the occurrence of the exercise date, the issuance of shares pursuant to such exercise and, if applicable, the satisfaction of any other conditions imposed by the Governance and Compensation Committee pursuant to the 2001 Stock Incentive Plan. The maximum term of SARs is limited to 10 years.

No Repricing. No option or stock appreciation right may be repriced, regranted through cancellation, including cancellation in exchange for cash or other awards, or otherwise amended to reduce its option price or exercise price (other than with respect to adjustments made in connection with a transaction or other change in the Company’s capitalization as described in the provisions under the caption “Adjustments Upon Certain Events”) without the approval of the stockholders of the Company.

Other Stock-Based Awards. The Governance and Compensation Committee also has the authority under the 2001 Stock Incentive Plan to grant awards of unrestricted shares of Common Stock, restricted stock, restricted stock units, performance shares and other awards that are valued in whole or in part by reference to, or are otherwise based upon, the fair market value of the Common Stock. The terms and conditions of these Other Stock-Based Awards shall be determined by the Governance and Compensation Committee. The grant, issuance, retention, vesting and/or settlement of shares under any Other Stock-Based Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of shares under any Other Stock-Based Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that the Governance and Compensation Committee may provide for the satisfaction and/or lapse of all conditions under any such Other Stock-Based Award in the event of the participant’s death, disability or retirement or in connection with a Change in Control.

Performance-Based Awards. Other Stock-Based Awards may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Tax Code (“Performance-Based Awards”). A participant’s Performance-Based Award is based on the attainment of one or more pre-established, objective performance goals established in writing by the Governance and Compensation Committee (i) at a time when the outcome for that performance period is substantially uncertain and (ii) not later than 90 days after the commencement of the performance period to which the performance goal relates, but in no event after 25% of the relevant performance period has elapsed. The performance goals are based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; (xx) accuracy, stability, quality or performance of ratings; and (xxi) customer or investor satisfaction or value survey results. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, units, minority investments, partnerships, joint ventures, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Governance and Compensation Committee determines. To the degree consistent with Section 162(m) of the Tax Code, the Governance and Compensation Committee may appropriately adjust any evaluation of performance under the performance goal to (A) eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under the 2001 Stock Incentive Plan or any other compensation arrangement. The maximum amount payable pursuant to Performance-Based Awards denominated in cash granted to any one Participant with respect to one fiscal year of the Company shall be $5,000,000. A Participant may, if and to the extent permitted by the Governance and Compensation Committee and consistent with the provisions of Section 162(m) and 409A of the Tax Code, elect to defer payment of a Performance-Based Award until a fixed date or the date of Participant’s separation from service with the Company and its Affiliates (or six months following such separation if required by Section 409A of the Tax Code), as specified in the election to defer.

Restricted Stock and Restricted Stock Units. The 2001 Stock Incentive Plan provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted. Each grant of restricted stock and restricted stock units must be evidenced by an agreement in a form approved by the Governance and Compensation Committee. The vesting of a restricted stock award or restricted stock unit granted under the 2001 Stock Incentive Plan may be conditioned upon the completion of a specified period of employment with the Company or an Affiliate, upon attainment of specified performance goals, and/or upon such other criteria as the Governance and Compensation Committee may determine in its sole discretion. If a participant’s employment terminates by reason of death, disability or retirement after the first anniversary of the date of the award of restricted stock or restricted stock units, the restricted stock or restricted stock units will immediately vest in full and all restrictions on such awards will terminate. If a participant’s employment terminates for any reason other than death, disability or retirement, a participant’s unvested restricted stock and restricted stock units shall be forfeited. Notwithstanding the foregoing, the Governance and Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated without “cause” (as defined by the Governance and Compensation Committee) by the Company.

Except as provided in the applicable agreement, no shares of restricted stock may be assigned, transferred or otherwise encumbered or disposed of by the participant until such shares have vested in accordance with the terms of such agreement. If and to the extent that the applicable agreement so provides, a participant shall have the right to vote and receive dividends on the shares of restricted stock granted to him or her under the 2001 Stock Incentive Plan. Unless otherwise provided in the applicable agreement, any shares received as a dividend on such restricted stock or in connection with a stock split of the shares of restricted stock shall be subject to the same restrictions as the restricted stock. Restricted stock units may not be assigned, transferred or otherwise encumbered or disposed of by the participant until such restricted stock units have vested in accordance with the terms of the applicable agreement. Upon the vesting of the restricted stock unit (unless a deferral election as described in the following sentence has been made), certificates for shares shall be delivered to the participant or his or her legal representative on the last business day of the calendar quarter in which such vesting event occurs or as soon thereafter as practicable, in a number equal to the shares covered by the restricted stock unit. A Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Tax

Code, elect to defer receipt of his certificates beyond the vesting date until a fixed date or the date of the Participant’s separation from service with the Company and its Affiliates (or six months following such separation from service if required by Section 409A of the Tax Code), as specified in the election to defer.

Performance Shares. Each grant of Performance Shares shall be evidenced by an agreement providing for the payment of Shares conditioned upon attainment of specified performance goals, in form approved by the Governance and Compensation Committee. Performance Shares may not be assigned, transferred or otherwise encumbered or disposed of until the Governance and Compensation Committee has certified the extent to which the applicable performance goals have been met and certified the number of Shares to be paid. The number of Shares so certified shall be delivered to the Participant or his legal representative at such time after the end of the performance period as shall be prescribed in the award agreement. Upon a termination of employment by reason of death, disability or retirement, the participant has such rights, if any, as may be prescribed by the award agreement. Upon a termination of employment for any reason other than death, disability or retirement prior to the end of any applicable performance period, Performance Shares shall be forfeited, unless, subject to the minimum vesting rules described under the caption “Other Stock-Based Awards,” the Governance and Compensation Committee, in its sole discretion, shall determine otherwise.

Amendments to or Termination of the 2001 Stock Incentive Plan. The 2001 Stock Incentive Plan may be amended by the Board of Directors or the Governance and Compensation Committee, except that no amendment may be made which, without the approval of the stockholders of the Company, would (except as described under the caption “Adjustments Upon Certain Events”) increase the total number of shares reserved for purposes of the 2001 Stock Incentive Plan or change the maximum number of shares which may be granted to any participant, or that otherwise would require stockholder approval under NYSE rules or applicable law, or without the consent of a Participant, would impair any of the rights or obligations under any award previously granted to such Participant under the Plan. Subject to the foregoing, with respect to participants who reside or work outside of the United States and who are not, and who are not expected to be, “covered employees” (as defined in Section 162(m) of the Tax Code), the Governance and Compensation Committee may amend the terms of the 2001 Stock Incentive Plan or awards granted thereunder in order to conform such terms with the requirements of local law.

Transferability. Awards under the 2001 Stock Incentive Plan are not transferable otherwise than by will or by the laws of descent or distribution, except that the Governance and Compensation Committee may authorize stock options (other than ISOs) to be granted on terms which permit irrevocable transfer for no consideration by the participant to (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, parent-in-law, child-in-law or sibling-in-law, including adoptive relationships, of the participant, (ii) any trust in which these persons have more than 50% of the beneficial interest, (iii) any foundation in which these persons or the participant control the management of assets, and (iv) any other entity in which these persons or the participant own more than 50% of the voting interests. In addition, the Governance and Compensation Committee may waive the non-transferability provisions of the 2001 Stock Incentive Plan (except with respect to ISOs) to the extent that such provisions are not required under any law, rule or regulation applicable to the Company.

Effectiveness. The 2001 Stock Incentive Plan, as amended, became effective on December 11, 2012.

Federal Income Tax Consequences. The following is a discussion of certain U.S. federal income tax consequences relevant to participants in the 2001 Stock Incentive Plan who are subject to federal income tax and the Company. It is not intended to be a complete description of all possible tax consequences with respect to awards granted under the 2001 Stock Incentive Plan and does not address state, local or foreign tax consequences.

A participant who is granted a nonqualified stock option will not recognize income at the time the option is granted. Upon the exercise of the option, however, the excess, if any, of the fair market value of the stock on the date of exercise over the option price will be treated as ordinary income to the participant, and the Company will generally be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant. The participant will be entitled to a cost basis for the stock for income tax purposes equal to the amount paid for the stock plus the amount of ordinary income taxable at the time of exercise. Upon a subsequent sale of such stock, the participant will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for such stock.

A participant who is granted an ISO satisfying the requirements of the Tax Code will not recognize income at the time the option is granted or exercised. The excess of the fair market value over the option exercise price is, however, included in determining the participant’s alternative minimum tax as of the date of exercise. If the participant does not dispose of shares received upon exercise of the option for one year after exercise and two years after grant of the option (the “Holding Period”), upon the disposition of such shares the participant will recognize long-term capital gain or loss based on the difference between the option exercise price and the fair market value of shares on the date of disposition. In such event, the Company is not entitled to a deduction for income tax purposes in connection with the exercise of the option. If the participant disposes of the shares received upon exercise of the ISO without satisfying the Holding Period requirement, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the option over the exercise price or (ii) the amount realized upon the disposition of such shares over the exercise price. Any further appreciation is taxed as short-term or long-term capital gain, depending on the participant’s holding period. In such event, the Company would be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant.

Upon exercise of a SAR, a participant will recognize taxable income in the amount of the aggregate cash received. A participant who is granted unrestricted shares will recognize ordinary income in the year of grant equal to the fair market value of the shares received. In either such case, the Company will be entitled to an income tax deduction in the amount of such income recognized by the participant.

A participant will not recognize any income at the time an award of restricted stock, restricted stock units or performance shares is granted, nor will the Company be entitled to a deduction at that time. In the year in which restrictions on shares of restricted stock lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the participant paid for the shares. A participant may, however, elect within 30 days after receiving an award of restricted stock to recognize ordinary income in the year of receipt of the award, instead of the year of vesting, equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the participant paid for the shares. Similarly, upon the vesting of restricted stock units and performance shares, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received. With respect to awards of restricted stock, restricted stock units and performance shares, the Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income.

Section 162(m). The 2001 Stock Incentive Plan allows certain ISOs, nonqualified stock options, SARs and Other Stock-Based Awards to be treated as qualified performance-based compensation under Section 162(m) of the Tax Code. However, the Company may, from time to time, award compensation that is not deductible under Section 162(m) of the Tax Code.

Other. The amounts that will be received by participants in the future under the 2001 Stock Incentive Plan are not yet determinable, as awards are at the discretion of the Governance and Compensation Committee. The numbers of shares subject to options which were awarded in 2012 under the Company’s key employees’ stock incentive plans to each of the five executive officers named in the Summary Compensation Table are set forth in the table entitled “Grants of Plan-Based Awards Table,” which follows the Summary Compensation Table.

The Board of Directors recommends a vote FOR the approval of the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan and approval of the material terms of the performance goals set forth therein.

ITEM 3—APPROVAL OF THE AMENDED AND RESTATED 1998 MOODY’S CORPORATION NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

On June 17, 1998, the Board of Directors adopted the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (formerly, the 1998 Dun & Bradstreet Corporation Non-Employee Directors’ Stock Incentive Plan) (the “1998 Directors Plan”) which became effective on June 30, 1998 and which provides for grants of stock options, restricted stock and performance shares to non-employee members of the Board of Directors.

The 1998 Directors Plan was subsequently amended and restated by the Board of Directors as of September 30, 2000 in connection with the spin-off of Dun & Bradstreet.

On February 26, 2001, the Board of Directors approved the further amendment and restatement of the 1998 Directors Plan, which was approved by stockholders at the 2001 annual meeting, (i) to reserve and make available for distribution under the 1998 Directors Plan 200,000 additional shares for future awards, and (ii) to provide for a minimum one-year vesting requirement for any grant of restricted stock or performance shares.

The Company believes that the 1998 Directors Plan will continue to assist the Company in attracting and retaining highly qualified individuals to serve as directors and will also strengthen the commonality of interest between directors and stockholders.

Proposed Amendment

On December 11, 2012, the Board of Directors approved the further amendment and restatement of the 1998 Directors Plan, subject to stockholder approval at the Annual Meeting, in order to increase the number of shares that may be issued with respect to awards granted under the 1998 Directors Plan. The amendment and restatement also limits the number of Moody’s shares that may be subject to awards granted to any individual director in any calendar year, as described below.

The 1998 Directors Plan currently has 800,000 shares of Common Stock reserved and made available for distribution. As of December 31, 2012, approximately 98,685 shares remained available for issuance in connection with future grants under the 1998 Directors Plan. As a result of the limited number of remaining shares, the Board of Directors believes that it is appropriate at this time to amend and restate the 1998 Directors Plan in order to reserve and make available for distribution 900,000 additional shares for future awards. As of December 31, 2012, there were 98,685 shares available for grant under the 1998 Directors Plan. If the Amended and Restated 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan is approved by stockholders, the total number of shares available will increase by 900,000, which represents 0.4% of the Company’s outstanding common equity as of December 31, 2012.

A copy of the 1998 Directors Plan, as amended and restated, is attached to this Proxy Statement as Appendix B. The principal features of the 1998 Directors Plan, including the amendments thereto, are described below, but such description is qualified in its entirety by reference to the complete text of the plan. The amendments to the 1998 Directors Plan will not become effective unless stockholder approval is obtained at the Annual Meeting.

Summary of the 1998 Directors Plan

General. The 1998 Directors Plan permits the granting of awards in the form of non-qualified stock options, restricted stock or performance shares. After the proposed amendments take effect, the 1998 Directors Plan will provide for the issuance of 1,700,000 shares of Common Stock thereunder (subject to adjustment in accordance with the provisions under the caption “Adjustments Upon Certain Events” below). In no event shall the number of shares subject to awards granted to any eligible director in a calendar year exceed 20,000 Shares.

Eligibility. Any director of the Company who is not an employee of the Company or any of its subsidiaries as of the date that an award is granted is eligible to participate in the 1998 Directors Plan. All eight non-employee directors of the Company are eligible to participate in the 1998 Directors Plan.

Administration. The 1998 Directors Plan is administered by the Governance and Compensation Committee; provided, however, that any action permitted to be taken by the Committee may be taken by the Board of Directors, in its discretion. The Governance and Compensation Committee has the authority to determine the number of options or other types of awards to be granted to the participants in the 1998 Directors Plan and to establish the terms and conditions of such awards. The Governance and Compensation Committee has the authority to interpret the 1998 Directors Plan, to establish, amend and rescind any rules and regulations relating to the 1998 Directors Plan, and to otherwise make any determination that it deems necessary or desirable for the administration of the 1998 Directors Plan. Members of the Governance and Compensation Committee must be “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.

Adjustments Upon Certain Events. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of stock or other corporate exchange or similar transaction, or any distribution to stockholders of shares of Common Stock other than regular cash dividends, the Governance and Compensation Committee shall adjust the following to the extent necessary to achieve an equitable result: (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the 1998 Directors Plan or pursuant to the outstanding awards, (ii) the option price and/or (iii) any other affected terms of such awards. In the event of a Change in Control (as defined in the 1998 Directors Plan), awards granted under the 1998 Directors Plan shall accelerate as follows: (i) restrictions on awards of restricted shares shall lapse; (ii) each participant shall receive the target number of performance shares for the performance period in which the Change in Control occurs; and (iii) all stock options shall become immediately vested and exercisable.

Stock Options. The 1998 Directors Plan provides that the option price pursuant to which Common Stock may be purchased shall be determined by the Governance and Compensation Committee, but shall not be less than the fair market value of the Common Stock on the date the option is granted. As of March 1, 2013, the closing price of the Common Stock was $48.93. The term of each option shall be determined by the Governance and Compensation Committee, but no option shall be exercisable more than 10 years after the date of grant. Payment of the purchase price shall be in cash, in shares of Common Stock, partly in cash and partly in such shares, or through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased. If a non-employee director’s service terminates by reason of death after the first anniversary of the date of grant of an option, the option shall immediately vest in full and may be exercised during the five years after the date of death or during the remaining term of the option, whichever period is shorter. If a non-employee director retires or his or her service terminates by reason of disability after the first anniversary of the date of grant, the option may be exercised during the shorter of the remaining term of the option or five years after the date of retirement or termination of service by reason of disability, provided, however, that if the non-employee director dies within a period of five years after such termination of service, the unexercised portion of the option will immediately vest in full and may be exercised during the shorter of the remaining term or the period that is the longer of five years after the termination of service or one year after the date of death. If a non-employee director retires or his or her service terminates by reason of disability prior to the first anniversary of the date of grant, a pro rata portion of the option shall immediately vest in full and may be exercised thereafter during the shorter of the remaining term of the option or five years after the date of retirement or termination of service by reason of disability, and the portion of the option which is not so exercisable shall terminate as of the date of retirement or disability. Upon a termination of service for any other reason prior to the first anniversary of the date of grant, the option shall thereupon terminate.

Restricted Stock. The Governance and Compensation Committee may award restricted shares of Common Stock under the 1998 Directors Plan. The terms and conditions of any such awards shall be determined by the Governance and Compensation Committee, provided that any such award shall have a minimum one-year vesting requirement. Except as otherwise specified by the Governance and Compensation Committee, restricted stock granted under the 1998 Directors Plan may not be sold, transferred, pledged or assigned. Upon the termination of a non-employee director’s service for any reason (including by reason of death, disability or retirement), all shares of restricted stock as to which restrictions have not previously lapsed shall be forfeited. Any shares of restricted stock awarded under the 1998 Directors Plan will be registered in the non-employee director’s name and such non-employee director shall have voting rights and receive dividends with respect to any restricted stock that he or she receives under the 1998 Directors Plan. The 1998 Directors Plan provides that to the extent permitted by the Governance and Compensation Committee, a non-employee director may elect prior to the end of the calendar year preceding the commencement of the relevant services to defer receipt of any restricted stock granted under the 1998 Directors Plan beyond the vesting date until a fixed date or the date of the Participant’s separation from service with the Company and its Affiliates as specified in the election to defer.

Performance Shares. The Governance and Compensation Committee also may award performance shares under the 1998 Directors Plan. Prior to the commencement of a given performance period, the Governance and Compensation Committee shall establish performance goals for the Company for such performance period, as well as the number of performance shares that would be payable upon the attainment of various performance goals during such performance period. Any such award shall have a minimum one-year vesting requirement. As soon as practicable following a given performance period, a non-employee director shall receive unrestricted shares of Common Stock equal to the number of performance shares he or she earned during the performance period. A non-employee director who did not serve on the Board of Directors during an entire performance period shall receive a prorated number of shares based on the actual performance results and on the number of days during the performance period during which he or she served on the Board of Directors. The 1998 Directors Plan provides that to the extent permitted by the Governance and Compensation Committee, a non-employee director may elect to defer payment of any unrestricted shares payable as a result of any performance shares earned, provided that the election is made no later than June 30 of the year immediately preceding the year in which the unrestricted shares are to be paid.

Amendments to and Termination of the 1998 Directors Plan. The 1998 Directors Plan may be amended, altered or discontinued by the Governance and Compensation Committee, except that no amendment may be made which would impair the rights of any non-employee director under any award without the non-employee director’s consent. In addition, no amendment may be made without shareholder consent that otherwise would require stockholder approval under NYSE rules or applicable law.

Transferability. Awards under the 1998 Directors Plan are not transferable otherwise than by will or by the laws of descent or distribution, except that the Governance and Compensation Committee may authorize stock options to be granted on terms which permit irrevocable transfer for no consideration by a non-employee director to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, parent-in-law, child-in-law or sibling-in-law, including adoptive relationships, of the non-employee director, trusts for the exclusive benefit of these persons, and any other entity owned solely by these persons. In addition, the Governance and Compensation Committee may waive the non-transferability provisions of the 1998 Directors Plan to the extent that such provisions are not required under any law, rule or regulation applicable to the Company.

Effectiveness. The 1998 Directors Plan, as amended, became effective on December 11, 2012.

Federal Income Tax Consequences. The following is a discussion of certain U.S. federal income tax consequences relevant to participants in the 1998 Directors Plan who are subject to federal income tax and the Company. It is not intended to be a complete description of all possible tax consequences with respect to awards granted under the 1998 Directors Plan and does not address state, local or foreign tax consequences.

A non-employee director who is granted a non-qualified stock option pursuant to the 1998 Directors Plan will not recognize income at the time the option is granted. Upon the exercise of the option, however, the excess, if any, of the market value of the stock on the date of exercise and the option price will be treated as ordinary income to the non-employee director, and the Company will generally be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant. The non-employee director will be entitled to a cost basis for the stock for income tax purposes equal to the amount paid for the stock plus the amount of ordinary income taxable at the time of exercise. Upon a subsequent sale of such stock, the non-employee director will recognize short-term or long-term capital gain or loss, depending on his or her holding period for such stock.

A non-employee director will not recognize any income at the time an award of shares of restricted stock or performance shares is granted, nor will the Company be entitled to a deduction at that time. In the year in which restrictions on shares of restricted stock lapse, the non-employee director will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the non-employee director paid for the shares. A non-employee director may, however, elect within 30 days after receiving an award of restricted stock to recognize ordinary income in the year of receipt of the award, instead of the year of vesting, equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the non-employee director paid for the shares. Similarly, upon the vesting of performance shares, the non-employee director will recognize ordinary income in an amount equal to the fair market value of the shares received. With respect to awards of restricted stock and performance shares, the Company will be entitled to a tax deduction at the same time and in the same amount as the non-employee director recognizes income.

Other. The amounts that will be received by non-employee directors in the future under the 1998 Directors Plan are not yet determinable, as awards are at the discretion of the Governance and Compensation Committee. The numbers of shares subject to options which were awarded in 2012 under the 1998 Directors Plan to the current non-employee directors of the Company are set forth in the table entitled “Compensation of Directors” above. No other awards were granted in 2012 under the 1998 Directors Plan.

The Board of Directors recommends a vote FOR the approval of the Amended and Restated 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan.

The table below sets forth, as of December 31, 2012, certain information regarding the Company’s equity compensation plans (without giving effect to the approval of the 2001 Stock Incentive Plan or the 1998 Directors Plan, as amended and restated).

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	17,437,061	(1)	$42.82	11,925,557	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	17,437,061		$42.82	11,925,557

(1)	Includes 14,498,111 options and unvested restricted shares outstanding under the Company’s 2001 Key Employees’ Stock Incentive Plan, 1,472,041 options and unvested restricted shares outstanding under the Company’s 1998 Key Employees’ Stock Incentive Plan, and 27,993 options and unvested restricted shares outstanding under the 1998 Non-Employee Directors’ Stock Incentive Plan. This number also includes a maximum of 1,438,916 performance shares outstanding under the Company’s 2001 Key Employees’ Stock Incentive Plan, which is the maximum number of shares issuable pursuant to performance share awards assuming the maximum payout at 200% of the target award for shares granted in 2010 and 2011 and the maximum payout at 225% of the target award for performance shares granted in 2012. Assuming payout at target, the number of shares to be issued upon the vesting of performance shares is 679,345.

(2)	Does not reflect unvested restricted shares or performance share awards included in column (a) because these awards have no exercise price.

(3)	Includes 8,748,171 shares available for issuance as under the 2001 Stock Incentive Plan, of which all may be issued as options and 5,742,287 may be issued as restricted stock, performance shares or other stock-based awards under the 2001 Stock Incentive Plan and 98,685 shares available for issuance as options, shares of restricted stock or performance shares under the 1998 Directors Plan, and 3,078,701 shares available for issuance under the Company’s Employee Stock Purchase Plan. No new grants may be made under the 1998 Stock Incentive Plan, which expired by its terms in June 2008.

ITEM 4—APPROVAL OF AMENDMENTS TO THE MOODY’S CORPORATION RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD AND PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

After careful consideration and upon the recommendation of the Governance and Compensation Committee, which is comprised entirely of independent directors, the Board has unanimously adopted for approval by stockholders proposed amendments to the Company’s Restated Certificate of Incorporation to phase out the classification of the Board and provide for the annual election of directors and to revise related provisions of the Restated Certificate of Incorporation, as described below. The Board recommends that the Company’s stockholders vote FOR the approval of these amendments to the Restated Certificate of Incorporation.

Article Seventh of the Restated Certificate of Incorporation currently provides that the Board shall be divided into three classes, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board, and members of each class are elected to serve for staggered three-year terms.

The proposed amendments to the Restated Certificate of Incorporation provide for the annual election of directors for one-year terms, commencing upon expiration of the terms existing when the amendments become effective. If approved by the stockholders, the amendments would first apply to directors standing for election beginning with the 2014 annual meeting of stockholders, and the declassification of the Board would be phased in over a period of three years. The amendments would not shorten the existing terms of directors. Accordingly, directors who previously have been elected to three-year terms (including directors elected at this Annual Meeting) will be entitled to complete those terms, and thereafter they or their successors would be elected to one-year terms at each annual meeting of stockholders. Beginning with the 2016 annual meeting, the declassification of the Board would be complete, and the entire Board would stand for election annually for one-year terms. The amendments also provide that any newly created directorship that results from an increase in the number of directors after the effective date of the amendments would be elected for a term expiring at the next succeeding annual meeting of stockholders. Directors elected by the Board to fill vacancies would have the same remaining terms as that of their predecessors. In addition, Delaware law provides that directors serving on boards that are not classified may be removed for or without cause, whereas currently directors can be removed only for cause since the Board is classified. As required by Delaware law, the amendments would permit stockholders to remove directors elected to one-year terms with or without cause. Directors previously elected for and serving out the remainder of a three-year term would continue to be removable only for cause.

The general description of the amendments set forth above is qualified in its entirety by reference to the text of the amendments, which are attached as Appendix C to these proxy materials. Additions to the Restated Certificate of Incorporation are indicated by underlining, and deletions to the Restated Certificate of Incorporation are indicated by strike-outs.

In developing this proposal, the Board (including all members of the Governance and Compensation Committee) considered the views expressed by stockholders at the Company’s 2012 annual meeting in support of a stockholder proposal to adopt a declassified board structure. In this regard, the Board recognizes that many investors and commentators believe that the annual election of directors is the primary means for stockholders to influence corporate governance policies and hold directors accountable for implementing those policies.

The Board also considered the arguments in support of classified boards, as set forth in the Company’s proxy statement for its 2012 annual meeting. Among those considerations, classified boards provide a measure of protection against hostile acquisitions and proxy contests because they increase the time necessary to elect directors who constitute a majority of the board, thereby providing the board the time and flexibility necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value for all stockholders, without the threat of imminent removal of a majority of board members. In addition, as discussed above, because the Board is classified, currently directors can be removed only for cause, whereas under Delaware law directors elected to a board that is not classified can be removed with or without cause. Accordingly, if this proposal is approved and implemented, it would be easier for one or more stockholders holding a large number of shares, whether an existing or long-term stockholder or one that accumulates a large position in or for a short period of time, to replace the entire Board at once.

After consideration of these factors, the Board determined that the amendments are consistent with a number of other governance practices initiated by the Board that address director accountability, and that the Board will continue to be able to provide independent oversight and be effective in protecting stockholder interests. As a result, the Governance and Compensation Committee and the Board of Directors have considered this matter, adopted resolutions setting forth the proposed amendments to the Restated Certificate of Incorporation, declared these amendments advisable and unanimously resolved to submit the amendments to the Company’s stockholders for consideration.

If the Company’s stockholders approve the amendments, the amendments will become legally effective upon the filing of a certificate of amendment to the Company’s Restated Certificate of Incorporation with the Delaware Secretary of State. The Company intends to make that filing after the Annual Meeting. However, if the Company’s stockholders approve the amendments, the Board retains discretion under Delaware law not to implement the amendments. If the Board exercises this discretion, it will publicly disclose that fact and the reason for its determination. In addition, the Company intends to file an amended and restated Certificate of Incorporation to integrate these amendments and other amendments that have been adopted in the past into a single document. The Board has also approved conforming amendments to Article II of the Company’s By-laws, contingent upon stockholder approval and implementation of the declassification amendments. If the Company’s stockholders do not approve the amendments, the Board will remain classified.

The Board of Directors recommends a vote FOR the amendments to the Restated Certificate of Incorporation to declassify the Board.

ITEM 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2013. KPMG LLP audited the consolidated financial statements of the Company for the year ending December 31, 2012.

As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2013 to stockholders for ratification. If the appointment of KPMG LLP is not ratified by stockholders, the Audit Committee will re-evaluate its selection and will determine whether to maintain KPMG LLP as the Company’s independent registered public accounting firm or to appoint another independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2013.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The aggregate fees for professional services rendered for (i) the integrated audit of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, (ii) the review of the financial statements included in the Company’s Reports on Forms 10-Q and 8-K, and (iii) statutory audits of subsidiaries, were approximately $2.4 and $2.3 million in 2012 and 2011, respectively. These fees included amounts accrued but not billed of $1.6 million and $1.3 million in the years ended December 31, 2012 and 2011, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services rendered to the Company were approximately $0.1 million in both of the years ended December 31, 2012 and 2011. Such services included employee benefit plan audits.

Tax Fees

The aggregate fees billed for professional services rendered for tax services rendered by the auditors for the years ended December 31, 2012 and 2011 were approximately $0.1 million and $0, respectively.

All Other Fees

The aggregate fees billed for all other services rendered to the Company by KPMG LLP for the years ended December 31, 2012 and 2011 were approximately $0 and $0, respectively.

ITEM 6—ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

We are asking stockholders to vote on an advisory resolution approving the compensation of the Company’s executives who are named in the Summary Compensation Table which appears on page 55 (referred to as the “Named Executive Officers” or “NEOs”) in this Proxy Statement. As described in the Compensation Discussion and Analysis section of this Proxy Statement, the goal of the Governance and Compensation Committee (the “Committee”) in setting executive compensation is to provide a competitive total compensation package that assists in the retention of the Company’s executives and motivates them to perform at a superior level while encouraging behavior that is in the long-term best interests of the Company and its stockholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of Moody’s executives is performance-based and dependent upon the Company’s achievement of specified goals that are both financial and operating (non-financial) in nature.

Moody’s delivered strong financial results throughout 2012, despite ongoing economic uncertainty, with management exceeding the financial goals set for them in 2012. The Company’s full-year 2012 results reflected strong financial performance in Moody’s Investors Service, especially in Corporate Finance with strong issuance in both the investment-grade and speculative-grade markets, and growth in many areas of Moody’s Analytics. As discussed in further detail in the CD&A, these operating and financial performance achievements are reflected in the compensation awards approved by the Committee.

The Company operates under governance standards that it believes best serve its stockholders, while also incorporating certain “best practices” in governance and executive compensation, including the following:

•

Long-Term Performance-Based Shares—For each of the past three years, the Company has granted three-year performance-based share awards with performance thresholds based on the Company’s cumulative profitability (measured in EPS or EBITDA), Moody’s Investors Service’s ratings accuracy performance, and Moody’s Analytics’ cumulative sales over the relevant three-year period. Dividends do not accrue on unvested shares;

•	Balanced Mix of Performance-Based Equity Awards—NEOs are granted a balanced mix of long-term equity awards split 40% in the form of stock options and 60% in performance-based share awards;

•

Clawback Policy—Annual cash incentive payments and performance-based share awards are subject to the Company’s clawback policy under which amounts can be recouped in the case of a financial restatement, fraud or other misconduct;

•

Limited Executive Employment Agreements—The Company does not maintain employment agreements with its executives, including the NEOs, except for Mr. Madelain’s statutorily required agreement under United Kingdom law;

•	No Automatic Cash-Based Payments Upon a Change in Control—The Company does not provide “single-trigger” cash payments that are prompted solely by a change in control;

•

Limited Executive Perquisites— The Company does not provide perquisites or other personal benefits with an aggregate value of more than $10,000 to its NEOs, other than Mr. Madelain, who received a modest car allowance (as is the practice in the United Kingdom for corporate officers);

•	No Tax Gross-ups—The Company does not provide any tax gross-ups on perquisites or change-in-control payments;

•

Stock Ownership Guidelines—In 2012, the Company increased the CEO’s stock ownership requirements to six times base salary and implemented a requirement that executives and non-management directors who are subject to the Company’s robust stock ownership guidelines must retain a significant percentage (75%) of the net shares received through equity awards until satisfying their ownership goals; and

•	Anti-Hedging Policy—The Company prohibits executive officers and directors from hedging Company shares, engaging in speculative transactions or pledging shares through a margin account.

We urge stockholders to read the CD&A beginning on page 37 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, beginning on page 55, which provide detailed information on the compensation of our Named Executive Officers. The Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and contributed to the Company’s success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Board is asking stockholders to vote at the 2013 Annual Meeting of Stockholders on the following advisory resolution approving executive compensation:

RESOLVED, that the stockholders of Moody’s Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Committee will review and consider the voting results when evaluating the Company’s executive compensation program.

After consideration of the vote of stockholders at the Company’s 2011 annual meeting of stockholders and other factors, the Board determined to hold a vote on an advisory resolution approving executive compensation annually, although it may determine to vary the practice based on factors such as discussions with stockholders. Accordingly, unless the Board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next vote on an advisory resolution approving executive compensation will be held at the Company’s 2014 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the advisory resolution approving executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number of shares of Common Stock beneficially owned as of the dates indicated by (i) each director and nominee for director of the Company, (ii) each named executive officer listed in the Summary Compensation Table below (the “Named Executive Officers” or “NEOs”), and (iii) all directors and executive officers of the Company as a group. Stock ownership information is based on (a) the number of shares of Common Stock beneficially owned by directors and executive officers as of December 31, 2012 (based on information supplied to the Company by them), calculated in accordance with SEC rules, and (b) the number of shares of Common Stock held by the Company’s 5% Owners, based on information filed with the SEC by the Company’s 5% Owners. Unless otherwise indicated and except for the interests of individuals’ spouses, the stockholders listed below have sole voting and investment power with respect to the shares indicated as owned by them. Percentages are based upon the number of shares of Common Stock outstanding on December 31, 2012, and, where applicable, the number of shares of Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

Name	Aggregate Amount of Shares Beneficially Owned(1)		Stock Units(2)	Percentage of Shares Outstanding(3)
Mark E. Almeida	420,474	(4)	—	*
Basil L. Anderson	28,787		11,366	*
Jorge A. Bermudez	6,143		—	*
Darrell Duffie	18,523		—	*
Robert R. Glauber	34,357		1,705	*
John J. Goggins	312,384		—	*
Kathryn M. Hill	4,327		—	*
Linda S. Huber	417,310		—	*
Ewald Kist	26,479		—	*
Michel Madelain	272,266		—	*
Raymond W. McDaniel, Jr.	1,210,571	(5)	—	*
Henry A. McKinnell, Jr.	107,729		1,709	*
John K. Wulff	35,787		18,030	*
All current directors and executive officers as a group (17 persons)	3,408,449		32,810	1.5%
Berkshire Hathaway, Inc.	28,415,250	(6)(7)	—	12.7%
Warren E. Buffett, OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company, 3555 Farnam Street, Omaha, Nebraska 68131
Capital World Investors	15,162,400	(8)	—	6.8%
333 South Hope Street, Los Angeles, California 90071
The Vanguard Group	12,040,073	(9)	—	5.4%
P.O. Box 2600, V26, Valley Forge, Pennsylvania 19482-2600

*	Represents less than 1% of the outstanding Common Stock.
(1)

Includes the maximum number of shares of Common Stock that may be acquired within 60 days of December 31, 2012, upon the exercise of vested stock options as follows: Mr. Almeida—300,102; Mr. Goggins—272,376; Ms. Huber—382,270; Mr. Madelain—235,683; Mr. McDaniel—1,058,478; and all current directors and executive officers as a group—2,667,931. Also includes the following shares of restricted stock over which the Named Executive Officers and directors had voting (but not dispositive) power as of December 31, 2012: Mr. Almeida—7,958; Mr. Anderson—3,367; Mr. Bermudez—3,367;

Dr. Duffie—3,367; Mr. Glauber—3,367; Mr. Goggins—7,958; Ms. Hill—3,367; Ms. Huber—8,842; Mr. Kist—3,367; Mr. Madelain—7,958; Mr. McDaniel—0; Dr. McKinnell—4,424; and Mr. Wulff—3,367; and all current directors and executive officers as a group—120,497.

(2)	Consists of stock units (payable to non-management directors after retirement), the value of which is measured by the price of the Common Stock, received under various non-management director compensation arrangements of the Company and its predecessor. These units do not confer voting rights and are not considered “beneficially owned” shares of Common Stock under SEC rules. Additional stock units accrue over time to reflect the deemed reinvestment of dividends.

(3)	Percentages are based upon the number of shares outstanding as of December 31, 2012.

(4)	This amount includes 1,000 shares of Common Stock owned by a trust for Mr. Almeida’s sister.

(5)	This amount includes 2,000 shares of Common Stock owned by Mr. McDaniel’s spouse.

(6)	As set forth in Amendment No. 2 to the Schedule 13G jointly filed with the SEC on February 14, 2011 by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power with respect to 28,415,250 shares reported in such Amendment No. 2 to the Schedule 13G and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power with respect to 15,719,400 of such 28,415,250 shares.

(7)	This address is listed in Amendment No. 2 to the Schedule 13G jointly filed with the SEC on February 14, 2011 as the address of each of Mr. Buffett, Berkshire Hathaway Inc. and OBH, Inc. The address of National Indemnity Company is listed as 3024 Harney Street, Omaha, Nebraska 68131; and the address of GEICO Corporation and Government Employees Insurance Company is listed as 1 GEICO Plaza, Washington, D.C. 20076.

(8)	As set forth in Amendment No. 4 to the Schedule 13G filed with the SEC on February 13,2013 by Capital World Investors, Capital World had sole voting power with respect to 12,712,400 of such 15,162,400 shares as of December 31, 2012.

(9)	As set forth in Schedule 13G filed with the SEC on February 13, 2012 by The Vanguard Group, The Vanguard Group had sole voting power of 341,692 shares and sole dispositive power of 11,716,473 of such 12,040,073 shares as of December 31, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports on Forms 3, 4 and 5 concerning their ownership of, and transactions in, the Common Stock and other equity securities of the Company. As a practical matter, the Company assists its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports are required, the Company believes that all of its executive officers and directors and those greater-than-10% stockholders that filed any reports for the year ended December 31, 2012 reported all transactions on a timely basis, with the exception of a filing by Dr. McKinnell reporting eleven quarterly purchases made pursuant to automatic dividend reinvestments from 2010 to 2012. These purchases were subsequently reported on a Form 5.

COMPENSATION DISCUSSION AND ANALYSIS

Moody’s executive compensation programs are designed to foster and maintain a strong, capable, experienced and motivated executive team with the ability to manage the business during challenging times and to evolve the Company’s practices as changes in the market warrant by aligning compensation with business performance. This discussion and analysis provides a guide to Moody’s executive compensation program and explains the decisions of the Governance and Compensation Committee (the “Committee”) regarding compensation reported for 2012 for Raymond W. McDaniel, Jr., the Chief Executive Officer (referred to as the “CEO”), and the other executive officers named in the Summary Compensation Table on page 55 (together with the CEO, referred to as the “Named Executive Officers” or “NEOs”).

EXECUTIVE SUMMARY

Improved Business Results Considered

Moody’s delivered strong financial results throughout 2012, despite ongoing economic uncertainty, with management exceeding the financial goals set for them in 2012. The Company’s full-year 2012 results reflected strong financial performance in Moody’s Investors Service (“MIS”), especially in Corporate Finance with strong issuance in both the investment-grade and speculative-grade markets, and growth in many areas of Moody’s Analytics (“MA”). Throughout the year, the Company confronted obstacles as the worldwide economic situation impacted the credit markets and MIS and other credit rating agencies continued to be the subject of heightened scrutiny, especially in Europe, and increased regulation.

The highlights of the Company’s improved financial performance include:

•	2012 revenue totaling $2,730.3 million, reflecting an increase of 20% from $2,280.7 million for 2011.

•	2012 operating income of $1,077.4 million increased 21% from $888.4 million for 2011.

•	2012 diluted earnings per share (“EPS”) of $3.05 grew 22% from $2.49 in 2011.

•	Successful integration of Barrie & Hibbert Ltd.

These operating and financial performance achievements formed the basis for the Committee’s award determinations.

•

For the NEOs (all of whom were NEOs in 2011 as well), cash incentive awards ranged from approximately 135% of target to 190% of target. This level of payout reflects Moody’s strong business performance and results outlined above.

•

The grant date fair value of the long-term equity incentive award granted to the CEO in February 2012 was approximately 18% higher than the 2011 award value. The grants awarded to the NEO group (excluding the CEO) in February 2012 increased on average by approximately 9% from the value of the February 2011 awards. This increase reflected the Company’s 2011 performance, as well as a review conducted by the Committee’s compensation consultant, which indicated that Moody’s equity awards had fallen behind those of its peer group. In order to remain competitive, and in light of the strong 2011 financial performance, the Committee determined an increase was appropriate.

•

The first performance share cycle ended December 31, 2012, resulting in a payout of 135.7% of target for MIS, 161.2% of target for Moody’s Shared Services and 167.4% of target for MA of performance shares granted for the 2010-2012 performance cycle, due to surpassing the three year performance targets on a combined basis.

GOVERNANCE HIGHLIGHTS

The Company operates under governance standards that it believes best serve its stockholders, while also incorporating certain “best practices” in governance and executive compensation, including the following:

•

Long-Term Performance-Based Shares—For each of the past three years, the Company has granted three-year performance-based share awards with performance thresholds based on the Company’s cumulative profitability (measured in EPS or EBITDA), Moody’s Investors Service’s ratings accuracy performance, and Moody’s Analytics’ cumulative sales over the relevant three-year period. Dividends do not accrue on unvested shares;

•	Balanced Mix of Performance-Based Equity Awards—NEOs are granted a balanced mix of long-term equity awards split 40% in the form of stock options and 60% in performance-based share awards;

•

Clawback Policy—Annual cash incentive payments and performance-based share awards are subject to the Company’s clawback policy under which amounts can be recouped in the case of a financial restatement, fraud or other misconduct;

•

Limited Executive Employment Agreements—The Company does not maintain employment agreements with its executives, including the NEOs, except for Mr. Madelain’s statutorily required agreement under United Kingdom law;

•	No Automatic Cash-Based Payments Upon a Change in Control—The Company does not provide “single-trigger” cash payments that are prompted solely by a change in control;

•

Limited Executive Perquisites—The Company does not provide perquisites or other personal benefits with an aggregate value of more than $10,000 to its NEOs, other than Mr. Madelain, who received a modest car allowance (as is the practice in the United Kingdom for corporate officers);

•	No Tax Gross-ups—The Company does not provide any tax gross-ups on perquisites or change-in-control payments;

•

Stock Ownership Guidelines—In 2012, the Company increased the CEO’s stock ownership requirements to six times base salary and implemented a requirement that executives and non-management directors who are subject to the Company’s robust stock ownership guidelines must retain a significant percentage (75%) of the net shares received through equity awards until satisfying their ownership goals; and

•	Anti-Hedging Policy—The Company prohibits executive officers and directors from hedging Company shares, engaging in speculative transactions or pledging shares through a margin account.

PHILOSOPHY OF THE EXECUTIVE COMPENSATION PROGRAM

Moody’s executive compensation program is designed to:

•	Link a substantial part of each executive’s realized compensation to the achievement of the Company’s financial and operating objectives and to the individual’s performance.

•	Align executives’ rewards with changes in the value of stockholders’ investments.

•	We implement this linkage and alignment by:

•

awarding the NEOs annual cash incentive compensation that is based on the Company’s performance against financial objectives specified at the beginning of the performance year and an evaluation of individual, qualitative and largely operational (non-financial) accomplishments and performance during that year;

•

using Company performance (which for 2012 was based on the Company’s operating income and EPS) to determine the overall funding of the annual cash incentive compensation pool that will be distributed to the NEOs;

•

establishing the targeted long-term equity award mix for the CEO at 40% options and 60% performance shares, in order to tie his realizable compensation directly to pre-established performance goals and future increases in shareholder value;

•

providing long-term equity-based incentives in the form of performance shares that will be earned following the completion of a three-year performance period only if certain performance goals are achieved or exceeded and stock options that will deliver value to the executives only if shareholder value increases from the date the awards are granted; and

•

basing thresholds for 2012-2014 performance shares on the Company’s EBITDA (including future acquisitions, if any), MIS’s ratings accuracy performance and MA’s sales over the three-year period (including future acquisitions, if any). The weights of these metrics vary depending on each NEO’s role and responsibilities.

•

Provide a competitive total compensation package that will motivate the Company’s executives to perform at a superior level and will assist in incentivizing and retaining the executives. When designing the total compensation package, we compare data to that of a group of select peer companies and the broader financial services industry, as discussed further in the “Peer and Market Review” section beginning on page 48. Additionally, when making NEO compensation decisions, we consider each NEO’s skills, experience, tenure and performance during the prior year.

ELEMENTS OF MOODY’S COMPENSATION PROGRAM

The following table lists the elements of Moody’s 2012 executive compensation program and the primary purpose of each:

Element	Form	Objectives and Basis
Base Salary	Cash

•   Base salary is intended to provide a level of pay that is appropriate given professional status, job content, market value, accomplishments and internal equity.

•   Moody’s generally sets base salaries for each NEO at the approximate median of salaries of executives in similar positions within the peer group and/or the broader financial services market, but has discretion to pay above or below the targeted amount based on factors such as experience, performance and retention. Moody’s believes it is important to retain discretion and judgment in determining base salary levels in order to attract and retain superior talent and to reward officers with a greater scope of responsibilities or deeper experience than their peers within the peer group and/or the broader financial services market.

Annual Cash Incentives	Cash

•   Annual cash incentives are intended to reward performance and assist in motivation and retention of management.

•   Individual target amounts are set at the approximate median based upon a competitive review against the peer group and/or the broader financial services market as well as internal pay equity.

•   Award payouts are finalized at the Committee’s February meeting following the performance year in question to reflect both the Company’s financial performance and the outcome of a review of each NEO’s performance against his or her annual objectives; actual payouts are typically made at the beginning of March following the performance year in question.

•   Awards customarily are made under the 2004 Plan, which stockholders re-approved in 2010, although the Committee retains discretion to pay discretionary cash incentives outside of the 2004 Plan when circumstances warrant.

Element	Form	Objectives and Basis

Long-Term Incentive Compensation	Performance Shares and Stock Options

•   To help balance the need to motivate the NEOs to drive long-term stockholder value, to manage the number of shares used to deliver equity awards, and to allow the Company to measure and reward a broader set of long-term goals, the Committee delivers equity incentive compensation in part through stock options and in part through performance-based shares as measured by grant date value.

•   The aggregate grant date value of long-term equity incentive compensation awards generally is targeted at the approximate median of executives in the peer group and/or the broader financial services market, although the Committee retains discretion to adjust awards based on the Company’s performance, the NEO’s role in that performance, the need for retention of that NEO, and company affordability.

•   Stock options have a strike price of no less than 100% of the average market price of our common stock on the date of grant and vest based on continued service over four years in annual 25% increments, which means that executives: (i) will realize value from their awards only if the market price of the Company’s stock appreciates above the options’ exercise price after the options have vested, and (ii) will be motivated to remain with the Company due to the multi-year vesting schedule. Stock options expire ten years after grant date.

•   Performance shares will be earned following the completion of a three-year performance period only if pre-established performance goals are met or exceeded. For the 2012-2014 performance period, these performance thresholds are based on the Company’s aggregate EBITDA (including future acquisitions, if any), MIS’s ratings accuracy performance, and MA’s aggregate sales over the three-year period. The weights of these metrics vary depending on each NEO’s role and responsibilities.

•   Equity award grants are made three business days after the release of the Company’s year-end earnings.

Perquisites	Limited

•   Moody’s does not provide any NEO perquisites or other personal benefits with an incremental cost greater than $10,000, other than a modest car allowance provided to Mr. Madelain (as is the practice in the UK for corporate officers).

Retirement Benefits	Broad-based and non-tax qualified plans

•   Defined Contribution Plans. Moody’s offers its U.S. employees, including the NEOs, the opportunity to participate in a tax-qualified defined contribution plan, the Profit Participation Plan, and offers highly compensated senior management, including the NEOs who reside in the U.S., a voluntary deferred compensation plan (the “Moody’s Corporation Deferred Compensation Plan,” or “DCP”).

Element	Form	Objectives and Basis

•   The primary purpose of the DCP is to allow certain employees to make pre-tax deferrals into a nonqualified plan and to receive the maximum company match on compensation without regard to IRS limits that apply to the Profit Participation Plan. The Company match only applies to deferrals in excess of the IRS limit on compensation that can be taken into account under a tax-qualified defined contribution plan. In addition, the Company will credit to the DCP employer contributions that would have been made to the Profit Participation Plan but for the application of the IRS compensation limit.

•   Additional information regarding the DCP is found on page 64.

•   Defined Benefit Plans. Moody’s also maintains defined benefit pension plans that are closed to new participants. These plans are the Moody’s Corporation Retirement Account (the “Retirement Account”), the Pension Benefit Equalization Plan (“PBEP”) and the Supplemental Executive Benefit Plan (“SEBP”). The Retirement Account, together with the PBEP, provides income upon retirement based on a percentage of annual compensation. The Retirement Account has been closed to new participants since December 31, 2007 and the SEBP, which has only three participants, was closed to new participants as of January 1, 2008. The SEBP is a non-tax qualified defined benefit pension plan designed to ensure the payment of a competitive level of income and disability payments to participants.

•   More details regarding the Retirement Account, the PBEP and the SEBP are provided in the narrative following the Pension Benefits Table for 2012 on page 61. Mr. Madelain participates in Moody’s UK Group Personal Pension Plan, described on page 63.

Weighting of Elements—Fixed versus “At Risk” Compensation

For 2012, the Company reviewed data from its peer group and the broader financial services market, as discussed in further detail in the “Peer and Market Review” section beginning on page 48. The Committee, based on the recommendations of the CEO (excluding with respect to his own pay) and the Committee’s independent compensation consulting advisor, Meridian Compensation Partners LLC, has determined the large majority of an NEO’s total direct compensation package should be “at risk,” meaning the amounts that may ultimately be realized by an executive can vary based on performance. The “at risk” elements of an NEO’s direct compensation are delivered in the form of annual cash incentives and long-term equity awards consisting of stock options and performance shares. The Committee concluded that approximately 20% to 30% of the NEO group’s target total direct compensation should be fixed and approximately 70% to 80% should be in the form of “at risk” compensation for 2012. The Company did not have a target weight for each element of compensation in 2012.

	Total Target Direct Compensation(1)
Name	% that is Base Salary	% that is Target Annual Incentive	% that is Target Equity	% that is At Risk(2)
Raymond W. McDaniel	17%	26%	57%	83%
Linda S. Huber	24%	26%	50%	76%
Michel Madelain	24%	25%	51%	76%
Mark E. Almeida	25%	26%	49%	75%
John J. Goggins	31%	25%	44%	69%

(1)	Total Target Direct Compensation is the sum of the base salary, target annual cash incentive and grant date fair value of equity awards.

(2)	Includes annual incentive target award amount and target equity grant.

2012 COMPENSATION DECISIONS

Base Salary

The base salaries paid to the NEOs during 2012, below, also are reported in the Summary Compensation Table on page 55.

	Base Salary
Name	2011 Base Salary	2012 Base Salary	Percentage Change
Raymond W. McDaniel	$954,800	$974,000	2%
Linda S. Huber	546,300	568,000	4%
Michel Madelain(1)	487,697	507,049	4%
Mark E. Almeida	477,500	497,000	4%
John J. Goggins	449,900	468,000	4%

(1)	Mr. Madelain’s compensation figures are shown in the table in U.S. dollars. However, certain elements of his compensation were paid in British pounds sterling. An exchange rate of 1.6262 from The Federal Reserve Bank as of December 31, 2012 was used to calculate the U.S. dollar amount. For the purpose of comparing 2011 Base Salary to 2012 Base Salary, the same exchange rate as of December 31, 2012 has been used.

The Committee determined that a 2% base salary increase was appropriate for Mr. McDaniel in order to keep his total direct compensation in line with competitive benchmarks. The Committee increased salaries approximately 4% for the other NEOs in order to maintain competitive, fixed compensation levels.

Annual Cash Incentives

Each NEO has an annual cash incentive target that can be earned based upon performance against both financial and individual operational objectives. Cash incentives for 2012 were paid out at 135% to 190% of target based upon financial and individual performance and the results of an Institutional Investor Satisfaction survey.

Process for Determining Annual Cash Incentives

•

Funding of Cash Incentive Pool. The cash incentive pool is funded based on the Company’s financial performance against its goals; for 2012, goals were set equal to budget. The target performance goals that the Committee sets are intended to be aspirational and challenging, but achievable. When the Committee set the NEO’s targets, the members believed that exceeding the targets would require extraordinary efforts individually and collectively by the NEOs. Therefore, in order to receive the maximum cash incentive payments, management would have to exceed targets by approximately 20%, reflecting extraordinary performance. For 2012, funding of the cash incentive pool was based on a combination of Company operating income, Moody’s Analytics operating income, Moody’s Investors Service operating income and EPS goals relative to target; the weighting of each measure differed depending on the individual’s area of responsibility. Company operating income, MIS and MA operating income, and Company EPS goals serve as the basis for targets in order for cash incentive payouts to reflect achievement against expectations for profitability. The NEO cash incentive pool for 2012 was funded at 168.3% due to the fact that the metrics exceeded targets. The performance goals and results are described below under “Company Performance.”

•	Adjustment to Cash Incentive Pool. After the cash incentive pool is funded, the Committee can make adjustments to the formulaic payout percentage based on the results of a fixed-income Institutional

Investor Satisfaction Survey conducted on behalf of the Company by an independent third party. The results of that survey are described below under “Institutional Investor Satisfaction.” For 2012, the NEO cash incentive formulaic payout percentage was adjusted upward by 7% of aggregate bonus targets based on improved Investor Satisfaction Survey results. This resulted in the NEO cash incentive pool being funded at 175.3%.

•

Allocation of Cash Incentive Pool. The amount of cash incentive funding awarded to each individual NEO is determined based upon an assessment of that individual’s performance against qualitative, largely operational objectives established for the year. These are described below under “Individual Performance.”

2012 Annual Cash Incentive Program Performance Results

•

Company Performance. Company performance for corporate-level executives (Messrs. McDaniel and Goggins and Ms. Huber) was measured 50% based on Company operating income results and 50% based on EPS results, reflecting those executives’ roles in both the overall financial and operating results of the Company. Performance for executives primarily responsible for Moody’s two business units (Messrs. Madelain and Almeida) was measured 25% based on Company operating income results, 25% based on EPS results and 50% based on MIS or MA operating income, respectively, in order to further enhance the connection between their direct business unit responsibilities and their annual incentive compensation.

	Performance Metric
Name	MCO Operating Income	MA Operating Income	MIS Operating Income	EPS
Raymond W. McDaniel	50%	—	—	50%
Linda S. Huber	50%	—	—	50%
Michel Madelain	25%	—	50%	25%
Mark E. Almeida	25%	50%	—	25%
John G. Goggins	50%	—	—	50%

•

For 2012, performance in-line with the Company’s budget for operating income and EPS would result in 100% funding of the target cash incentive pool. For the 2012 plan year, maximum incentive funding was 200% of target. Performance below the threshold would result in no funding.

•

Moody’s operating income and EPS goals for 2012 were $970.0 million and $2.67 (growth of 9.2% and 8.5%), respectively. The Company actually achieved operating income of $1,107.3 million and diluted EPS of $3.02 (growth of 15.5% and 14.2%, respectively).

•	The MIS and MA operating income goals were $811.5 million and $158.5 million, respectively. The actual operating income results were $953.5 million for MIS and $153.8 million for MA.

Annual Incentive Pool Funding Metrics

	Threshold Funding	Target Funding	Maximum Funding	Actual Funding/Performance
MCO Operating Income	$791.2 million	$970.0 million	$1,148.9 million	$1,107.3 million
MIS Operating Income	$658.3 million	$811.5 million	$964.8 million	$953.5 million
MA Operating Income	$132.9 million	$158.5 million	$184.1 million	$153.8 million
Diluted EPS	$2.17	$2.67	$3.17	$3.02

•

Institutional Investor Satisfaction. In 2009, the Committee added an institutional investor satisfaction survey (performed by an independent third party) modifier to the NEOs’ annual cash incentive program in order to take into account input from users of Moody’s products in setting compensation. The survey is comprised of approximately 100 questions in total, five of which were used for compensation analysis. Respondents were asked for their perceptions of Moody’s and Moody’s competitors in the market where the respondent is based. The questions used as a basis for the compensation modifier were as follows: (1) Overall, how has Moody’s met your business needs and expectations over the past 12 months? (2) Does Moody’s provide predictive ratings? (3) Is Moody’s an authoritative source on issues or events affecting the market? (4) Does Moody’s clearly and consistently communicate information about its rating decisions, methodology and models? and (5) Does Moody’s provide high quality and insightful research? This survey modifier adjusts the total funding of the annual cash incentive program by up to 10% based on achievements versus the Company’s customer value goals.

•

The Company’s institutional investor goals for 2012 were consistent with 2011. The two primary goals were management’s ability to (i) continue to enhance positive investor impressions of Moody’s products and services and (ii) reduce less favorable impressions of the Company in the marketplace. The survey results do not produce a direct numerical adjustment by the Committee; it is a subjective analysis of (i) the degree to which positive impressions increase and negative impressions decrease versus the previous year; and (ii) the degree to which the impressions of Moody’s are meaningfully different relative to the impressions of Moody’s competitors included in the survey. For 2012, the Committee adjusted the cash incentive pool upward by 7%, reflecting overall survey results that improved versus the Company’s prior year performance.

•

Individual Performance. The Committee retains the discretion to set individual award payouts under the 2004 Plan based upon its subjective evaluation of the NEO’s satisfaction of his or her performance against operational objectives. For that reason, and after considering the recommendation of the CEO (except with respect to his award), the Committee may adjust the recommended award amount. This adjustment could result in actual 2004 Plan awards deviating from the performance achievement award level. In addition to corporate financial performance, the individual performance goals evaluated when determining each NEO’s actual annual incentive award payouts are described below.

•

Mr. McDaniel: The Committee determined, based on Mr. McDaniel’s achievement of (i) enhancing product and service quality, including to continue to raise awareness in both the public and private sectors of the role and function of ratings and overseeing the development and dissemination of policy-level proposals for changes in rating system management, (ii) managing risk, by maintaining constructive communication channels with oversight authorities on a global basis and managing the regulatory process so that MIS can continue to operate independently and successfully and contributing to positive market outreach initiatives to ensure that Moody’s positions are communicated, (iii) supporting growth in ratings and non-ratings businesses, and (iv) successfully balancing near-term financial objectives with investments for long-term growth, including guiding the successful integration of businesses acquired in late 2011, to pay Mr. McDaniel 171% of his target annual cash incentive.

•

Ms. Huber: The Committee determined, based on Ms. Huber’s (i) contributions to the Company’s operating income and EPS performance that exceeded growth targets by 15.5% and 14.2%, respectively, (ii) coordination of outreach relating to Moody’s ratings and financial performance, (iii) executing a new revolving credit facility at competitive rates, (iv) successfully completing a public debt offering for $500 million at a competitive rate, (v) continued support of corporate governance initiatives, including the deployment of an IT governance framework, (vi) management of data protection and information security programs, including website security, and (vii) management of budget and the Company’s capital position, while maintaining financial flexibility, to pay Ms. Huber 162% of her target annual cash incentive.

•

Mr. Almeida: The Committee determined that, based on Mr. Almeida’s (i) contributions to the Company’s operating income and EPS performance that exceeded growth targets by 15.5% and 14.2%, respectively, (ii) focus on the expansion of the market presence and scale of MA including the placement of products and services with banks and insurance companies worldwide, (iii) business development efforts, including the oversight of the integration of two entities acquired in 2011, (iv) focus on the continued expansion of the visibility of MA, building awareness of it as an independent source of risk analytics and its leadership position in quantitative credit risk technology, (v) continued marketing and investor outreach support to reinforce demand for MIS ratings, and (vi) attention to achieving further organizational maturity across MA and among individual business units, emphasizing values of collaboration, customer focus, innovation, commercial effectiveness and operational effectiveness, to pay Mr. Almeida 135% of his target annual cash incentive.

•

Mr. Madelain: The Committee determined that, based on Mr. Madelain’s (i) contributions to the Company’s operating income and EPS performance that exceeded growth targets by 15.5% and 14.2%, respectively, as well as MIS’s performance (ii) continued work in the area of outreach regarding the quality of Moody’s ratings, credibility and transparency, (iii) work to maintain the pace of enhancements to ratings and research quality, (iv) supervision of the effective implementation of the global regulatory frameworks, (v) focus on improvement to the infrastructure and efficiency in areas that are resource intensive (data and surveillance), and (vi) deepening the impact of the changes introduced to date on the organization, to pay Mr. Madelain 190% of his target annual cash incentive.

•

Mr. Goggins: The Committee determined that, based on Mr. Goggins (i) management of contingent liability, litigation, government investigations, and regulatory risk, (ii) oversight of the implementation of and compliance with all applicable laws and regulations, including SEC rules and European Union directives, and evaluation of regulatory and legislative developments, (iii) interaction with regulators regarding these developments, and (iv) support of MIS and MA business initiatives, to pay Mr. Goggins 180% of his target annual cash incentive.

2012 Annual Cash Incentive Program Payouts

This year’s Company financial performance resulted in funding for the NEOs under the 2004 Plan, with the resulting annual cash incentive awards as shown in the table below:

Name	2012 Target Cash Incentive Under 2004 Plan	2012 Maximum Cash Incentive Under 2004 Plan	2012 Actual Cash Incentive Paid Under 2004 Plan
Raymond W. McDaniel	$1,460,000	$2,920,000	$2,502,110
Linda S. Huber	613,000	1,226,000	995,400
Michel Madelain(1)	534,532	1,041,581	1,015,562
Mark E. Almeida	501,000	1,002,000	674,300
John J. Goggins	375,000	750,000	676,600

(1)	Mr. Madelain’s compensation figures are shown in the table in U.S. dollars. However, certain elements of his compensation were paid in British pounds sterling. An exchange rate of 1.6262 from The Federal Reserve Bank as of December 31, 2012 was used to calculate the U.S. dollar amount.

Long-Term Equity Incentive Compensation

2012 Long-Term Equity Incentive Mix

For 2012, equity grants were made in February based upon the Committee’s evaluation of 2011 performance and the level of each NEO’s target total direct compensation in comparison to the peer group and the financial services industry. In 2012, the aggregate long-term equity compensation awards granted for the NEO group in February were between the 25th and 50th percentile of executives in the comparative groups. Since 2010, long-term equity grants have been awarded in the form of stock options and three-year performance shares. For 2012, the Committee determined that, for all of the NEOs, 60% of equity value would continue to be granted in the form of performance-based shares in order to maintain the NEOs’ focus on financial and non-financial performance. In making these decisions, the Committee also considered the need to manage the number of shares used to deliver equity awards, and to allow the Company to measure and to balance incentives based on financial and operational goals with rewards that are tied more directly to shareholder value. Furthermore, the Committee increased the maximum payout for long term equity compensation from 200% to 225%.

Stock options. Stock options vest based on continued service over four years in annual 25% increments, which means (i) executives will realize value from their awards only if the market price of the Company’s stock appreciates above the options’ exercise price after the options have vested, and (ii) executives are motivated to remain with the Company due to the multi-year vesting schedule. The Committee believes that because value is realized only if the Company’s stock price rises, that stock options are performance-based compensation. Stock options expire ten years after the grant date.

Performance shares. The performance shares will be earned following the completion of a three-year performance period if certain cumulative performance goals are achieved or exceeded. For the 2012-2014 performance period, aggregate EBITDA (including future acquisitions, if any), MIS’s ratings accuracy performance and aggregate MA’s sales served as the performance thresholds. The Committee decided, based on the recommendation of the CEO, to modify the performance metric of Company profitability so that it would be measured by EBITDA (including future acquisitions, if any) instead of EPS, which was one of the measures the Company used prior to 2012. This change was recommended to better align management incentives with the Company’s strategy in the event acquisitions are made. The Committee also decided that the impact of MA acquisitions would be included when measuring MA Sales, with acquired sales receiving a lower weighting than organic sales. In 2010 and 2011, acquisitions were not included in MA Sales targets and therefore not included in the final MA Sales measurement. MIS ratings accuracy continued to be measured as it has in the past. These three metrics were chosen because they incentivize management to consider the long and medium-term impact of business decisions, and they balance financial and operational factors for business success.

The weights of these three performance goals vary depending on each NEO’s role and responsibilities. The weighting of each performance measure differs based on the corporate entity in which a participant operates, as reflected in the table below:

Performance Measure	MIS Michel Madelain	MA Mark E. Almeida	MCO/Shared Services Raymond W. McDaniel Linda S. Huber John J. Goggins
MCO Profitability	50%	50%	60%
MIS Ratings Quality	50%	0%	20%
MA Sales	0%	50%	20%

The Committee believes these weights to be appropriate based on the individuals’ more direct involvement with certain corporate entities. All NEOs have an incentive to contribute to the overall Company’s profitability, while Mr. Madelain’s and Mr. Almeida’s performance shares are more directly tied to the MIS and MA entities that they operate, respectively.

2012 Long-Term Equity Incentive Grant Levels. In determining the value of equity granted to the NEOs, in addition to the items noted in the following paragraph, the Committee considered the share utilization practices of the Company’s peer group, and endeavored to balance aligning the interests of NEOs with stockholders while also motivating the NEOs to improve the Company’s current market position. As a result, the Committee recommended (based on a recommendation from the CEO, other than with respect to his own pay), and the Board approved, equity grants comprised of stock options and performance shares, with total economic values approximately 13% higher than total economic values of the annual equity grants approved in February 2011, in order to bring equity award values more in line with market levels. The 2012 equity grant level for each NEO was within the 25th to 50th percentile range of the peer group and financial services industry data. The NEO’s individual awards are reported in the Grants of Plan-Based Awards for 2012 table on page 58.

Because the annual grants are made in February, each individual award determination considered (i) the Company’s 2011 performance, (ii) the NEO’s role in that performance, including the achievement of individual goals described above in “Annual Cash Incentives,” and (iii) retention objectives for that NEO. The awards are intended to align the interests of NEOs with that of the Company’s stockholders. Annual awards are determined by an examination of the present period as well as by considering expectations of the future.

2010-2012 Performance Share Payouts

The 2010-2012 performance period for performance shares granted in 2010 ended on December 31, 2012, with the NEOs receiving between 135.7% and 167.4% of their performance share target amounts based on the Company’s results. The weighting that was assigned to the three performance goals at the time the performance shares were originally granted vary depending on each NEO’s role and responsibilities. The threshold, target and maximum performance goals, as well as actual results, for the Profitability and MA Sales performance criteria are set forth in the table below. MIS Rating Performance is evaluated based on internally developed metrics that are proprietary and competitively sensitive, and therefore are not disclosed in the table below. The threshold, target and maximum MIS Ratings Performance goals were set to reflect a degree of difficulty that was comparable to the standard applied in setting the performance goals for the other criteria, with target performance levels being difficult but obtainable, based on historical results under this metric.

2010-2012 Performance Share Metrics

	Threshold	Target	Maximum	Actual Performance
Profitability (EPS) (ex. acquisitions)	$5.02	$5.90	$7.08	$7.58
MA Sales (ex. acquisitions)($ in millions)	$1,770	$2,011	$2,333	$2,123

As a result of the level of performance that was achieved, the number of shares that each NEO earned relative to the target number of shares granted is reflected in the table below:

Name	2010-2012 Performance Share Award at Target (# of shares)	2010-2012 Performance Share Award Earned (# of shares)
Raymond W. McDaniel	51,531	83,068
Linda S. Huber	21,285	34,311
Michel Madelain	16,804	22,803
Mark E. Almeida	15,896	26,610
John J. Goggins	12,603	20,316

The NEO’s individual performance share awards are reported in the Option Exercises and Stock Vested Table For 2012 on page 60.

The Role of the Governance and Compensation Committee, Its Consultant and Management

The Committee, which is comprised entirely of independent directors, has responsibility for oversight of the Company’s compensation program and has final authority for evaluating and setting compensation for NEOs. To assist in this process, it considers recommendations made by the CEO (except with respect to his own compensation) and uses market data and analyses that the Committee’s compensation consultant provides in order to help formulate target compensation levels. The Committee has engaged Meridian Compensation Partners LLC, an independent compensation consulting company, to advise the Committee on matters related to executive and director compensation. Meridian is engaged directly by and reports to the Committee. Meridian does not offer nor provide any other services to the Company and the Committee determined that the retention of Meridian has not raised any conflicts of interest.

The Committee’s independent consultant reviewed an analysis of the annual comparison of the elements of Moody’s executive compensation structure and practices to those of the Company’s peer group, as set forth below, and the broader financial services industry. Based on its review, the consultant concluded that the Company’s executive compensation program structure is consistent with industry practices.

Determining Compensation Levels

Peer and Market Review

Moody’s current peer group and its selection criteria have been largely consistent since 2008. Since 2010, the independent consultant annually reviews the peer group with the Committee. Based on the consultant’s review, management recommends and the Committee may approve changes to the peer group. Modest adjustments were made in the composition of the peer group used in evaluating 2012 compensation, as two entities were removed (Blackrock Inc. and Interactive Data Corp) and one entity was added (Price (T. Rowe) Group). Blackrock Inc.’s removal and Price (T. Rowe) Group’s addition were primarily done to better reflect the size of Moody’s. Interactive Data Corp’s removal reflects its acquisition by investment funds managed by Silver Lake and Warburg Pincus. For 2012 the peer companies were:

AllianceBernstein Holding LP	FactSet Research Systems Inc.	MSCI
CME Group Inc.	Fair Isaac Corporation	NASDAQ OMX Group Inc.
Corporate Executive Board Company	Federated Investors, Inc.	NYSE Euronext
Dun & Bradstreet Corp.	Invesco Ltd.	Price (T. Rowe) Group
Eaton Vance Corp.	The McGraw-Hill Companies, Inc.	SEI Investments Co.
Equifax Inc.	Morningstar Inc.	Thomson Reuters Corp.
Verisk Analytics, Inc.

This group, the Committee believes, better reflects the companies with which Moody’s competes for business and executive talent. This group also better reflects the companies against which Moody’s financial performance is measured, as it includes firms that:

•	Provide analytics products and services in addition to credit risk analysis,

•	Provide company and industry credit research and business information services,

•	Had median revenue equal to $1.332 billion (Moody’s 2011 revenue equaled $2.280 billion), and

•	Had a median market capitalization of $4.0 billion as of December 31, 2012 (Moody’s market capitalization equaled approximately $11.2 billion as of December 31, 2012).

The Committee continually seeks to improve the criteria upon which the peer group is selected. The Committee reviewed the peer company selection criteria, and as part of that review established a new revenue threshold for non-financial companies. In addition to reviewing compensation practices and pay levels within the Company’s peer group, the Committee looks at the broader financial services industry’s compensation data furnished by management’s compensation consultant, Aon Hewitt, and reviewed by the Committee’s consultant. This additional compensation data is based on Aon Hewitt’s survey data from approximately forty companies and is used only for reference when evaluating pay for the Company’s NEOs.

Meridian provided the Committee and management with total direct compensation data from these comparison groups along with analysis of each element of compensation. The comparison groups’ information is reviewed in quartile ranges, beginning with the 25th percentile. In 2012, the targeted total direct compensation opportunity in aggregate for the CEO individually was slightly above the 25th percentile and, for the NEOs as a group, at the 50th percentile as compared to the peer group. The Committee periodically benchmarks benefits and perquisites and believes benefits to be in-line with market practice and perquisites to be below current market practice.

Compensation Philosophy

The Company’s compensation philosophy generally is to target the 50th percentile for base salary, target annual incentives, long-term incentives and target total compensation, although as noted above, for 2012 long-term equity awards were between the 25th and 50th percentile. The Company has also found that targeting the 50th percentile range has allowed it to retain key talent and remain competitive in the marketplace. However, an executive’s positioning against market may be above or below our target positioning based on a number of factors specific to the individual, including performance, market conditions and the unique nature of Moody’s business.

Market data is just one of the reference points used by the Committee when establishing targeted total direct compensation. The Committee also reviews each NEO’s:

•	skills,

•	experience,

•	tenure, and

•	performance during the prior year.

These factors contribute to variations in actual and target compensation levels. Based on the Committee’s analysis of the above, and consideration of a recommendation from the CEO (other than with respect to his own compensation), the Committee establishes a targeted total direct compensation level for each NEO that it believes is competitive.

Chief Executive Officer Compensation

The Committee begins its analysis of total direct compensation for the CEO by analyzing the compensation of executive officers at companies included in its peer group, as well as in the broader financial services market. In light of the CEO’s broad responsibilities requiring oversight of the entire organization, and based on the achievements detailed on page 44 under “Individual Performance,” the Committee determined that a higher total direct compensation package was warranted as compared with the other NEOs.

The mix of Mr. McDaniel’s total direct compensation package has changed in recent years. From 2007 through 2010, his base salary was set at $936,000. This salary was maintained at a consistent level in order to reduce the fixed portion of his total direct compensation and increase the at-risk percentage of his total direct compensation. In 2011, the Committee determined that a 2% base salary increase, along with a 2% incentive compensation target increase, were appropriate for Mr. McDaniel in order to move his total direct compensation more in line with the 50th percentile of the peer group and in recognition of the fact that he had not had a salary increase in three years. For 2012, the Committee determined that an additional 2% base salary increase was appropriate for Mr. McDaniel in order to keep his total direct compensation in line with competitive benchmarks.

In terms of his equity grants, 40% of Mr. McDaniel’s 2012 equity was comprised of stock options and 60% was comprised of performance shares. While the total “at risk” component of Mr. McDaniel’s target compensation remained approximately 83%, the equity portion of his target compensation increased from 50% to 57%. This increase was due to the Committee’s objective of better aligning the CEO’s compensation with long-term Company performance.

The Committee believes this current compensation mix and structure serves to incentivize the CEO and more closely ties his awards with Company and individual performance. For instance, the increases to Mr. McDaniel’s annual incentive payouts as well as the increase to his 2012 equity award were directly tied to improved Company financial results, as the Company’s operating income and EPS goals served and continue to serve as the metrics determining funding of the annual cash incentive pool and prior year results impact equity award decisions. The following two graphs illustrate this relationship.

In addition, the following graphs compare the total one and three year cumulative stockholder returns of the Company to the performance of Standard & Poor’s Stock 500 Composite Index.

The comparisons included in the MCO Stock Total Return graphs above assume that $100.00 was invested in the Company’s common stock and in the S&P 500 Composite Index on December 31, 2011 and December 31, 2009. The comparison also assumes the reinvestment of dividends, if any. The 3 year total return for the common stock was 97.27% during the performance period as compared with a total return during the same period of 36.27% for the S&P 500 Index.

As compared to its peer group, Moody’s Total Shareholder Return (defined as the annualized rate of share price appreciation plus the reinvestment of dividends) was the highest among the peers for the one-year period ending December 31, 2012 and in the 94th percentile for the three-year period ending December 31, 2012.

Mr. McDaniel’s targeted total direct compensation for 2012 was slightly above the 25th percentile as compared to the Company’s peer group provided to the Committee by its compensation consultant. His actual total direct compensation was slightly below the median of the benchmark target total direct compensation levels of the comparative group. In light of the individual achievements listed on page 44 and the description of Company achievements on page 37, the Committee believes Mr. McDaniel’s total direct compensation package to be appropriate.

Pension Value. With respect to Mr. McDaniel’s increase in pension value, as shown in the Summary Compensation Table (“SCT”) on page 55, this increase is partially related to improved Company performance, as an executive’s annual cash incentive award is included in the covered pay for the retirement calculation, an additional year of service and a one year increase in age. A large portion of the increase this year was also due to a change in the discount rate used to value the plan for financial reporting purposes. A significantly lower discount rate was used for the SEBP’s year-end 2012 valuation due to the level of interest rates as of December 31, 2012 and the relatively short time horizon over which the SEBP’s benefits are expected to be paid. The remaining three participants are expected to retire in the next decade, and more than 50% of the SEBP’s liability will be paid during that period as lump sum distributions.

ADDITIONAL EXECUTIVE COMPENSATION POLICIES AND PRACTICES

2012 “Say-on-Pay” Advisory Vote on Executive Compensation

Moody’s provided stockholders a “say-on-pay” advisory vote to approve its executive compensation in 2012 in accordance with Section 14A of the Exchange Act. At Moody’s 2012 annual meeting, stockholders expressed substantial support for the compensation of our NEOs, with approximately 98% of the votes cast for approval of our executive compensation. The Committee evaluated the results of the 2012 advisory vote and believes the strong shareholder support signals approval of the current pay programs in place at Moody’s. The Committee also considers many other factors in evaluating Moody’s executive compensation programs as discussed in this

Compensation Discussion and Analysis, including the Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by the Committee’s external consultant, and review of peer group data, each of which is evaluated in the context of the Committee’s fiduciary duty to act as the directors determine to be in stockholders’ best interests. While each of these factors bore on the Committee’s decisions regarding our NEOs’ compensation, the Committee did not make any changes to our executive compensation program and policies as a result of the 2012 “say-on-pay” advisory vote.

Clawback Policy

The Board has the right to make retroactive adjustments to any annual cash incentive awards granted after July 28, 2008 or performance shares granted after January 1, 2010, where payment or settlement of any such award was predicated upon the achievement of specified financial results and those results must later be revised. Where the results are revised by reason of a significant or material restatement, recoupment can be sought against executive officers, as defined in accordance with SEC rules; where the results are revised by reason of a restatement resulting from fraud or other misconduct, recoupment can be sought against the person engaging in such misconduct, as well as against any executive officer. The value with respect to which recoupment may be sought shall be determined by the Board. The Committee will continue to review the Company’s clawback policy as new SEC rules are adopted.

Employment Agreements

Moody’s does not enter into employment agreements with its U.S. executives, including Messrs. McDaniel, Almeida and Goggins and Ms. Huber. All of the Company’s U.S. executives are “at will” employees. Moody’s Investors Service Limited entered into a statutorily required employment agreement with Mr. Madelain on August 28, 1996.

Severance Policy

Moody’s provides severance benefits to NEOs under the Moody’s Career Transition Plan (the “Moody’s Career Transition Plan” or “CTP”) and the Moody’s Corporation Change in Control Severance Plan (the “Moody’s Corporation Change in Control Severance Plan” or the “CICP”), each of which is described below.

Career Transition Plan

All NEOs in the U.S. participate in the CTP, an ERISA-based plan that is available to all employees. The NEOs do not receive any severance benefits outside those provided under the CTP. The CTP is designed to compensate eligible employees in the following situations:

•	where there has been a reduction in the Company’s workforce or elimination of specific jobs;

•	where the individual’s job performance has not met expectations (but does not involve a basis for terminating his performance for cause); or

•	where the Company has agreed with an individual that it is in the mutual best interests of the parties to sever the employment relationship.

While having such a plan in place is in the best long-term interest of stockholders, the plan is not designed to reward individuals who have not performed to expectations or who have engaged in conduct that is detrimental to the Company and its stockholders, and the plan contains provisions to safeguard against this.

Moody’s believes that these payment arrangements are similar to the general practice among the Company’s peer group, although it has not benchmarked the severance practices of Moody’s peer companies.

Change in Control Arrangements

On December 14, 2010, the Board of Directors approved the adoption of the CICP. The purpose of the CICP is to offer its participants, which include the Company’s executive officers and other key employees selected by the Committee, protection in the event of a termination of employment in connection with a Change in Control (as defined in the CICP). The CICP has been adopted to enhance the alignment of the interests of management and stockholders by allowing executives to remain objective when facing the prospect of a sale and potential job elimination. Under the CICP, participants are entitled to severance benefits triggered only if a participant’s employment is terminated within 90 days prior to or two years following a change in control of the Company by the Company or its successor without Cause, or by the participant for Good Reason (both terms as defined in the CICP) (i.e., a “double-trigger”). For the CEO, severance benefits under the CICP consist of a lump sum cash payment equal to three times the sum of his base salary and target annual incentive for the year of termination, plus three years of continued coverage under the Company’s medical and dental insurance plans. For other executives, including the other NEOs, the severance benefits consist of a lump sum cash payment equal to two times the sum of their base salaries and target annual incentives, plus two years of continued medical and dental coverage. Executive officers are not entitled to receive (either under the CICP or any other arrangement) an excise tax gross-up with respect to change in control benefits.

Stock Ownership Guidelines

In July 2004, Moody’s adopted stock ownership guidelines for its executives, including the NEOs, and its non-management directors, encouraging them to acquire and maintain a meaningful stake in the Company. These guidelines were revised in February 2008 and again in July 2012 to reflect new management structures. Moody’s believes that these guidelines encourage its executive officers to act as owners, thereby better aligning the executives’ interests with those of the Company’s stockholders.

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The guidelines are intended to satisfy an individual’s need for portfolio diversification, while ensuring an ownership level sufficient to assure stockholders of the individual’s commitment to value creation.

•

Executive officers are expected, within five years of appointment to officer level, to acquire and hold shares of the Company’s Common Stock equal in value to a specified multiple of their base salary (which varies based on position). Ownership is expected to be increased in line with base salary increases.

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The current ownership level multiples, as adjusted in 2012, are: (i) six times base salary for the CEO, (ii) three times base salary for the remaining Named Executive Officers, as well as all direct reports of the CEO, (iii) one times base salary for the remaining officers subject to the guidelines, and (iv) five times the annual cash retainer for non-management directors.

•	Restricted shares and shares owned by immediate family members or through the Company’s tax-qualified savings and retirement plans count toward satisfying the guidelines.

•	Stock options, whether vested or unvested, do not count toward satisfying the guidelines.

•	Unearned performance shares do not count toward satisfying the guidelines.

•

In 2012, a “hold until met” requirement was added to the guidelines for all individuals subject to the stock ownership guidelines. This requires executives to hold 75% of net shares that they are awarded until their ownership multiple is met, including when an executive’s holdings no longer satisfy the required ownership multiple due to a decline in stock price.

As of December, 31, 2012, each of the NEOs was in compliance with the guidelines. The guidelines for an individual executive officer may be suspended at the discretion of the Board of Directors in situations that it deems appropriate.

Anti-Hedging and Anti-Pledging Policy

All executive officers and directors are subject to a securities trading policy under which they are prohibited from entering into the following transactions with respect to Moody’s securities, including any publicly traded securities of a Moody’s subsidiary:

•	making “short sales” of Moody’s securities;

•

engaging in speculative transactions or entering into any transaction (including purchasing forward contracts, equity swaps, puts or calls) that are designed to offset any decrease in market value of ,or otherwise hedge, Moody’s securities; and

•	pledging Moody’s securities through margin accounts.

Tax Deductibility Policy

Section 162(m) of the Tax Code limits income tax deductibility of compensation in excess of $1 million that is paid to any employee who, as of the close of the taxable year ,was the CEO or, whose total direct compensation is required to be reported to stockholders under the Exchange Act by reason of such employee being among the three highest compensated executive officers for the taxable year (other than the CEO and CFO), except to the extent the compensation qualifies as “performance-based” as defined under the income tax regulations. Stock options awarded under the Company’s stockholder-approved stock incentive plans are intended to be performance-based for purposes of the federal income tax laws, and any amounts required to be included in an executive’s income upon the exercise of options are not expected to count toward the $1 million limitation. The performance shares awarded by the Company are likewise intended to qualify as performance-based compensation and therefore be fully tax deductible. Similarly, bonuses under Moody’s annual cash incentive plan are intended to qualify as performance-based compensation. For other compensation to be performance-based under the regulations, it must be contingent on the attainment of performance goals the material terms of which are approved by stockholders and the specific objectives of which are established by, and attainment of which objectives are certified by, a committee of the Board which consists entirely of non-employee directors.

While Moody’s generally seeks to ensure the deductibility of the incentive compensation paid to the Company’s executives, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice. In addition, there are ambiguities in how the conditions to qualifying as “performance-based” will be interpreted and administered under the income tax regulations, so that amounts that Moody’s intends or expects to qualify as deductible may not so qualify. Accordingly, there is no certainty that elements of compensation discussed in this proxy statement will in fact be deductible.

SUMMARY COMPENSATION TABLE

The following table sets forth, for the years ended December 31, 2012, 2011 and 2010, the total compensation of the Company’s Named Executive Officers. The Named Executive Officers for 2012, 2011 and 2010 include Moody’s Principal Executive Officer, its Principal Financial Officer, and the three most highly compensated executive officers of the Company (other than the Principal Executive Officer and Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Raymond W. McDaniel	2012	$974,000	—	$1,949,998	$1,300,006	$2,502,110	$5,074,400	$53,840	$11,854,354
President and Chief Executive Officer	2011	954,800	—	1,380,010	1,379,995	2,375,400	5,755,706	71,131	11,917,042
	2010	936,000	—	1,380,000	920,003	2,643,600	3,256,441	10,800	9,146,844

Linda S. Huber	2012	568,000	—	688,185	458,803	995,400	1,011,341	29,000	3,750,729
Executive Vice President and Chief Financial Officer	2011	546,300	—	655,508	436,995	952,000	902,700	41,597	3,535,100
	2010	530,400		970,002	379,997	1,054,500	625,637	8,772	3,569,308

Michel Madelain(7)	2012	507,049	—	610,192	406,793	1,015,562	—	62,412	2,602,008
President and COO of Moody’s Investors Service	2011	465,955	—	540,000	360,004	738,008	—	53,733	2,157,700
	2010	458,143	—	810,008	300,002	736,353	—	46,092	2,350,598

Mark E. Almeida	2012	497,000	—	581,389	387,598	674,300	206,689	22,721	2,369,697
President of Moody’s Analytics	2011	477,500	—	510,830	340,557	730,900	321,628	33,188	2,414,603
	2010	463,500	—	785,692	283,799	736,000	153,817	8,109	2,430,917

John J. Goggins	2012	468,000	—	407,413	271,594	676,600	1,117,924	21,583	2,963,114
Executive Vice President and General Counsel	2011	443,658	—	388,149	258,761	583,100	1,096,407	31,138	2,801,213
	2010	416,000	—	697,506	224,999	664,200	581,733	8,125	2,592,563

(1)	The amounts reported in the Bonus column represent discretionary bonuses paid to the Named Executive Officers. Payments under the Company’s annual cash incentive program are reported in the Non-Equity Incentive Plan Compensation column.

(2)	The amounts shown in the Stock Awards column represent the full grant date fair market value of performance share grants made in 2012 and 2011 and restricted stock and performance share grants made in 2010. Amounts reported for 2010 for the Named Executive Officers other than the CEO include a special one-time restricted stock retention grant awarded in September 2010. The full grant date fair value is based on the fair market value of the stock, which is defined as the arithmetic mean of the high and low prices of the Common Stock. All grants of performance shares and restricted stock were made under the Company’s 2001 Key Employees’ Stock Incentive Plan (as amended and restated on December 15, 2009, the “2001 Stock Incentive Plan”). There were no restricted stock grants made to the NEOs in 2012 and 2011.

On February 13, 2012, the fair market value of the Common Stock was $38.61 and the following grants of performance shares of Common Stock were received by Mr. McDaniel—50,505, Ms. Huber—17,824 shares, Mr. Madelain—15,804 shares, Mr. Almeida—15,058 shares, and Mr. Goggins—10,552 shares. These performance share awards are subject to performance metrics of EBITDA, MA’s sales growth and MIS’s ratings accuracy performance during the three calendar year period ending December 31, 2014. Because the achievement or non-achievement of these performance metrics depends upon the occurrence of future events, the actual final payout of these performance share awards are not known at this time. As such, the total grant date fair value of the performance shares is calculated using the target number of shares underlying these awards and the per share grant date price on the date of grant of $38.61. No cash dividends will be paid when the underlying shares vest.

At maximum achievement, the grant date fair value of the awards would have been 225% of the amount reported for each executive, or for Mr. McDaniel—$4,387,496, Ms. Huber—$1,548,416, Mr. Madelain—$1,372,932, Mr. Almeida—$1,308,125, and Mr. Goggins—$916,679. With respect to the shares of restricted stock granted to the NEOs in 2010, subject to continued employment, one-fourth of the shares vested or will vest on the first trading day in each of March of 2011, 2012, 2013 and 2014. The 2001 Stock Incentive Plan provides that a grant outstanding for at least one year vests in full upon the grantee’s retirement. Cash dividends will be accumulated and paid, without interest, when the underlying shares vest.

(3)	The amounts shown in the Option Awards column represent the full grant date fair value of non-qualified options granted in each year indicated. The February 13, 2012 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions: a stock price of $38.61; a stock-price volatility factor of 43.5%; a risk-free rate of return of 1.55%; a dividend yield of 1.66%; and an expected time of exercise of 7.4 years from the date of grant. The February 8, 2011 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions: a stock price of $30.01; a stock-price volatility factor of 40.85%; a risk-free rate of return of 3.34%; a dividend yield of 1.53%; and an expected time of exercise of 7.6 years from the date of grant. The February 9, 2010 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions: a stock price of $26.78; a stock-price volatility factor of 44.0%; a risk-free rate of return of 2.73%; a dividend yield of 1.57%; and an expected time of exercise of 5.9 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the amounts earned by the Named Executive Officers for 2012, 2011 and 2010 under the Company’s annual cash incentive program. The amounts for 2012, 2011 and 2010 were actually paid on March 5, 2013, March 6, 2012 and March 4, 2011, respectively. For a description of this program, see “Annual Cash Incentives” in the CD&A on page 42.

(5)	The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate change during 2012 in the actuarial present value of the Named Executive Officers’ accumulated benefits under the Company’s Retirement Account, Pension Benefit Equalization Plan, and SEBP. For a description of these plans, see the Pension Benefits Table on page 61. The change in the actuarial present value year over year is largely driven by the impact on the SEBP component of the following variables: one additional year of service and pay; one less year of discounting in the present value calculation; and annual assumption changes (such as the discount rate or mortality assumption). In addition to these typical factors that affect the actuarial present values from one year to the next, plan changes can also have an impact. The PBEP and SEBP plans comply with Section 409A of the Internal Revenue Code. SEBP participants elected either an annuity or a lump sum form of payment that will apply at retirement, and the PBEP was amended so it will automatically provide lump sum distributions to terminated participants at the later of age 55 or six months following termination from Moody’s. The SEBP was closed as of January 1, 2008 to new participants and the only NEO’s who participate in the plan are Mr. McDaniel, Ms. Huber and Mr. Goggins. These amounts do not include any non-qualified deferred compensation earnings as there were no above market earnings for the NEO’s in Moody’s Deferred Compensation Plan.

(6)	The amounts reported in the All Other Compensation column comprise the following compensation items:

Name	Year	Perquisites and Other Personal Benefits (a)	Company Contributions to Vested Defined Contribution Plans(b)	Dividends or Other Earnings Paid on Stock Awards(c)	Termination Benefits	Total
Raymond W. McDaniel	2012	—	$46,869	$6,971	—	$53,840
Linda S. Huber	2012	—	23,417	5,583	—	29,000
Michel Madelain	2012	$15,124	44,054	3,234	—	62,412
Mark E. Almeida	2012	—	18,870	3,851	—	22,721
John J. Goggins	2012	—	17,630	3,953	—	21,583

(a)	For all the NEOs except Michel Madelain, perquisites and other personal benefits provided in fiscal 2012 were, in the aggregate, less than $10,000 per individual. For Michel Madelain, the perquisite amounts represents a car allowance (as is the practice in the UK for executive officers) paid in British pounds sterling. An exchange rate of 1.6262 from the Federal Reserve Bank as of December 31, 2012 was used to calculate the 2012 U.S. dollar amount.

(b)	These amounts represent the aggregate annual Company contributions to the accounts of the Named Executive Officers under the Company’s Profit Participation Plan and the non-qualified Deferred Compensation Plan in the United States. The Profit Participation Plan and the Deferred Compensation Plan are tax-qualified defined contribution plans. The amount described with respect to Mr. Madelain was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan. An exchange rate of 1.6262 from The Federal Reserve Bank as of December 31, 2012 was used to calculate the U.S. dollar amount.

(c)	These amounts represent dividend equivalents paid on restricted stock awards that vested during 2012, 2011 and 2010.

(7)	Mr. Madelain’s compensation figures are shown in the table in U.S. dollars. However, certain elements of his compensation was paid in British pounds sterling. An exchange rate of 1.6262 from The Federal Reserve Bank as of December 31, 2012 was used to calculate the 2012 U.S. dollar amount.

GRANTS OF PLAN-BASED AWARDS TABLE FOR 2012

The following table sets forth, for the year ended December 31, 2012, information concerning each grant of an award made to the Company’s Named Executive Officers in 2012 under any plan.

Name	Grant Date	Authoriza- tion Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Shares of Stock or Units(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Closing Price on Day of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi- mum (#)
Raymond W. McDaniel	2/13/2012	12/12/2011				12,626	50,505	113,636				$1,949,998
	2/13/2012	12/12/2011							85,809	$38.61	$38.71	1,300,006
	N/A		365,000	1,460,000	2,920,000

Linda S. Huber	02/13/2012	12/12/2011				4,456	17,824	40,104				688,185
	02/13/2012	12/12/2011							30,284	$38.61	$38.71	458,803
	N/A		153,250	613,000	1,226,000

Michel Madelain	02/13/2012	12/12/2011				3,951	15,804	35,559				610,192
	02/13/2012	12/12/2011							26,851	$38.61	$38.71	406,793
	N/A		133,633	534,532	1,069,064

Mark E. Almeida	02/13/2012	12/12/2011				3,765	15,058	33,881				581,389
	02/13/2012	12/12/2011							25,584	$38.61	$38.71	387,598
	N/A		125,250	501,000	1,002,000

John Goggins	02/13/2012	12/12/2011				2,638	10,552	23,742				407,413
	02/13/2012	12/12/2011							17,927	$38.61	$38.71	271,594
	N/A		93,750	375,000	750,000

(1)	The Governance and Compensation Committee authorized the grant of stock options and performance shares for 2012 on December 12, 2011, to be effective on February 13, 2012, the third trading day following the date of the public dissemination of the Company’s financial results for 2011.

(2)	These cash incentive awards were granted in 2012 under the Company’s annual cash incentive program. The Governance and Compensation Committee established performance metrics for operating income and EPS growth that determine the aggregate funding of the program. The Governance and Compensation Committee considers other factors including individual performance when determining the final award amounts for annual incentive awards. For additional information on the annual cash incentive program, see the CD&A beginning on page 37. These awards were earned during 2012 and are paid in March 2013.

(3)	These performance share awards were granted in 2012 under the Company’s 2001 Stock Incentive Plan. The Governance and Compensation Committee determined the target performance share amounts and set performance measures over the three-year performance period ending December 31, 2014. For Mr. McDaniel, Ms. Huber and Mr. Goggins, performance is based on EBITDA, MA’s sales growth and MIS’s ratings accuracy performance. For Mr. Madelain, performance is based on EBITDA and MIS’s ratings accuracy performance. For Mr. Almeida, performance is based on EBITDA and MA’s sales growth. At maximum achievement, the grant date fair value of the awards would have been 225% of the amount reported for each executive, or for Mr. McDaniel—$4,387,496, Ms. Huber—$1,548,416, Mr. Madelain—$1,372,932, Mr. Almeida—$1,308,125, and Mr. Goggins—$916,679.

(4)	These stock option awards were made under the Company’s 2001 Stock Incentive Plan. They vest in four equal annual installments beginning on the first anniversary of the date of grant, February 13, 2013 and expire on February 13, 2022.

(5)	The exercise price of these awards is equal to the arithmetic mean of the high and low market price of the Company’s Common Stock on the grant date.

(6)	The February 13, 2012 grant date fair value for stock options is based on the Black-Scholes option valuation model, applying the following assumptions; an expected stock-price volatility factor of 43.5%; a risk-free rate of return of 1.55%; a dividend yield of 1.66%; and an expected time of exercise of 7.4 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE FOR 2012

The following table sets forth information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each of the Company’s Named Executive Officers outstanding as of December 31, 2012. The market value of the shares that have not vested is based on the closing market price of the Company’s Common Stock on December 31, 2012 on the New York Stock Exchange.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)	Grant Date
	Exercisable	Unexercisable
Raymond W. McDaniel	165,000	0		32.4075	02/09/2004	02/09/2014			45,985	2,313,965	02/08/2011
	167,500	0		41.6875	02/22/2005	02/22/2015			50,505	2,541,412	02/13/2012
	114,223	0		63.0900	02/08/2006	02/08/2016
	102,800	0		72.7150	02/12/2007	02/12/2017
	185,000	0		38.0700	02/12/2008	02/12/2018
	135,647	45,216		25.3700	02/10/2009	02/10/2019
	44,146	44,146		26.7800	02/09/2010	02/09/2020
	27,710	83,133		30.0100	02/08/2011	02/08/2021
	0	85,809		38.6100	02/13/2012	02/13/2022
Linda S. Huber	66,667	0		44.9850	07/01/2005	07/01/2015	8,842	444,929			09/07/2010
	45,000	0		63.0900	02/08/2006	02/08/2016			21,843	1,099,140	02/08/2011
	44,500	0		72.7150	02/12/2007	02/12/2017			17,824	896,904	02/13/2012
	85,000	0		38.0700	02/12/2008	02/12/2018
	66,510	22,171		25.3700	02/10/2009	02/10/2019
	18,234	18,234		26.7800	02/09/2010	02/09/2020
	8,775	26,325		30.0100	02/08/2011	02/08/2021
	0	30,284		38.6100	02/13/2012	02/13/2022
Michel Madelain	8,573	0		32.4075	02/09/2004	02/09/2014	7,958	400,447			09/07/2010
	25,460	0		41.6875	02/22/2005	02/22/2015			17,994	905,458	02/08/2011
	13,625	0		63.0900	02/08/2006	02/08/2016			15,804	795,257	02/13/2012
	12,750	0		72.7150	02/12/2007	02/12/2017
	62,500	0		38.0700	02/12/2008	02/12/2018
	52,509	17,503		25.3700	02/10/2009	02/10/2019
	14,395	14,396		26.7800	02/09/2010	02/09/2020
	7,229	21,687		30.0100	02/08/2011	02/08/2021
	0	26,851		38.6100	02/13/2012	02/13/2022
Mark E. Almeida	33,000	0		32.4075	02/09/2004	02/09/2014	7,958	400,447			09/07/2010
	36,850	0		41.6875	02/22/2005	02/22/2015			17,022	856,547	02/08/2011
	25,000	0		63.0900	02/08/2006	02/08/2016			15,058	757,719	02/13/2012
	22,750	0		72.7150	02/12/2007	02/12/2017
	62,500	0		38.0700	02/12/2008	02/12/2018
	49,008	16,336		25.3700	02/10/2009	02/10/2019
	13,618	13,618		26.7800	02/09/2010	02/09/2020
	6,838	20,516		30.0100	02/08/2011	02/08/2021
	0	25,584		38.6100	02/13/2012	02/13/2022
John J. Goggins	46,500	0		32.4075	02/09/2004	02/09/2014	7,958	400,447			09/07/2010
	43,550	0		41.6875	02/22/2005	02/22/2015			12,934	650,839	02/08/2011
	24,500	0		63.0900	02/08/2006	02/08/2016			10,552	530,977	02/13/2012
	24,250	0		72.7150	02/12/2007	02/12/2017
	50,000	0		38.0700	02/12/2008	02/12/2018
	39,381	13,128		25.3700	02/10/2009	02/10/2019
	10,796	10,797		26.7800	02/09/2010	02/09/2020
	5,196	15,588		30.0100	02/08/2011	02/08/2021
	0	17,927		38.6100	02/13/2012	02/13/2022

(1)	Option awards are exercisable in four equal, annual installments beginning on the first anniversary of the date of grant. The grant date for options is ten years earlier than the Option Expiration Date reported in the table.

(2)	For the restricted stock grant made in September 2010, the awards vest in four equal annual installments on the first trading day in March in each of the years 2011, 2012, 2013 and 2014. For the restricted stock grants made on February 12, 2007, subject to the Named Executive Officer’s continued employment through each vesting date, the vesting of these restricted stock awards in any one year generally depends on the financial performance of the Company. Twenty-five percent of the total number of shares subject to an award represents the “Target Shares” for each vesting year. If the Company’s annual operating income growth in any one year is (i) less than 10%, then 50% of the Target Shares will vest; (ii) between 10% and 15% (inclusive), then 100% of the Target Shares will vest; and (iii) greater than 15%, then 150% of the Target Shares will vest. Notwithstanding the possibility of accelerated vesting in any year of operating income growth greater than 15%, no more than 100% of the initial award will vest, and all shares will vest in full, if not previously vested, five years from the grant date, subject to the Named Executive Officer’s continued employment through such date, regardless of whether the specified performance goals have been achieved.

(3)	Value is calculated based on the closing price of the Common Stock on December 31, 2012, $50.32.

(4)	Represents performance share awards that pay out subject to the attainment of performance objectives and vesting requirements measured over a three-year period. The performance shares granted on February 8, 2011 pay out in March 2014 for the performance period ending December 31, 2013, and the performance shares granted on February 13, 2012 pay out in March 2015 for the performance period ending December 31, 2014.

OPTION EXERCISES AND STOCK VESTED TABLE FOR 2012

The following table sets forth information concerning the number of shares of Common Stock acquired and the value realized upon the exercise of stock options and the number of shares of Common Stock acquired and the value realized upon vesting of restricted stock awards during 2012 for each of the Company’s Named Executive Officers on an aggregated basis. In the case of stock options, the value realized is based on the market price of the Company’s Common Stock on the New York Stock Exchange at the time of exercise and the option exercise price; in the case of restricted stock awards, the value realized is based on the average high and low market price of the Company’s Common Stock on the New York Stock Exchange on the vesting date.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raymond W. McDaniel	212,000	$3,871,502	95,087	$4,611,911
Linda S. Huber	—	—	43,937	2,085,993
Michel Madelain	11,789	220,837	28,274	1,350,363
Mark E. Almeida	46,000	1,147,866	33,249	1,585,698
John J. Goggins	64,000	1,646,880	27,131	1,278,463

(1)	The figures shown in the Stock Awards columns include both restricted stock and performance shares that vested in 2012. The performance shares were granted in 2010, vested on December 31, 2012, but will not be distributed to recipients until March 1, 2013. The “Value Realized on Vesting” is calculated using a vesting price of $49.90, which is the average of the high and low market price of the Company’s Common Stock on the New York Stock Exchange on the vesting date. The actual value of the awards on the distribution date of March 1, 2013 may vary.

PENSION BENEFITS TABLE FOR 2012

The following table sets forth information with respect to each defined benefit pension plan that provides for payments or other benefits to the Named Executive Officers at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit at 12/31/11 ($)	Payments During Last Fiscal Year ($)
Raymond W. McDaniel	Retirement Account	24.5000	$456,613	—
	Pension Benefit Equalization Plan	24.5000	2,914,622	—
	Supplemental Executive Benefit Plan	25.8333	23,644,387	—

Linda S. Huber	Retirement Account	6.5833	124,358	—
	Pension Benefit Equalization Plan	6.5833	473,780	—
	Supplemental Executive Benefit Plan	7.6667	2,764,367	—

Michel Madelain(2)	Moody’s Group Personal Pension Plan	—	—	—

Mark E. Almeida	Retirement Account	23.5000	408,783	—
	Pension Benefit Equalization Plan	23.5000	864,195	—
	Supplemental Executive Benefit Plan	—	—	—

John J. Goggins	Retirement Account	12.8333	226,272	—
	Pension Benefit Equalization Plan	12.8333	509,197	—
	Supplemental Executive Benefit Plan	13.9167	3,587,419	—

(1)	The credited service for the Retirement Account and the PBEP is based on service from the date the individual became a participant in the plan. Individuals become participants in the plan on the first day of the month coincident with or next following the completion of one year of service. The SEBP provides credited service from an individual’s date of hire with Moody’s. For Messrs. McDaniel and Almeida, the date of participation in the Retirement Account is based on an earlier plan provision that provided for individuals to become participants on the January 1 or July 1 following the completion of one year of service.

(2)	The Company provides retirement benefits to the NEOs under three defined benefit pension plans, except for Michel Madelain, who is not a U.S. employee. As reflected in footnote (6) to the Summary Compensation Table, an amount was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan on Mr. Madelain’s behalf. Using an exchange rate of 1.6262 from the Federal Reserve Bank as of December 31, 2012, the amount contributed was $44,054 in 2012.

The PBEP and SEBP plans comply with Section 409A of the Internal Revenue Code. SEBP participants elected either an annuity or a lump sum form of payment that will apply at retirement, and the PBEP was amended so it will automatically provide lump sum distributions to terminated participants at the later of age 55 or six months following termination from Moody’s.

The Company provides retirement benefits to the Named Executive Officers under three defined benefit pension plans, except for Mr. Madelain, who is not a U.S. employee: the Retirement Account, the PBEP and the SEBP. The Retirement Account is a broad-based tax-qualified defined benefit pension plan. The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants that would otherwise be lost under the Retirement Account due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. The Retirement Account, together with the PBEP, provides retirement income based on a percentage of annual compensation. The SEBP is a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the PBEP for designated senior executive officers of the Company. An amount was contributed by the Company’s subsidiary in the UK to the Moody’s Group Personal Pension Plan, described below, on Mr. Madelain’s behalf.

None of the continuing Named Executive Officers are currently eligible for early retirement under any of the Company’s defined benefit pension plans.

The assumptions made in computing the present value of the accumulated benefits of the Named Executive Officers, except as described in the following sentence, are incorporated herein by reference to the discussion of those assumptions under the heading “Pension and Other Post-Retirement Benefits” in the Management’s Discussion and Analysis and Note 11 to the financial statements as contained in the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2013. The assumed retirement age used in computing the present value of the accumulated benefits of the Named Executive Officers was age 65 in the case of the Retirement Account, age 65 in the case of the PBEP, and age 55 in the case of the SEBP.

The material terms in effect in 2012 of the Retirement Account, the PBEP, the SEBP and Moody’s Group Personal Pension Plan are described below. Each of these plans was amended and restated effective as of January 1, 2008. Therefore, future benefit accruals made under these plans will be subject to revised terms.

Moody’s Corporation Retirement Account

All U.S. employees hired prior to January 1, 2008 and who have been continuously employed are eligible to participate in the Retirement Account after attaining age 21 and completing one year of service with the Company. Participants earn one month of credited service for each month or fraction thereof from the date they become eligible to participate in the plan. The Retirement Account is a cash balance plan providing benefits that grow monthly as hypothetical account balances, which are credited with interest and pay-based credits. Interest credits are based on a 30-year Treasury interest rate equivalent with a minimum compounded annual interest rate of 4.5%. Pay-based credits are amounts allocated to each participant’s hypothetical account based upon a percentage of monthly pensionable compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%. Each participant’s pay-based credit percentage is based on their attained age and credited service. Compensation is based on actual earnings which include base salary, regular bonus (or annual incentive award), overtime and commissions. Severance pay, contingent payments and other forms of special remuneration are excluded.

Participants vest in their benefits after completing three years of service with the Company. Upon termination of employment, a participant may elect to receive an immediate lump sum distribution equal to 50% of his cash balance account. The remaining 50% of the cash balance account must be received in the form of an annuity upon retirement at age 55 or later. The normal retirement age under the Retirement Account is age 65, but participants who have attained age 55 with at least 10 years of service may elect to retire early. Upon retirement, participants can choose among the various actuarially equivalent forms of annuities offered under the plan.

Moody’s Corporation Pension Benefit Equalization Plan

The PBEP is a non-tax-qualified defined benefit pension plan that restores benefits to participants whose pensionable compensation exceeds the limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans. For 2012, this limitation was $250,000. The provisions of the PBEP are the same as those of the Retirement Account except for the form of payment which must be as a lump sum. Upon attaining age 55 with at least 10 years of service, participants may elect to retire. The PBEP was amended as of January 1, 2008 to provide that any participant who is an active employee of the Company or any subsidiary after December 31, 2004 shall receive all of his benefits under the PBEP in a lump sum on the six month anniversary of his separation from service with the Company or a subsidiary.

Moody’s Corporation Supplemental Executive Benefit Plan

The SEBP is closed to new participants and the only Named Executive Officers participating in the plan are Mr. McDaniel, Ms. Huber and Mr. Goggins. The SEBP is a non-tax-qualified defined benefit pension plan designed to ensure the payment of a competitive level of retirement income and disability benefits to participants.

Historically, a key management employee of the Company who was deemed to be responsible for the management, growth, or protection of the Company’s business, and who was designated in writing by the Chief Executive Officer and approved by the Governance and Compensation Committee was eligible to participate in the plan on the effective date of his designation. The target retirement benefit for a participant is equal to 2% of average final compensation for each year of credited service up to 30 years of credited service, for a maximum benefit of 60% of average final compensation. This target benefit is offset by other pension benefits earned under the Retirement Account and PBEP, as well as benefits payable from Social Security and other pension benefits payable by the Company.

Participants earn one month of credited service for each month or fraction thereof that they are employed by the Company. Eligible compensation includes base salary, annual incentive awards, commissions, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, and any portion of such amounts voluntarily deferred or reduced by the participant under any Company employee benefit plan. Average final compensation is the highest consecutive 60 months of eligible compensation in the last 120 months of employment.

The SEBP also provides a temporary disability benefit in the event of a participant’s total and permanent disability. This disability benefit is equal to 60% of the 12 months of compensation earned by the participant immediately prior to the date of disability. The disability benefit is offset by any other disability income and/or pension income the participant is already receiving. Payment of the temporary disability benefit continues during the participant’s period of disability, but no later than age 65. During the period of total and permanent disability, a participant continues to earn credited service for retirement purposes.

Participants vest in their benefits after completing five years of service with the Company. Benefits are payable at the later of age 55 or termination of employment. For participants who terminate their employment prior to attaining age 55, benefits must commence at age 55 and their SEBP benefit will be reduced by 60% for early retirement. If a participant or vested former participant retires directly from the Company after age 55 and before age 60 without the Company’s consent, his retirement benefit is reduced by 3% for each year or fraction thereof that retirement commences prior to reaching age 60. If a participant retires directly from the Company on or after age 55 with the Company’s consent, benefits are not reduced for commencement prior to age 60.

The normal form of payment under the SEBP is a single-life annuity for non-married participants or a fully subsidized 50% joint and survivor annuity for married participants. Participants may receive up to 100% of their benefit in the form of a lump-sum distribution.

The SEBP was amended January 1, 2008 in order to reflect the requirements of Section 409A of the Internal Revenue Code.

Moody’s UK Group Personal Pension Plan

The Group Personal Pension Plan (the “GPPP”) enables employees in the United Kingdom to contribute to a pension arrangement. The GPPP is a collection of individual pension policies. Each member has his or own individual pension policy within the GPPP and, if the employee changes jobs, the employee may be able to continue to contribute to the policy if he so wishes. Membership in the GPPP is voluntary and is offered to all employees of the Company’s UK subsidiary (“Moody’s UK”) who are directly employed by Moody’s UK, are between the ages of 18 and 65 and have completed three months of service. Moody’s UK makes contributions representing a percentage of pensionable salary at a rate dependent upon the employee’s age. The percentage increases as the employee’s age approaches the retirement age of 65. Moody’s UK will stop paying contributions to the GPPP when an employee leaves service, or on the date of contractual retirement, if earlier. As a condition to membership in the GPPP, an employee is required to make regular contributions of at least 3% of one’s pensionable salary for the first two years of membership.

After an employee is a member of the GPPP for two years, the employee is not required to contribute personally to the GPPP in order to benefit from the contributions available from Moody’s UK, but the employee may elect to pay personal contributions on a voluntary basis up to a maximum amount set forth in the GPPP which is dependent upon certain factors, including their earnings and the total amount already saved in pensions. Employee contributions qualify for full tax relief via a salary sacrifice arrangement called Pension Sense. Employees are not taxed on the contributions paid into the GPPP by Moody’s UK either. They also receive beneficial tax treatment at retirement. It is anticipated that the Company will implement a new UK pension scheme in 2013 to comply with automatic enrollment and minimum contribution legislative requirements.

NONQUALIFIED DEFERRED COMPENSATION TABLE(1)

The following table sets forth information concerning the nonqualified deferred compensation of the Named Executive Officers in 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Raymond W. McDaniel	—	—	$8,888	—	$104,403
Linda S. Huber	—	—	4,402	—	49,118
Michel Madelain	N/A	N/A	N/A	N/A	N/A
Mark E. Almeida	—	—	31,800	—	228,674
John J. Goggins	—	—	9,679	—	74,315

(1)	Nonqualified deferred compensation earnings are included in the “Aggregate Earnings in Last Fiscal Year” column of this table. Company contributions to the accounts of the NEOs under the Company’s nonqualified Deferred Compensation Plan also are reflected in column (b) of footnote (6) to the Summary Compensation Table. Contributions of $116,750 for Mr. Almeida and $38,668 for Mr. Goggins were reported as compensation in the Company’s Summary Compensation Table for prior years.

Moody’s Corporation Deferred Compensation Plan

Effective January 1, 2008, the Company implemented the Moody’s Corporation Deferred Compensation Plan. Each year, employees expected to earn annual compensation in excess of the IRS compensation limit for allowable pre-tax deferrals into the Moody’s Profit Participation Plan, are notified of their eligibility to participate in the DCP.

The primary purpose of the DCP is to allow these employees to continue pre-tax deductions into a nonqualified plan and receive the maximum company match on compensation which exceeds the IRS limits for allowable pre-tax deferrals into the Moody’s Profit Participation Plan. A limited group of highly compensated senior management has the option of immediate deferral of up to 50% of base salary and/or bonus. However, the Company match only applies to deferrals in excess of the IRS limit on compensation. In addition, the Company will credit to the DCP employer contributions that would have been made to the Profit Participation Plan but for the application of the compensation limit.

Each participant may select one or more deemed investment funds offered under the DCP for the investment of the participant’s account and future contributions. The deemed investment funds are substantially the same as the funds available in the Profit Participation Plan. The DCP is unfunded and no cash amounts are paid into or set aside in a trust or similar fund under the DCP. All amounts deducted from a participant’s earnings, along with any Company contributions, are retained as part of the Company’s general assets and are credited to the participant’s bookkeeping account under the DCP. The value of a participant’s account increases or decreases in value based upon the fair market value of the deemed investment funds as of the end of the year. The forms of distribution under the DCP are either a lump sum or an annuity after termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below reflects the amount of compensation that would become payable to each of the Named Executive Officers under certain existing plans and arrangements if the executive’s employment had terminated under the specified circumstances or if there had been a change in control on December 31, 2012, given the named executive’s compensation and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits that may be available to the executive prior to the occurrence of any termination of employment, including under exercisable stock options held by the executive, and benefits available generally to salaried employees, such as distributions under the Company’s tax-qualified defined contribution plan and accrued vacation pay. In addition, in connection with any event including or other than those described below, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Company determines appropriate. A “change in control” is defined as: (i) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody’s Corporation possessing 50 percent or more of the total voting power of the stock of Moody’s Corporation, or (ii) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s then current compensation.

Moody’s Corporation Career Transition Plan

Each of the Company’s Named Executive Officers currently participates in the Moody’s Corporation Career Transition Plan. This plan generally provides for the payment of benefits if an eligible executive officer’s employment terminates for one of several specified events: a reduction in force, a job elimination, unsatisfactory job performance (not constituting cause), or a mutually agreed upon resignation.

The CTP provides payments and benefits to individuals for what Moody’s believes to be a reasonable period for them to find comparable employment. It also affords both Moody’s and the individual the motivation to resolve any potential claims or other issues between the parties with finality, which helps minimize distractions for management and protect the interests of stockholders.

The plan does not cover employment terminations resulting from a unilateral resignation, a termination of employment for cause, a sale, merger, spin-off, reorganization, liquidation, or dissolution of the Company, or where the Named Executive Officer takes a comparable position with an affiliate of the Company. “Cause” means willful malfeasance or misconduct, a continuing failure to perform his duties, a failure to observe the material policies of the Company, or the commission of a felony or any misdemeanor involving moral turpitude. In the event of an eligible termination of employment, a Named Executive Officer may be paid 52 weeks of salary continuation (26 weeks if the executive officer is terminated by the Company for unsatisfactory performance), payable at the times the executive officer’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the Named Executive Officer’s annual base salary at the time of termination of employment. In addition, the Named Executive Officer may receive continued medical, dental and life insurance benefits during the applicable salary continuation period, and will be entitled to such outplacement services during the salary continuation period as are being generally provided by the Company to its employees. In addition, the executive is entitled to receive any benefits that he or she otherwise would have been entitled to receive under Moody’s retirement plans, although these benefits are not increased or accelerated.

Except in the case of a termination of employment by the Company for unsatisfactory performance, the Named Executive Officer also may receive:

•

a prorated portion of the actual annual cash incentive for the year of termination of employment that would have been payable to the executive officer under the annual cash incentive plan in which the executive officer was participating at the time of termination, provided that the executive officer was employed for at least six full months during the calendar year of termination;

•	financial planning and counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment.

The plan gives the Company’s Chairman and Chief Executive Officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, a Named Executive Officer (other than himself) under the plan. As a matter of policy, if Mr. McDaniel intended to increase the benefits payable, any such proposal would be reviewed by the Committee.

The receipt of any benefits under the plan is contingent upon the affected Named Executive Officer signing a severance and release agreement that prohibits him from engaging in conduct that is detrimental to the Company, such as working for certain competitors, soliciting customers or employees after employment ends, and disclosing confidential information, the disclosure of which would result in competitive harm to us. These provisions extend for the one-year period during which the Named Executive Officer would be receiving payments pursuant to the CTP.

The estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under the CTP as of the last day of 2012 are reported in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 65.

The estimated payments and benefits that would be provided to each Named Executive Officer still serving in that capacity under each circumstance that is covered by the Career Transition Plan are listed in the tables below.

Potential Payments and Benefits Upon a Termination of Employment

by Reason of a Reduction in Force, Job Elimination,

or a Mutually Agreed Upon Resignation(1)

Name	Salary Continuation ($)	Annual Cash Incentive ($)	Medical, Dental, and Life Insurance Benefits ($)	Out- Placement Services ($)	Total ($)
Raymond W. McDaniel	$974,000	$1,460,000	$14,241	$40,000	$2,488,241
Linda S. Huber	568,000	613,000	42	40,000	1,221,042
Michel Madelain	507,049	534,532	—	40,000	1,081,581
Mark E. Almeida	497,000	501,000	8,480	40,000	1,046,480
John J. Goggins	468,000	375,000	14,241	40,000	897,241

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2012;

•	each NEO’s base salary was the amount as of December 31, 2012 and is continued for a period of 52 weeks; and

•	each NEO’s annual cash incentive is equal to 100% of the target amount under the annual cash incentive program.

Potential Payments and Benefits Upon a Termination of Employment

by Reason of Unsatisfactory Job Performance

(Not Constituting Cause)(1)

Name	Salary Continuation ($)	Medical, Dental, and Life Insurance Benefits ($)	Out- Placement Services ($)	Total ($)
Raymond W. McDaniel	$487,000	$7,121	$40,000	$534,121
Linda S. Huber	284,000	21	40,000	324,021
Michel Madelain	253,525	—	40,000	293,525
Mark E. Almeida	248,500	4,240	40,000	292,740
John J. Goggins	234,000	7,121	40,000	281,121

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2012; and

•	each NEO’s base salary was the amount as of December 31, 2012 and is continued for a period of 26 weeks.

Moody’s Corporation Change in Control Severance Plan

On December 14, 2010, the Board of Directors approved the adoption of the Moody’s Corporation Change in Control Severance Plan (the “CICP”). The purpose of the CICP is to offer its participants, which include the Company’s executive officers and other key employees selected by the Committee, protection in the event of a Change in Control (as defined in the CICP). The CICP has been adopted to enhance the alignment of the interests of management and stockholders by allowing executives to remain objective when facing the prospect of a sale and potential job elimination. The CICP has an initial two-year term that will automatically renew each year for an additional year, unless the Company determines not to renew the CICP beyond its then current term. Under the CICP, participants are entitled to severance benefits triggered only if a participant’s employment is terminated within 90 days prior to or two years following a change in control of the Company by the Company or its successor without Cause, or by the participant for Good Reason (both terms as defined in the CICP). Severance benefits will not be payable if a participant is terminated for Cause or voluntarily resigns without Good Reason. For the CEO, severance benefits under the CICP consist of a lump sum cash payment equal to three times the sum of his base salary and target bonus for the year of termination, plus three years of continued coverage under the Company’s medical and dental insurance plans. For other executives, including the other NEOs, the severance benefits consist of a lump sum cash payment equal to two times the sum of their base salaries and target annual incentives, plus two years of continued medical and dental coverage. Payment and retention of severance benefits under the CICP are contingent on the participant executing and not revoking a general release of claims against the Company and agreeing not to compete with the Company or solicit Company customers or employees for a period of two years following the date of the participant’s termination of employment. The CICP became effective as of December 14, 2010.

Other Potential Payments Upon Termination of Employment

The Company’s 2001 Stock Incentive Plan provides for vesting of outstanding stock options and restricted stock awards under certain circumstances as follows:

•

in the event of the death or disability of a Named Executive Officer after the first anniversary of the date of grant of a stock option, the unvested portion of such stock option will immediately vest in full and such portion may thereafter be exercised during the shorter of (a) the remaining stated term of the stock option or (b) five years after the date of death or disability;

•

in the event of the retirement of a Named Executive Officer after the first anniversary of the date of grant of a stock option, the unvested portion of such stock option will continue to vest during the shorter of (a) the remaining stated term of the stock option or (b) five years after the date of retirement;

•

in the event of a termination for any reason other than death, disability or retirement, an unexercised stock option may thereafter be exercised during the period ending 30 days after the date of termination, but only to the extent such stock option was exercisable at the time of termination;

•	in the event of the death, disability, or retirement of a Named Executive Officer after the first anniversary of the date of grant of a restricted stock award, the award will immediately vest in full;

•	in the event of termination for any reason other than death, disability or retirement, after the first anniversary of the date of grant of a restricted stock award, the award shall be forfeited;

•	in the event of a change in control of the Company, the unvested portion of all outstanding stock options and restricted stock awards vest in full;

•	in the event of the death, disability or retirement, of a Named Executive Officer, the NEO shall have such rights in his or her performance shares, if any, as may be prescribed by the award agreement;

•

in the event of a termination for any reason other than death, disability or retirement prior to the end of any applicable performance period, an NEO’s performance shares shall be forfeited, unless, subject to the 2001 Plan, the Governance and Compensation Committee, in its sole discretion, shall determine otherwise; and

•	in the event of a change in control of the Company, performance shares shall become payable in such manner as shall be set forth in the award agreement.

None of the continuing Named Executive Officers are currently eligible for retirement under the 2001 Stock Incentive Plan.

Potential Payments and Benefits Upon a Termination of

Employment Following a Change in Control of the Company(1)

Name	Salary Continuation ($)	Annual Cash Incentive ($)	Medical, Dental and Life Insurance Benefits ($)	Stock Options ($)(2)	Restricted Stock Awards ($)(2)	Performance Share Awards ($)	Total ($)
Raymond W. McDaniel	$2,922,000	$4,380,000	$59,738	$4,860,591	$0	$4,855,377	$17,077,706
Linda S. Huber	1,136,000	1,226,000	84	1,871,681	444,929	1,996,043	6,674,737
Michel Madelain	1,014,098	1,069,064	—	1,530,470	400,447	1,700,715	5,714,794
Mark E. Almeida	994,000	1,002,000	22,715	1,444,420	400,447	1,614,266	5,477,848
John J. Goggins	936,000	750,000	39,825	1,108,222	400,447	1,181,816	4,416,310

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2012;

•

for the CEO, Mr. McDaniel, that he executed a general release and two-year non-compete agreement under the CICP and received a salary lump sum payout equal to three times his base salary as of December 31, 2012, an annual cash incentive lump-sum payout equal to three times his 2010 annual target cash incentive and three years continuation of current elected coverage under the medical, dental and life insurance programs;

•

for each NEO, other than Mr. McDaniel, that he or she executed a general release and two-year non-compete agreement under the CICP and received a salary lump-sum payout equal to two times the executive’s base salary as of December 31, 2012, an annual cash incentive lump-sum payout equal to two times the executive’s 2012 annual target cash incentive, and two years continuation of current elected coverage under the medical, dental and life insurance programs;

•	the market price per share of the Company’s Common Stock on December 31, 2012 was $50.32 per share, the closing price of the Common Stock on that date; and

•	performance shares paid at target.

(2)	Value reflects benefit received upon Change in Control regardless of whether the executive’s employment is terminated.

Potential Payments and Benefits Upon a Termination of

Employment by Reason of Death, Disability or Retirement(1)

Name	Stock Options ($)	Restricted Stock Awards ($)	Performance Share Awards ($)	Total ($)
Raymond W. McDaniel	$3,855,767	$0	$1,542,643	$5,398,410
Linda S. Huber	1,517,056	444,929	732,760	2,694,745
Michel Madelain	1,216,045	400,447	603,639	2,220,131
Mark E. Almeida	1,144,831	400,447	571,031	2,116,309
John J. Goggins	898,297	400,447	433,893	1,732,637

(1)	For purposes of this analysis, the following assumptions were used:

•	the date of termination of employment was December 31, 2012;

•	the market price per share of the Company’s Common Stock on December 31, 2012 was $50.32 per share, the closing price of the Common Stock on that date; and

•	performance shares paid at target.

OTHER BUSINESS

The Board of Directors knows of no business other than the matters set forth herein that will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting, and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Stockholder proposals which are being submitted for inclusion in the Company’s proxy statement and form of proxy for the 2014 annual meeting of stockholders must be received by the Company at its principal executive offices no later than 5:30 p.m. EST on November 6, 2013. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.

Under the Company’s By-Laws, notices of matters which are being submitted other than for inclusion in the Company’s proxy statement and form of proxy for the 2014 annual meeting of stockholders must be received by the Corporate Secretary of the Company at its principal executive offices no earlier than January 16, 2014 and no later than February 5, 2014. Such matters when submitted must be in full compliance with applicable law and the Company’s By-Laws. If we do not receive notice of a matter by January 20, 2014, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the meeting.

March 6, 2013

Appendix A

AMENDED AND RESTATED 2001 MOODY’S CORPORATION

KEY EMPLOYEES’ STOCK INCENTIVE PLAN

(as amended, December 11, 2012)

1. Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in securing and retaining key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Affiliate: Any entity (i) 20% or more of the voting equity of which is owned or controlled directly or indirectly by the Company, or (ii) that had been a business, division or subsidiary of the Company, the equity of which has been distributed to the Company’s stockholders, even if the Company thereafter owns less than 20% of the voting equity.

(c) Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d) Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e) Board: The Board of Directors of the Company.

(f) Cause: With respect to a Participant: (1) willful malfeasance, willful misconduct, or gross negligence by the Participant in connection with his or her employment, (2) continuing failure to perform such duties as are requested by any employee to whom the Participant reports or the Board, (3) failure by the Participant to observe material policies of his or her employer applicable to the Participant (including, without limitation, the Code of Business Conduct), or (4) the conviction of, or plea of guilty or nolo contendere by, the Participant to (i) any felony or (ii) any misdemeanor involving moral turpitude. The determination of whether a termination or other separation from employment is for Cause shall be made by the Committee, in its sole and absolute discretion, and such determination shall be conclusive and binding on the affected Participant.

(g) Change in Control: The occurrence of a change in ownership of Moody’s Corporation, a change in the effective control of Moody’s Corporation, or a change in the ownership of a substantial portion of the assets of Moody’s Corporation. For this purpose, a change in the ownership of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group (as determined pursuant to the regulations under Section 409A), acquires ownership of stock of Moody’s Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Moody’s Corporation. A change in effective control of Moody’s Corporation occurs on either of the following dates: (1) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody’s Corporation possessing 50 percent or more of the total voting power of the stock of Moody’s Corporation, or (2) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. A change in the ownership of a substantial portion of the assets of Moody’s

Corporation occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Moody’s Corporation that have a total gross fair market value (as determined pursuant to the regulations under Section 409A) equal to or more than 40 percent of the total gross fair market value of all of the assets of Moody’s Corporation immediately before such acquisition or acquisitions.

(h) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i) Committee: The Governance and Compensation Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Committee hereunder.

(j) Company: Moody’s Corporation, a Delaware corporation.

(k) Disability: Inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment, which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination of whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

(l) Effective Date: The date on which the Plan takes effect, as set forth in Section 19 of the Plan.

(m) Fair Market Value: On a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealers Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

(n) Good Reason: Without the Participant’s consent: (1) a material reduction in the position or responsibilities of the Participant; (2) a material reduction in the Participant’s base salary; or (3) a relocation of the Participant’s primary work location to a distance of more than fifty (50) miles from its location as of the date of a Change in Control.

(o) ISO: An Option that is also an incentive stock option granted pursuant to Section 7(d) of the Plan.

(p) LSAR: A limited stock appreciation right granted pursuant to Section 8(d) of the Plan.

(q) Option: A stock option granted pursuant to Section 7 of the Plan.

(r) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 7(a) of the Plan.

(s) Other Stock-Based Awards: Awards granted pursuant to Section 9 of the Plan including, without limitation, Restricted Stock, Restricted Stock Units and Performance Shares.

(t) Participant: An individual who is selected by the Committee to participate in the Plan pursuant to Section 5 of the Plan.

(u) Performance-Based Awards: Other Stock-Based Awards granted pursuant to Section 9(b) of the Plan.

(v) Performance Shares: An Award representing a right to acquire Shares at a future date conditioned on the achievement of performance goals, granted pursuant to Section 9 of the Plan.

(w) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(x) Plan: The Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan, as amended.

(y) Post-Retirement Exercise Period: As such term is defined in Section 7(f) of the Plan.

(z) Restricted Stock: Restricted stock granted pursuant to Section 9 of the Plan.

(aa) Restricted Stock Unit: A restricted stock unit representing a right to acquire a fixed number of Shares at a future date, granted pursuant to Section 9 of the Plan.

(bb) Retirement: Termination of employment with the Company or an Affiliate after such Participant has both attained age 55 and had five or more consecutive years of service with the Company or an Affiliate through and ending with the date of such Participant’s voluntary termination of employment, or, with the prior written consent of the Committee that such termination be treated as a Retirement hereunder, termination of employment under other circumstances.

(cc) Shares: Shares of common stock, par value $0.01 per Share, of the Company.

(dd) Special Exercise Period: As such term is defined in Section 7(f) of the Plan.

(ee) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 8 of the Plan.

(ff) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(gg) Termination of Employment: A Participant’s termination of employment with the Company or an Affiliate, as the case may be.

3. Shares Subject to the Plan

The maximum number of Shares that may be issued with respect to Awards granted under the Plan shall be 50,600,000 (subject to adjustment in accordance with the provisions of Section 10 hereof), whether pursuant to ISOs or otherwise. Of that number, not more than 14,000,000 Shares (subject to adjustment in accordance with the provisions of Section 10 hereof) will be available from and after the Effective Date for grants under the Plan of unrestricted Shares, Restricted Stock, Restricted Stock Units, Performance Shares or any Other Stock-Based Awards pursuant to Section 9 hereof. The maximum number of Shares with respect to which Awards of any and all types may be granted during a calendar year to any Participant shall be limited, in the aggregate, to 800,000 (subject to adjustment in accordance with the provisions of Section 10 hereof). The Shares may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. For purposes of Section 3, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares which are subject to Awards which terminate, expire, are forfeited or lapse, and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan and may be utilized again with respect to Awards granted under the Plan.

4. Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto); provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, administrative error or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the grant, exercise, vesting or settlement of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value on the date of the exercise, vesting or settlement (as applicable) of an Award sufficient to satisfy the applicable withholding taxes. In addition, with the approval of the Committee, a Participant may satisfy any additional tax that the Participant elects to have the Company withhold by delivering to the Company or its designated representative Shares already owned by the Participant or, in the case of Shares acquired through an employee benefit plan, Shares held by the Participant for more than six months. If the chief executive officer of the Company is a member of the Board, the Board by specific resolution may constitute such chief executive officer as a committee of one which shall have the authority to grant Awards of up to an aggregate of 200,000 Shares (subject to adjustment in accordance with the provisions of Section 10 hereof) in each calendar year to Participants who are not subject to the rules promulgated under Section 16 of the Act (or any successor section thereto) or “covered employees” as defined in Section 162(m) of the Code; provided, however, that such chief executive officer shall notify the Committee of any such grants made pursuant to this Section 4.

5. Eligibility

Key employees (but not members of the Committee or any person who serves only as a director) of the Company and its Affiliates, who are from time to time responsible for the management, growth and protection of the business of the Company and its Affiliates, and consultants to the Company and its Affiliates, are eligible to be granted Awards under the Plan. Participants shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of Shares to be covered by the Awards granted to each Participant.

6. Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

7. Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified, incentive or other stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 7 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, provided, that such shares of Common Stock have been held by the Participant for no less than six months, (iii) partly in cash and partly in such Shares, (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased, or (v) through such other means as shall be prescribed in the Award agreement. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the occurrence of the exercise date (determined as set forth above) and, if applicable, the satisfaction of any other conditions imposed by the Committee pursuant to the Plan.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). Unless otherwise permitted under Section 422 of the Code (or any successor section thereto), no ISO may be granted to any Participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. Notwithstanding Section 5 hereof, ISOs may be granted solely to employees of the Company and its Subsidiaries.

(e) Exercisability Upon Termination of Employment by Death or Disability. Upon a Termination of Employment by reason of death or Disability, in either case after the first anniversary of the date of grant of an Option, (i) the unexercised portion of such Option shall immediately vest in full and (ii) such portion may thereafter be exercised during the shorter of (A) the remaining stated term of the Option or (B) five years after the date of death or Disability.

(f) Exercisability Upon Termination of Employment by Retirement. Upon a Termination of Employment by reason of Retirement after the first anniversary of the date of grant of an Option, an unexercised Option may thereafter be exercised during the shorter of (i) the remaining stated term of the Option or (ii) five years after the date of such Termination of Employment (the “Post-Retirement Exercise Period”), but only to the extent to which such Option was exercisable at the time of such Termination of Employment or becomes exercisable during the Post-Retirement Exercise Period as if such Participant were still employed by the Company or an

Affiliate; provided, however, that if a Participant dies within a period of five years after such Termination of Employment, an unexercised Option may thereafter be exercised, during the shorter of (i) the remaining stated term of the Option or (ii) the period that is the longer of (A) five years after the date of such Termination of Employment or (B) one year after the date of death (the “Special Exercise Period”), but only to the extent to which such Option was exercisable at the time of such Termination of Employment or becomes exercisable during the Special Exercise Period.

(g) Effect of Other Termination of Employment. Upon a Termination of Employment for any reason (other than death, Disability or Retirement after the first anniversary of the date of grant of an Option as described above), an unexercised Option may thereafter be exercised during the period ending 30 days after the date of such Termination of Employment, but only to the extent to which such Option was exercisable at the time of such Termination of Employment. Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Employment, accelerate the vesting of unvested Options held by a Participant if such Participant’s Termination of Employment is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company.

(h) Nontransferability of Stock Options. Except as otherwise provided in Section 18 relating to designation of beneficiaries or in this Section 7(h), an Option shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution, and during the lifetime of a Participant an Option shall be exercisable only by the Participant. An Option exercisable after the death of a Participant or a transferee pursuant to the following sentence may be exercised by the designated beneficiary, legatees, personal representatives or distributees of the Participant or such transferee. The Committee may, in its discretion, authorize all or a portion of the Options previously granted or to be granted to a Participant, other than ISOs, to be on terms which permit irrevocable transfer for no consideration by such Participant to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of the Participant, any trust in which these persons have more than 50% of the beneficial interest, any foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests (“Eligible Transferees”), provided that (i) the stock option agreement pursuant to which such Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section and (ii) subsequent transfers of transferred Options shall be prohibited except those in accordance with the first sentence of this Section 7(h). The Committee may, in its discretion, amend the definition of Eligible Transferees to conform to the coverage rules of Form S-8 under the Securities Act of 1933 or any comparable Form from time to time in effect. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of Termination of Employment of Sections 7(e), 7(f) and 7(g) hereof shall continue to be applied with respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified, in Sections 7(e), 7(f) and 7(g). The Committee may delegate to a committee consisting of employees of the Company the authority to authorize transfers, establish terms and conditions upon which transfers may be made and establish classes of Options eligible to transfer Options, as well as to make other determinations with respect to Option transfers.

8. Terms and Conditions of Stock Appreciation Rights

(a) Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same Shares covered by an Option (or such lesser number of Shares as the Committee may determine), and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 8 (or such additional limitations as may be included in an Award agreement).

(b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant to exercise the Stock Appreciation Right in whole or in part and, upon such exercise, to receive from the Company an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the portion of the Stock Appreciation Right so exercised. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash, valued at such Fair Market Value, all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to a Stock Appreciation Right until the occurrence of the exercise date, the issuance of Shares pursuant to such exercise and, if applicable, the satisfaction of any other conditions imposed by the Committee pursuant to the Plan.

(c) Exercisability. Stock Appreciation Rights granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

(d) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

(e) Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

9. Other Stock-Based Awards

(a) Generally. The Committee, in its sole discretion, may grant Awards of unrestricted Shares, Restricted Stock, Restricted Stock Units and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (collectively, “Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made; the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof). Notwithstanding anything herein to the contrary, the grant, issuance, retention, vesting and/or settlement of Shares under any Other Stock-Based Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of Shares under any Other Stock-Based Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro rata vesting over such period, except that the Committee may provide for the satisfaction and/or lapse of all conditions under any such Other Stock-Based Award in the event of the Participant’s death, Disability or Retirement or in connection with a Change in Control, and the Committee may provide that any such restriction or limitation will not apply in the case of an Other Stock-Based Award that is issued in payment or settlement of compensation that has been earned by the Participant.

(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of one or more pre-established, objective performance goals established in writing by the Committee, for a performance period established by the Committee, (i) at a time when the outcome for that performance period is substantially uncertain and (ii) not later than 90 days after the commencement of the performance period to which the performance goal relates, but in no event after 25% of the relevant performance period has elapsed. The performance goals shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment before or after the cost of capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xix) return on assets; (xx) accuracy, stability, quality or performance of ratings; and (xxi) customer or investor satisfaction or value survey results. To the extent consistent with Section 162(m) of the Code, if so determined by the Committee at the time the applicable performance goal is adopted, the Committee may appropriately adjust any evaluation of performance under the performance goal to (A) eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company or any Affiliate. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, units, minority investments, partnerships, joint ventures, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. The maximum amount payable pursuant to Performance-Based Awards denominated in cash granted to any one Participant with respect to one fiscal year of the Company shall be $5,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect prior to the commencement of the relevant services or, if the Performance-Based Award constitutes performance-based compensation within the meaning of Section 409A(a)(4)(B)(iii) of the Code and is based on services performed over a period of at least 12 months, at any time but no later than six months before the end of the applicable performance period, to defer payment of a Performance-Based Award until a fixed date or the date of Participant’s separation from service with the Company and its Affiliates (or six months following such separation if required by Section 409A of the Code), as specified in the election to defer.

(c) Terms and Conditions of Restricted Stock and Restricted Stock Units.

(i) Grant. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an agreement in form approved by the Committee. The vesting of a Restricted Stock Award or Restricted Stock Unit granted under the Plan may be conditioned upon the completion of a specified period of employment with the Company or an Affiliate, upon attainment of specified performance goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

(ii) Receipt of Restricted Stock. As soon as practicable after an Award of Restricted Stock has been made to a Participant, there shall be registered in the name of such Participant or of a nominee the number of Shares of Restricted Stock so awarded. Except as provided in the applicable agreement, no Shares of Restricted Stock may be assigned, transferred or otherwise encumbered or disposed of by the Participant until such Shares have vested in accordance with the terms of such agreement. If and to the extent that the applicable agreement so provides, a Participant shall have the right to vote and receive dividends on the Shares of Restricted Stock granted to him or her under the Plan. Unless otherwise provided in the applicable agreement, any Shares received as a dividend on Restricted Stock or in connection with a stock split of the Shares of Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

(iii) Payments Pursuant to Restricted Stock Units. Restricted Stock Units may not be assigned, transferred or otherwise encumbered or disposed of by the Participant until such Restricted Stock Units have vested in accordance with the terms of the applicable agreement. Upon the vesting of the Restricted Stock Units (unless a deferral election as described in the following sentence has been made), certificates for Shares shall be delivered to the Participant or his legal representative on the last business day of the calendar quarter in which such vesting event occurs or as soon thereafter as practicable, in a number equal to the Shares covered by the Restricted Stock Units. A Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect prior to the grant of the Restricted Stock Unit and the commencement of the relevant services or, if the Restricted Stock Unit constitutes performance-based compensation within the meaning of Section 409A(a)(4)(B)(iii) of the Code and is based on services performed over a period of at least 12 months, at any time but no later than six months before the end of the applicable performance period, to defer receipt of his certificates beyond the vesting date until a fixed date or the date of the Participant’s separation from service with the Company and its Affiliates (or six months following such separation from service if required by Section 409A of the Code), as specified in the election to defer.

(iv) Effect of Termination of Employment or Death. Upon a Termination of Employment by reason of death, Disability or Retirement, in each case after the first anniversary of the date of the Award of Restricted Stock or Restricted Stock Units, the Restricted Stock or Restricted Stock Units shall immediately vest in full and all restrictions on such Awards shall terminate. Upon a Termination of Employment for any reason other than death, Disability or Retirement after the first anniversary of the date of the Award of Restricted Stock or Restricted Stock Units, a Participant’s unvested Restricted Stock and Restricted Stock Units shall be forfeited. Notwithstanding the foregoing, subject to Section 9(a), the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Employment, accelerate the vesting of unvested Restricted Stock or Restricted Stock Units held by the Participant if such Participant’s Termination of Employment is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company.

(d) Terms and Conditions of Performance Shares.

(i) Grant. Each grant of Performance Shares shall be evidenced by an agreement providing for the payment of Shares conditioned upon attainment of specified performance goals, in form approved by the Committee, and may be subject to the provisions applicable to Performance-Based Awards as set forth in Section 9(b) of the Plan.

(ii) Payments Pursuant to Performance Shares. Performance Shares may not be assigned, transferred or otherwise encumbered or disposed of by the Participant until the Committee has certified the extent to which the applicable performance goals have been met and certified the number of Shares to be paid. The number of Shares so certified shall be delivered to the Participant or his legal representative at such time after the end of the performance period as shall be prescribed by the Committee in the Award agreement.

(iii) Effect of Termination of Employment. Upon a Termination of Employment by reason of death, Disability or Retirement, a Participant shall have such rights in his or her Performance Shares, if any, as may be prescribed by the Award agreement. Upon a Termination of Employment for any reason other than death, Disability or Retirement prior to the end of any applicable performance period, a Participant’s Performance Shares shall be forfeited, unless, subject to Section 9(a), the Committee, in its sole discretion, shall determine otherwise.

10. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of Shares or other corporate exchange or similar transaction, or any distribution to stockholders of Shares other than regular cash dividends, the Committee shall adjust the following to the extent necessary to achieve an equitable result: (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price, and/or (iii) any other affected terms of such Awards.

(b) Change in Control. Awards granted prior to January 1, 2013 shall be subject to the terms of Section 10(b) of the Plan as in effect on December 31, 2012. For Awards granted on or after January 1, 2013, unless otherwise determined by the Committee through an Award agreement or otherwise, if a Participant’s employment is terminated without Cause or by the Participant for Good Reason, in either case within the ninety (90) day period preceding or the two (2) year period following a Change in Control, the following shall occur: (i) each outstanding Option and Stock Appreciation Right shall become immediately vested and exercisable; (ii) restrictions on Awards of Restricted Stock and Restricted Stock Units that are not Performance-Based Awards shall lapse; and (iii) Other Stock-Based Awards not described in clause (ii) shall become payable in such manner as shall be set forth in the Award agreement. Notwithstanding the foregoing, if the acquiror or successor refuses to assume an Award or substitute an Award of equivalent value (as determined by the Committee in its discretion) in connection with a Change in Control, (A) each Option and Stock Appreciation Right shall become immediately vested and exercisable; provided, however, that if such Awards are not exercised prior to the date of the consummation of the Change in Control, the Committee, in its sole discretion and without liability to any person, may provide for (x) the payment of a cash amount in exchange for the cancellation of such Award and/or (y) the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards (previously granted hereunder) as of the date of the consummation of the Change in Control; (B) restrictions on Awards of Restricted Stock and Restricted Stock Units that are not Performance-Based Awards shall lapse; and (C) Other Stock-Based Awards not described in clause (B) shall become payable in such manner as shall be set forth in the Award agreement.

11. No Repricing

Notwithstanding anything in the Plan to the contrary, no Option or Stock Appreciation Right outstanding under the Plan may be repriced, regranted through cancellation, including cancellation in exchange for cash or other Awards, or otherwise amended to reduce the Option Price or exercise price applicable thereto (other than with respect to adjustments made in connection with a transaction or other change in the Company’s capitalization as described in Section 10) without the approval of the stockholders of the Company.

12. No Right to Employment

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment of such Participant.

13. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

14. Nontransferability of Awards

Except as provided in Section 18 relating to designation of beneficiaries or in Section 7(h) of the Plan, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. During the lifetime of a Participant, an Award shall be exercisable only by such Participant. An Award exercisable after the death of a Participant may be exercised by the designated beneficiary, the legatees, personal representatives or distributees of the Participant. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive this Section 14 or any part thereof (except with respect to ISOs) to the extent that this Section 14 or any part thereof is not required under the rules promulgated under any law, rule or regulation applicable to the Company.

15. Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which, (a) without the approval of the stockholders of the Company, would (except as is provided in Section 10 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, neither the Committee nor the Board may amend, alter or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change in Control.

16. International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code (or any successor section thereto), the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

17. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

18. Designation of Beneficiaries

A Participant may file with the Company a written designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any Option, Stock Appreciation Right, unrestricted Shares, Restricted Stock, Restricted Stock Units, Performance Shares or other Award, the Committee may determine to recognize only the legal representative of such Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

19. Effectiveness of the Plan

The Plan, as amended and restated, shall be effective as of December 11, 2012.

Appendix B

AMENDED AND RESTATED

1998 MOODY’S CORPORATION

NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

(Adopted September 8, 2000; Amended and Restated as of December 11, 2012)

1. Purpose of the Plan

The purpose of the Plan is to aid the Company in attracting, retaining and compensating non-employee directors and to enable them to increase their ownership of Shares. The Plan will be beneficial to the Company and its stockholders since it will allow non-employee directors of the Board to have a greater personal financial stake in the Company through the ownership of Shares, in addition to underscoring their common interest with stockholders in increasing the value of the Shares on a long-term basis.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Award: An Option, Share of Restricted Stock or Performance Share granted pursuant to the Plan.

(c)	Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(d)	Board: The Board of Directors of the Company.

(e)	Change in Control: The occurrence of a change in ownership of Moody’s Corporation, a change in the effective control of Moody’s Corporation, or a change in the ownership of a substantial portion of the assets of Moody’s Corporation. For this purpose, a change in the ownership of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group (as determined pursuant to the regulations under Section 409A), acquires ownership of stock of Moody’s Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Moody’s Corporation. A change in effective control of Moody’s Corporation occurs on either of the following dates: (1) the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Moody’s Corporation possessing 50 percent or more of the total voting power of the stock of Moody’s Corporation, or (2) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. A change in the ownership of a substantial portion of the assets of Moody’s Corporation occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Moody’s Corporation that have a total gross fair market value (as determined pursuant to the regulations under Section 409A) equal to or more than 40 percent of the total gross fair market value of all of the assets of Moody’s Corporation immediately before such acquisition or acquisitions.

(f)	Code: The Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

(g)	Committee: The Governance and Compensation Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Committee hereunder.

(h)	Company: Moody’s Corporation.

(i)	Disability: Inability to continue to serve as a non-employee director due to a medically determinable physical or mental impairment which constitutes a permanent and total disability, as determined by the Committee (excluding any member thereof whose own Disability is at issue in a given case) based upon such evidence as it deems necessary and appropriate.

(j)	Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 14 of the Plan.

(k)	Fair Market Value: On a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the National Association of Securities Dealers Automated Quotation System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

(l)	Option: A stock option granted pursuant to Section 6 of the Plan.

(m)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(b) of the Plan.

(n)	Participant: Any director of the Company who is not an employee of the Company or any Subsidiary of the Company as of the date that an Award is granted.

(o)	Performance Period: The calendar year or such other period of at least 12 consecutive months as shall be designated by the Committee from time to time.

(p)	Performance Share: A periodic bonus award, payable in unrestricted Shares, granted pursuant to Section 8(a) of the Plan.

(q)	Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(r)	Plan: The 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan, as amended and restated.

(s)	Restricted Stock: A Share of restricted stock granted pursuant to Section 7 of the Plan.

(t)	Retirement: Termination of service with the Company after such Participant has attained age 70, regardless of the length of such Participant’s service; or, with the prior written consent of the Committee (excluding any member thereof whose own Retirement is at issue in a given case), termination of service at an earlier age after the Participant has completed six or more years of service with the Company.

(u)	Section 409A: Section 409A of the Code and applicable guidance issued thereunder.

(v)	Service Period: The period of time designated by the Committee from time to time during which services must be rendered and at the end of which Restricted Stock grants shall vest.

(w)	Shares: Shares of common stock, par value $0.01 per share, of the Company.

(x)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(y)	Termination of Service: A Participant’s “separation from service” with the Company as determined pursuant to Section 409A.

3. Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 1,700,000 (subject to adjustment in accordance with the provisions of Section 9 hereof). The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Awards shall reduce the total number of Shares available under the Plan. Shares which are subject to Awards which terminate or lapse may be granted again under the Plan.

4. Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto); provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

5. Eligibility/Annual Limitation on Grants

All Participants shall be eligible to participate under this Plan. In no event shall the number of Shares subject to Awards granted to any Participant in a calendar year exceed 20,000 Shares.

6. Terms and Conditions of Options

Options granted under the Plan shall be non-qualified stock options for federal income tax purposes, as evidenced by the related Option agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Grants. A Participant may receive, on such dates as determined by the Committee in its sole discretion, grants consisting of such number of Options as determined by the Committee in its sole discretion.

(b) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(c) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(d) Exercise of Options. Except as otherwise provided in the Plan or in a related Option agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash, (ii) in Shares, having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and partly in such Shares, or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the occurrence of the exercise date (determined as set forth above) and, if applicable, the satisfaction of any other conditions imposed by the Committee pursuant to the Plan.

(e) Exercisability Upon Termination of Service by Death. Upon a Termination of Service by reason of death after the first anniversary of the date on which an Option is granted, the unexercised portion of such Option shall immediately vest in full and may thereafter be exercised during the shorter of the remaining term of the Option or five years after the date of death.

(f) Exercisability Upon Termination of Service by Disability or Retirement. Upon a Termination of Service by reason of Disability or Retirement after the first anniversary of the date on which an Option is granted, the unexercised portion of such Option may thereafter be exercised during the shorter of the remaining term of the Option or five years after the date of such Termination of Service; provided, however, that if a Participant dies within a period of five years after such Termination of Service, the unexercised portion of the Option shall immediately vest in full and may thereafter be exercised, during the shorter of the remaining term of the Option or the period that is the longer of five years after the date of such Termination of Service or one year after the date of death.

(g) Effect of Other Termination of Service. Upon a Termination of Service by reason of Disability or Retirement prior to the first anniversary of the date on which an Option is granted (as described above), then, a pro rata portion of such Option shall immediately vest in full and may be exercised thereafter, during the shorter of (A) the remaining term of such Option or (B) five years after the date of such Termination of Service, for a prorated number of Shares (rounded down to the nearest whole number of Shares), equal to (i) the number of Shares subject to such Option multiplied by (ii) a fraction the numerator of which is the number of days the Participant served on the Board subsequent to the date on which such Option was granted and the denominator of which is 365. The portion of such Option which is not so exercisable shall terminate as of the date of Disability or Retirement. Upon a Termination of Service for any other reason prior to the first anniversary of the date on which an Option is granted, such Option shall thereupon terminate. Upon a Termination of Service for any reason other than death, Disability or Retirement after the first anniversary of the date on which an Option is granted, the unexercised portion of such Option shall thereupon terminate.

(h) Nontransferability of Stock Options. Except as otherwise provided in this Section 6(h), an Option shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of an optionee an Option shall be exercisable only by the optionee. An Option exercisable after the death of an optionee or a transferee pursuant to the following sentence may be exercised by the legatees, personal representatives or distributees of the optionee or such transferee. The Committee may, in its discretion, authorize all or a portion of the Options previously granted or to be granted to an optionee to be on terms which permit irrevocable transfer for no consideration by such optionee to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of the optionee, trusts for the exclusive benefit of these persons, and any other entity owned solely by these persons (“Eligible Transferees”), provided that (x) the stock option agreement pursuant to which such Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section and (y) subsequent transfers of transferred Options shall be prohibited except those in accordance with the first sentence of this Section 6(h). The Committee may, in its discretion, amend the definition of Eligible Transferees to conform to the coverage rules of Form S-8 under the Securities Act of 1933 or any comparable Form from time to time in effect. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of Termination of Service of Sections 6(e), 6(f) and 6(g) hereof shall continue to be applied with respect to the original optionee, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified, in Sections 6(e), 6(f) and 6(g). The Committee may delegate to a committee consisting of employees of the Company the authority to authorize transfers, establish terms and conditions upon which transfers may be made and establish classes of Options eligible to transfer Options, as well as to make other determinations with respect to Option transfers.

7. Terms and Conditions of Restricted Stock

Restricted Stock granted under the Plan shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Grants. A Participant may receive, on such dates as determined by the Committee in its sole discretion, grants consisting of such amounts of Restricted Stock as determined by the Committee in its sole discretion.

(b) Restrictions. Restricted Stock granted under the Plan may not be sold, transferred, pledged, assigned or otherwise disposed of under any circumstances; provided, however, that the foregoing restrictions shall lapse at such time and upon such terms and conditions as may be specified by the Committee in the related Award agreement(s).

(c) Vesting. Any grant of Restricted Stock under the Plan shall be subject to a minimum one-year vesting requirement.

(d) Forfeiture of Grants. Except to the extent otherwise specified by the Committee in a related Award agreement(s), all Shares of Restricted Stock as to which restrictions have not previously lapsed pursuant to Section 7(b) of the Plan shall be forfeited upon a Participant’s Termination of Service for any reason (including, without limitation, by reason of death, Disability or Retirement).

(e) Other Provisions. During the period prior to the date on which the foregoing restrictions lapse, Shares of Restricted Stock shall be registered in the Participant’s name and such Participant shall have voting rights and receive dividends with respect to such Restricted Stock.

(f) Authorization for Committee to Permit Deferral. Notwithstanding anything in this Section 7 to the contrary, a Participant may, if and to the extent permitted by the Committee, elect to defer receipt of any Restricted Stock granted under the Plan; provided, however, that any such election must be made and become irrevocable not later than the close of the calendar year next preceding the year in which the Service Period commences; and further provided, that any Restricted Stock for which a deferral election has been made shall be distributed to the Participant, to the extent vested, as soon as administratively practicable following such Participant’s Termination of Service, but in no event later than the later of (i) the end of the calendar year in which such Termination of Service occurs or (ii) 2 1/2 months after such Termination of Service occurs. Any and all Restricted Stock for which a deferral election is made shall be contributed to a grantor “rabbi” trust established by the Company prior to the date on which the restrictions on such Restricted Stock lapse, which trust shall be administered by an independent trustee; provided, however, that distributions of Restricted Stock by such a trust to a Participant following the Participant’s Termination of Service will satisfy the Company’s obligations to the Participant with respect to Restricted Stock awarded under this Plan to the extent of such distributions.

8. Terms and Conditions of Performance Shares

(a) Establishment of Annual Performance Target Levels and Number of Performance Shares. Prior to the commencement of a given Performance Period, the Committee shall establish organizational or individual performance criteria within the meaning of Section 409A relating to such Performance Period (“Performance Goals”). The Committee shall also establish the number of Performance Shares that would be payable to Participants upon the attainment of various Performance Goals during such Performance Period.

(b) Payment in Unrestricted Shares. As soon as practicable following a given Performance Period, but in no event later than 30 days after the end of such Performance Period, Participants shall receive unrestricted Shares equal to the number of Performance Shares earned by such Participant during such Performance Period. A Participant who did not serve on the Board during an entire Performance Period shall receive a prorated number of Shares (rounded down to the nearest whole number of Shares) based upon (i) the number of days during the Performance Period during which such Participant served on the Board and (ii) the actual performance results.

(c) Authorization for Committee to Permit Deferral. Notwithstanding Section 8(b) of the Plan, a Participant may, if and to the extent permitted by the Committee, elect to defer payment of any unrestricted Shares payable as a result of any Performance Shares earned by such Participant; provided, however, that any such election must be made and become irrevocable (i) on or before the date that is six months before the end of the Performance Period, provided that the Participant performs services continuously from the later of the beginning of the Performance Period or the date the Performance Goals are established through the date an election is made pursuant to this Section 8(c), and (ii) in accordance with such terms and conditions as are established by the Committee in its sole discretion. Any and all Shares earned pursuant to Section 8(b) and the receipt of which is deferred by election pursuant to this Section 8(c) shall be distributed to the Participant as soon as administratively practicable following Participant’s Termination of Service, but in no event later than the later of the end of the calendar year in which such Termination of Service occurs or 2 1/2 months after such Termination of Service occurs.

(d) Vesting. Any grant of Performance Shares under the Plan shall be subject to a minimum one-year vesting requirement.

9. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or similar transaction, or any distribution to stockholders of Shares other than regular cash dividends, the Committee shall adjust the following to the extent necessary to achieve an equitable result: (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price, and/or (iii) any other affected terms of such Awards.

(b) Change in Control. Upon the occurrence of a Change in Control, (i) all restrictions on Shares of Restricted Stock shall lapse, (ii) each Participant shall receive the target number of Performance Shares for the Performance Period in which the Change in Control occurs (or, if no target number has been established for such Performance Period, the target number for the immediately preceding Performance Period shall be used), and (iii) all Stock Options shall vest and become exercisable.

10. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

11. Amendments or Termination

The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of any Participant under any Award theretofore granted without such Participant’s consent.

12. Nontransferability of Awards

Except as provided in Section 6(h) of the Plan, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. During the lifetime of a Participant, an Award shall be exercisable only by such Participant. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive this Section 12 (or any part thereof) to the extent that this Section 12 (or any part thereof) is not required under the rules promulgated under any law, rule or regulation applicable to the Company.

13. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

14. Effectiveness of the Plan

The amendment and restatement of the Plan shall be effective as of December 11, 2012.

15. Section 409A

The Plan is intended to comply with the provisions of Section 409A in order to avoid taxation of amounts deferred hereunder before such amounts are distributed from the Plan, and the Plan will be interpreted accordingly.

Appendix C

PROPOSED AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

SEVENTH: (1) The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. ~~The~~Commencing with the annual meeting of stockholders held in 2014, directors ~~shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the succeeding annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each~~ shall be elected annually by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of stockholders ~~following 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting.~~, provided however, that any director elected or appointed prior to the 2014 annual meeting of stockholders shall complete the term to which such director has been elected or appointed. The term for each director elected at the 2011 annual meeting of stockholders shall expire at the 2014 annual meeting of stockholders, the term for each director elected at the 2012 annual meeting of stockholders shall expire at the 2015 annual meeting of stockholders, and the term for each director elected at the 2013 annual meeting of stockholders shall expire at the 2016 annual meeting of stockholders. The division of directors into classes shall terminate at the 2016 annual meeting of stockholders. ~~If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but~~ In~~in~~ no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office ~~until the annual meeting for the year in which his term expires and~~ until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80 percent of the voting power of all shares of the corporation entitled to vote generally in the election of directors voting as a single class. Any director elected to fill a newly created directorship that results from an increase in the number of directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders, and a~~A~~ny director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Directors serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class may be removed only for cause, and all other directors may be removed either for or without cause, and ~~only by~~the removal of any director, whether for or without cause, requires the affirmative vote of at least 80 percent in voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class.

(2) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock or Series Common Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock or Series Common Stock) expressly applicable to such directorships~~thereto, and such directors so elected shall not be divided into classes pursuant to this Article Seventh unless expressly provided by such terms~~.

C-1

ANNUAL MEETING OF STOCKHOLDERS OF

MOODY’S CORPORATION

April 16, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=26180

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i      Please detach along perforated line and mail in the envelope provided.      i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. WHERE A CHOICE IS NOT SPECIFIED, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.		1.	ELECTION OF THREE CLASS III DIRECTORS OF THE COMPANY:
			BASIL L. ANDERSON	☐	☐	☐
			DARRELL DUFFIE, PH.D.	☐	☐	☐
			RAYMOND W. MCDANIEL, JR.	☐	☐	☐
		2.	APPROVAL OF THE AMENDED AND RESTATED 2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN.	☐	☐	☐
		3.	APPROVAL OF THE AMENDED AND RESTATED 1998 MOODY’S CORPORATION NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN.	☐	☐	☐
		4.	APPROVAL OF AMENDMENTS TO THE MOODY’S CORPORATION RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS.	☐	☐	☐
		5.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.	☐	☐	☐
		6.	ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR THE NOMINEES in Proposal 1 and FOR Proposals 2, 3, 4, 5 and 6.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MOODY’S CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, APRIL 16, 2013

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.PROXYVOTE.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Raymond W. McDaniel, Jr., Linda S. Huber and John J. Goggins, and each of them, as proxies, each with full power of substitution, to represent the undersigned and vote all the shares of common stock of Moody’s Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 16, 2013 at 9:30 a.m., local time, at the Company’s offices at 7 World Trade Center at 250 Greenwich Street, New York, New York 10007, and any adjournment or postponement thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting and any adjournment or postponement thereof.

This card also constitutes voting instructions to the Trustee of the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of common stock of Moody’s Corporation held by the Trustee under the plan, as described in the Proxy Statement.

(Continued and to be marked, signed and dated, on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

MOODY’S CORPORATION

April 16, 2013

PROXY VOTING INSTRUCTIONS

INTERNET – Access www.proxyvote.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=26180

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. WHERE A CHOICE IS NOT SPECIFIED, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.		1.	ELECTION OF THREE CLASS III DIRECTORS OF THE COMPANY:
			BASIL L. ANDERSON	☐	☐	☐
			DARRELL DUFFIE, PH.D.	☐	☐	☐
			RAYMOND W. MCDANIEL, JR.	☐	☐	☐
		2.	APPROVAL OF THE AMENDED AND RESTATED 2001 MOODY’S CORPORATION KEY EMPLOYEES’ STOCK INCENTIVE PLAN.	☐	☐	☐
		3.	APPROVAL OF THE AMENDED AND RESTATED 1998 MOODY’S CORPORATION NON-EMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN.	☐	☐	☐
		4.	APPROVAL OF AMENDMENTS TO THE MOODY’S CORPORATION RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS.	☐	☐	☐
		5.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.	☐	☐	☐
		6.	ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR THE NOMINEES in Proposal 1 and FOR Proposals 2, 3, 4, 5 and 6.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ADMISSION TICKET

Annual Meeting of Stockholders

April 16, 2013

9:30 a.m. EDT

7 World Trade Center

250 Greenwich Street

New York, New York 10007

To obtain directions to attend the Annual Meeting and vote in person,

please contact the Company’s Investor Relations Department by sending an e-mail to ir@moodys.com